                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant (X)
Filed by a party other than the Registrant ( )

Check the appropriate box:

(X)  Preliminary Proxy Statement      ( )  Confidential for Use of the
                                           Commission Only (as permitted)
                                           by Rule 14a-6(e) (2)

( )  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      CROWN CENTRAL PETROLEUM CORPORATION
               (Name of Registrant as Specified in its Charter)

     (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

( )  No fee required.

(X)  Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          Class A common stock, par value $5.00
          Class B common stock, par value $5.00

     2) Aggregate number of securities to which transaction applies: 7,113,101 shares (representing 2,450,868 and 4,662,233 shares of Class A and Class B common stock, respectively, to be converted into the right to receive cash consideration in the transaction)

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $9.50 per share, payable in cash pursuant to an Agreement and Plan of Merger dated April 7, 2000

     4)   Proposed maximum aggregate value of transaction: $67,574,459

     5)   Total fee paid: $ 13,514.89

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                 [LOGO OF CROWN CENTRAL PETROLEUM CORPORATION]

                      Crown Central Petroleum Corporation
                           One North Charles Street
                           Baltimore, Maryland 21201


To Our Stockholders:

     You are cordially invited to attend a Special Meeting of Stockholders of Crown Central Petroleum Corporation (the "Company") to be held at the Turf Valley Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland on ________, the ___ day of _________, 2000 at ____ o'clock in the _______, Eastern
Daylight Time.

     The purpose of the Special Meeting is to consider and vote upon a merger (the "Merger") of the Company and Rosemore Acquisition Corporation ("RAC"), an indirect wholly owned subsidiary of Rosemore, Inc., a Maryland corporation ("Rosemore"). Rosemore, through a wholly owned subsidiary, owns approximately 49% of the Company's Class A common stock and 11% of its Class B common stock. If the Merger is consummated, Rosemore will acquire all of the issued and outstanding Class A and Class B common stock held by stockholders other than Rosemore at a price of $9.50 per share. The Merger will be effected by having RAC merge with and into the Company. The Company will be the surviving corporation in the Merger and will become an indirect wholly owned subsidiary of Rosemore.

     Consummation of the Merger is subject to certain conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, receipt of approval of two-thirds of all of the votes entitled to be cast on the matter by holders of the Company's Class A and Class B common stock outstanding on [RECORD DATE], voting as a single class, and the absence of defaults under the indenture governing the Company's 10 7/8% senior notes. Rosemore has agreed to cause its wholly owned subsidiary to vote shares representing approximately 45.4% of the votes entitled to be cast in favor of the Merger and merger agreement. In addition, officers and directors of Rosemore and the Company who hold approximately 1.4% of the votes entitled to be cast have indicated that they will vote in favor of the Merger and merger agreement.

     The Merger was unanimously approved by a committee of the Company's independent directors (the "Independent Committee") and, on its recommendation, by the Company's Board of Directors. Because of my affiliation with Rosemore, I did not participate in the Crown Board's consideration of the Merger or its vote on the Merger. However, I do support the Merger. You should carefully read the accompanying letter to stockholders from the Chairman of the Independent Committee.

     The accompanying Proxy Statement provides a description of the proposed Merger and additional information (including the Company's most recent quarterly report on Form 10-Q and annual report on Form 10-K) that you may wish to consider in deciding how to vote. Please give this information your careful attention.

     Whether or not you plan to attend, it is important that your shares are represented and voted at the Special Meeting. Accordingly, please promptly complete, sign and date the enclosed proxy card and return it in the envelope provided.

                         Very truly yours,



                         Henry A. Rosenberg, Jr., Chairman of the Board, President and Chief Executive Officer

_________ ___, 2000

                 [LOGO OF CROWN CENTRAL PETROLEUM CORPORATION]

                      Crown Central Petroleum Corporation
                           One North Charles Street
                           Baltimore, Maryland 21201


To the Stockholders of Crown Central Petroleum Corporation:

     You have received, together with this letter, notice of a Special Meeting of Stockholders of Crown Central Petroleum Corporation (the "Company") to be held on __________, the ___ day of ______, 2000 at _____ o'clock in the
________, Eastern Daylight Time. The purpose of the Special Meeting is to consider and vote upon a merger (the "Merger") of the Company and Rosemore Acquisition Corporation ("RAC"), an indirect wholly owned subsidiary of Rosemore, Inc., a Maryland corporation ("Rosemore"). Rosemore owns approximately 49% of the Company's Class A common stock and 11% of the Company's Class B common stock. Pursuant to the Merger, Rosemore will acquire for a price of $9.50 per share all of the issued and outstanding Class A and Class B common stock held by stockholders other than Rosemore. The Merger will be effected by having RAC merge with and into the Company. The Company will be the surviving corporation in the Merger and will become an indirect wholly owned subsidiary of Rosemore.

     After the Company's financial advisor, Credit Suisse First Boston Corporation ("CSFB"), recommended to the Company's Board of Directors in January 2000 that it approach Rosemore to discuss whether Rosemore was interested in making an offer to acquire the Company, Mr. Henry A. Rosenberg, Jr., the Chairman of the Board of Directors of the Company and the chairman of the board of directors of Rosemore, recused himself from any further proceedings of the Board of Directors relating to the Company's consideration and evaluation of strategic alternatives. I chaired all subsequent meetings of the Board of Directors relating to its consideration and evaluation of strategic alternatives.

     The Board of Directors then gave a committee of independent members (the "Independent Committee"), of which I acted as Chairman, the responsibility to review, evaluate and, if appropriate, negotiate strategic alternatives for the Company, including a possible transaction with Rosemore, and to make a recommendation to the Board of Directors as to the course of action, if any, the Company should pursue. CSFB assisted and advised the Independent Committee in carrying out its responsibilities. CSFB has rendered its opinion to the Board of Directors that, as of the date of the opinion, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the aggregate consideration to be received by stockholders of the Company in the Merger is fair, from a financial point of view, to the stockholders of the Company other than Rosemore and its affiliates. The written opinion of CSFB, dated April 7, 2000, is attached as Exhibit B to the enclosed Proxy Statement, and you should read it carefully.

     The Independent Committee and the Board of Directors believe that the terms of the Merger and merger agreement are fair to, and in the best interests of, the Company's stockholders. The Independent Committee has unanimously recommended to the Board of Directors that the terms of the Merger and merger agreement be approved, and the Board of Directors, without the participation of Mr. Rosenberg, unanimously recommends that stockholders approve the Merger and merger agreement.

                              Very truly yours,



                              Michael F. Dacey, Chairman, Committee of the Independent Directors of the Board of Directors of Crown Central Petroleum Corporation

_________ ___, 2000

                                 (CROWN LOGO)


                      Crown Central Petroleum Corporation
                           One North Charles Street
                           Baltimore, Maryland 21201
                      -----------------------------------
                   Notice of Special Meeting of Stockholders
                              ____________, 2000
                      -----------------------------------


To the Stockholders of CROWN CENTRAL PETROLEUM CORPORATION:

     Notice is hereby given that a Special Meeting of stockholders of Crown Central Petroleum Corporation (the "Company") will be held at the Turf Valley Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland on __________, the ___ day of __________, 2000 at ______ o'clock in the ___________, Eastern
Daylight Time to consider and vote on a proposal to approve a merger and the related Agreement and Plan of Merger (the "Merger Agreement") among Rosemore, Inc. ("Rosemore"), Rosemore Acquisition Corporation ("RAC") and the Company, dated as of April 7, 2000. The Merger Agreement provides for the merger of RAC, an indirect wholly owned subsidiary of Rosemore, with and into the Company (the "Merger"). After completion of the Merger, the Company will survive as an indirect wholly owned subsidiary of Rosemore. Stockholders, other than Rosemore, will receive $9.50 in cash for each share of the Company's Class A and Class B common stock that they own.

     Details respecting these matters are set forth in the proxy statement. Only stockholders of record at the close of business on [RECORD DATE] will be entitled to notice of and to vote at the Special Meeting. Approval of the Merger and Merger Agreement requires the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter by holders of the Company's Class A and Class B common stock outstanding on [RECORD DATE], voting together as a single class. Each share of Class A common stock entitles the holder of record thereof to one vote, and each share of Class B common stock entitles the holder of record thereof to a one-tenth (1/10) vote on the Merger and Merger Agreement.

     The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING POSTAGE PAID, ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE TO THE VICE PRESIDENT-SECRETARY OF THE COMPANY AT THE ADDRESS ABOVE, BY EXECUTING AND DELIVERING A LATER DATED PROXY OR BY ATTENDING AND VOTING AT THE SPECIAL MEETING.

                                   By order of the Board of Directors,

___________________, 2000          Dolores B. Rawlings
                                   Vice President - Secretary

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                              SUMMARY TERM SHEET

     The following is a summary of the main terms of the merger. You should read this entire document and the documents to which it refers carefully for a complete description of the merger.

 .    Stockholder vote - You are being asked to approve the merger and merger agreement by which Crown will be acquired by Rosemore.

 .    Payment of $9.50 for each share of Crown - Each share of Class A and
     Class B common stock that you own will convert into the right to receive $9.50 in cash as a result of the merger. (page __)

 .    The merger is taxable - You will recognize taxable gain or loss in the amount of the difference between $9.50 and your adjusted tax basis for each share of Crown common stock that you own. (page __)

 .    Conditions - The merger is subject to Crown stockholder approval as well as other conditions. (page __)

 .    After the merger - Crown will be an indirect wholly owned subsidiary of Rosemore. (page __)

 .    Rosemore's current relationship with Crown - Rosemore, through a wholly owned subsidiary, currently owns approximately 49% of the Crown Class A common stock and approximately 11% of the Crown Class B common stock. Therefore, Rosemore currently possesses approximately 45.4% of the total voting power of the Crown common stock for purposes of the merger. Mr. Henry A. Rosenberg, Jr., the Chairman of the Board of Directors of Crown, is an affiliate, and the chairman of the board of directors, of Rosemore. (page __)

                    QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:   If the merger is completed, what will I receive for my Crown common stock?

A. You will receive $9.50 in cash for each share of Crown Class A and Class B common stock that you own.

Q:   Who is entitled to vote at the Special Meeting?

A: Holders of record of Crown Class A and Class B common stock as of the close of business on __________, 2000 are entitled to vote at the Special Meeting. Each holder of Class A common stock has one vote per share and each holder of Class B common stock has a one-tenth (1/10) vote per share on the merger and merger agreement.

Q:   How do I vote?

A: After you read this document, please complete, sign, date and mail your proxy card in the enclosed return envelope, as soon as possible, so that your shares may be represented and voted at the Special Meeting. Please sign and mail your proxy as instructed on your proxy card even if you currently plan to attend the meeting in person. Delivery of your proxy card will not in any way affect your right to attend the Special Meeting in person.

Q:   What do I do if I want to change my vote?

A: Just send in a later dated, signed proxy card to Crown's Vice President-Secretary, Ms. Dolores B. Rawlings. You may also attend the Special Meeting in person and vote, or revoke your proxy by sending a notice of revocation to Crown's Vice President-Secretary at Crown's headquarters.

Q: If my broker holds my shares in "street name," will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares by following the directions your broker provides to you. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as voting against the merger and merger agreement.

Q: If I hold shares in Crown's Employees Savings Plan and/or Employees Supplemental Savings Plan, how do I vote these shares?

A: Your shares in Crown's Savings Plans will be voted by the trustee of the Savings Plans, T. Rowe Price Associates, Inc. T. Rowe Price will contact you for instructions as to how to vote your shares in the Savings Plans.

Q:   May I attend the Special Meeting in person?

A: You may attend the Special Meeting in person if you have shares registered in your name or if you have a valid proxy in your favor from the registered holder. If the shares are registered in the name of a corporation or other organization, bring a letter from an authorized agent of that corporation or organization giving you authority to vote its shares.

Q: If I have shares registered in my name or if I have a proxy in my favor from a registered holder, what do I need to do to attend the Special Meeting in person?

A: Just bring proper photographic identification to the meeting, such as a driver's license, passport or United States military identification.

Q:   When should I send in my stock certificate(s)?

A: You will receive separate instructions for surrendering stock certificate(s) following the Special Meeting. You should not send in your stock certificate(s) until you receive these instructions.

Q:   When do you expect the merger to be completed?

A: We are working to complete the merger as quickly as possible. We hope to complete the merger shortly after the Special Meeting, assuming the required stockholder approval is obtained.

Q: Whom can I contact if I have additional questions or would like additional copies of the proxy statement or proxy card?

A:   You should contact our proxy solicitor:

             D.F. King & Co., Inc.
             77 Water Street
             New York, NY 10005

             Banks and Brokers call:  (212)
             All others call toll-free:  (800)

                               TABLE OF CONTENTS

Section                                                                               Page
-------                                                                               ----

 Summary                                                                               1
      The Parties to the Merger                                                        1
      The Merger                                                                       1
      What Stockholders Will Receive                                                   1
      Certain Federal Income Tax Consequences                                          1
      Market Price of Class A and Class B Common Stock                                 1
      The Special Meeting                                                              1
      Record Date; Stock Entitled to Vote                                              2
      Required Vote                                                                    2
      No Appraisal Rights                                                              2
      Treatment of Outstanding Options and Other Employee Benefit Awards               2
      Opinion of Crown's Financial Advisor                                             3
      Crown's Reasons for the Merger; Recommendation of Crown's Board                  3
      Purpose of the Merger                                                            3
      Rosemore's Reasons for the Merger                                                4
      Conditions to the Merger                                                         4
      Interests of Certain Persons in the Merger                                       4
      Terminating the Merger Agreement; Expenses                                       5
      Accounting Treatment                                                             5
      Regulatory Approvals                                                             5
      Stockholder Litigation                                                           5

 Forward-Looking Information                                                           7

 Market Price and Dividend Information                                                 7
      Common Stock Market Prices                                                       7
      Dividend Policy                                                                  7

 Selected Consolidated Financial Information of Crown                                  8

 The Special Meeting                                                                   9
      Date, Time and Place                                                             9
      Purpose of the Special Meeting                                                   9
      Record Date                                                                      9
      Required Vote                                                                    9
      Proxies, Voting and Revocation                                                  10
      Solicitation of Proxies                                                         10

 Special Factors                                                                      11
      Background of the Merger                                                        11
      Crown's Purpose of the Merger                                                   24
      Recommendation of Crown's Board of Directors                                    24
      Crown's Reasons for the Merger and Statement as to the Fairness of the Merger   25

Section                                                                              Page
-------                                                                              ----
       Opinion of Credit Suisse First Boston                                            28
       Rosemore's Purposes and Reasons for the Merger                                   33
       Rosemore's Statement as to the Fairness of the Merger                            34
       Financial Report Prepared by Aegis Muse                                          35
       Effects of the Merger                                                            37
       Rosemore's Plans for Crown after the Merger                                      38
       Certain Federal Income Tax Consequences                                          39

  The Merger                                                                            40
       Merger Consideration                                                             40
       Payment Procedure                                                                40
       Treatment of Stock Options, Stock Grants and Stock Appreciation Units            42
       Merger Financing; Expenses of the Merger                                         43
       Interests of Certain Persons in the Merger                                       44
       Stockholder Litigation                                                           46
       Union Corporate Campaign                                                         47
       Accounting Treatment                                                             47
       Regulatory Approvals                                                             47
       No Appraisal Rights                                                              48
       Delisting and Deregistration of Crown Common Stock after the Merger              48

  The Merger Agreement                                                                  50
       Completion of the Merger                                                         50
       Representations and Warranties of Crown and Rosemore                             51
       Certain Covenants                                                                52
       Waiver Agreements                                                                53
       No Solicitation of Acquisition Transactions                                      54
       Conduct of the Business of Crown before the Merger                               55
       Employee Stock Plans                                                             57
       Indemnification and Insurance                                                    58
       Conditions to the Merger                                                         58
       Organization of the Business of the Surviving Corporation after the Merger       60
       Termination, Amendment or Waiver                                                 60
       Expenses and Termination Fee                                                     61

Section                                                                               Page
-------                                                                               ----
  Shareholder Rights Plan                                                               62

  Related Party Transactions                                                            62

  Security Ownership of Five Percent Beneficial Owners and Management                   64
       Owners of More than Five Percent                                                 64
       Directors and Officers                                                           65

  Stockholder Proposals                                                                 66

  Where You Can Find More Information                                                   67

                                   ---------

  Agreement and Plan of Merger                                                   Exhibit A
  Among Rosemore, Inc., Rosemore Acquisition Corporation
  and Crown Central Petroleum Corporation Dated
  as of April 7, 2000

  Opinion of Credit Suisse First Boston Corporation                              Exhibit B

  Quarterly report on Form 10-Q for the                                          Appendix A
  period ended March 31, 2000

  Annual report on Form 10-K, as amended,                                        Appendix B
  for the year ended December 31, 1999

                                    SUMMARY

     This summary highlights information from the proxy statement that Crown believes is important information about the merger. You should read this entire document carefully and the documents to which it refers for a complete description of the merger. This summary includes page references in parentheses to direct you to more complete descriptions of the topics presented in this summary.

The Parties to the Merger


     Crown Central Petroleum Corporation                                           Rosemore, Inc.

  Crown Central Petroleum Corporation is a Maryland                   Rosemore, Inc. is a Maryland corporation
corporation. Since 1930 when a company controlled by                headquartered in Baltimore, Maryland. Through
Louis Blaustein and his son, Jacob, acquired a                      subsidiaries, it is engaged in an oil and gas gathering
controlling interest in Crown, its corporate                        and distribution business and owns and operates oil and
headquarters has been in Baltimore, Maryland. Crown                 gas wells in Texas and surrounding states. Rosemore
owns and operates two Texas refineries with a total                 Holdings, Inc., a Maryland corporation and a wholly owned
refining capacity of 152,000 barrels per day, 330 Crown             subsidiary of Rosemore, holds all of Rosemore's stock in Crown,
gasoline stations and convenience stores in the Mid-                approximately 49% of the Crown Class A common stock and
                                                                    approximately 11% of the Crown Class B common stock, together
Atlantic and Southeastern United States, and 13                     with certain other investments. Rosemore Acquisition
petroleum product terminals along the Colonial,                     Corporation (RAC) is a wholly owned Maryland
Plantation and Texas Eastern Products pipelines. Mr. Henry          subsidiary of Rosemore Holdings, and RAC was formed for
A. Rosenberg, Jr. is the Chairman of the Board,                     the sole purpose of being merged with and into Crown.
President and Chief Executive Officer of Crown.
                                                                    In 1930, a predecessor to Rosemore controlled by
                                                                    Mr. Henry A. Rosenberg, Jr.'s grandfather, Louis Blaustein, and Louis Blaustein's son, Jacob, acquired a
                                                                    controlling interest in Crown. Mr. Henry A. Rosenberg, Jr., the Chairman of the Board of Directors of Crown, is
                                                                    also the chairman of the board of directors of Rosemore
                                                                    and Rosemore Holdings. Mr. Edward L. Rosenberg, who was the
                                                                    Executive Vice President - Supply and Transportation of
                                                                    Crown until December 1998, is the President of Rosemore
                                                                    and Rosemore Holdings and the son of Mr. Henry A.
                                                                    Rosenberg, Jr.

Crown's corporate address is:                                       Rosemore's corporate address is:

        Crown Central Petroleum Corporation                                 Rosemore, Inc.
        One North Charles Street                                            Suite 2300
        Baltimore, Maryland 21201                                           One North Charles Street
                                                                            Baltimore, Maryland 21201

The phone number is: (410) 539-7400.                                The phone number is: (410) 347-7080.



The Merger (page )

     The merger will be effected by having RAC, an indirect wholly owned subsidiary of Rosemore, merge with and into Crown. Crown will continue as the surviving corporation and will become an indirect wholly owned subsidiary of Rosemore.

     Public trading of Crown Class A and Class B common stock will cease and Crown common stock will be delisted from the American Stock Exchange (AMEX). Stockholders other than Rosemore will no longer have any ownership interest in Crown and will no longer participate in the future earnings and after the merger growth of Crown or benefit from any increase in the value of Crown common stock should any increase occur.

What Stockholders Will Receive (page )

     Upon completion of the merger, you will be entitled to receive $9.50 in cash for each share of Crown Class A and Class B common stock you own.

Certain Federal Income Tax Consequences (page )

     You will recognize taxable gain or loss, as of the date of the merger, equal to the difference between the amount of cash you receive in the merger for your shares that are surrendered and your adjusted tax basis in those shares. The gain or loss will be a long-term capital gain or loss if, as of the date of the merger, your holding period for your shares is more than one year.

     Unless you comply with the required reporting or certification procedures, you may be subject to withholding tax of 31% with respect to any cash payments you receive pursuant to the merger.

Market Price of Class A and Class B Common Stock (page )

     Crown Class A and Class B common stock are listed on the AMEX under the ticker symbols "CNP A" and "CNP B", respectively.

     On January 27, 2000, the last full trading day prior to Crown's public announcement that Crown's financial advisor had approached Rosemore regarding a potential strategic transaction between Crown and Rosemore, the closing prices of Crown Class A and Class B common stock reported on the AMEX were $6.8125 and $6.375 per share, respectively. Therefore, the price per share to be paid in the merger represents a premium of approximately 39% to the closing price of the Crown Class A common stock and a premium of approximately 49% to the closing price of the Crown Class B common stock on January 27, 2000. On April 7, 2000, the last full trading day prior to the public announcement of the signing of the merger agreement, the closing sale prices of Crown Class A and Class B common stock reported on the AMEX were $8.50 and $8.50 per share, respectively. On _______________, 2000, the most recent practicable date prior to the printing of this proxy statement, the closing prices of Crown Class A and Class B common stock reported on the AMEX were $________ and $____________ per share, respectively.

     Historically, the market prices of Crown Class A and Class B common stock have fluctuated, and we expect such fluctuations to continue. In addition, Crown Class A and Class B common stock have historically traded at different prices. These fluctuations may affect your determination as to the attractiveness of the merger. You are urged to obtain current market quotations for Crown Class A and Class B common stock prior to making any decision with respect to the merger.

The Special Meeting (page )

     Crown will hold a Special Meeting of stockholders to vote on the merger and merger agreement at the Turf Valley Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland on ____________, the ___ day of __________, 2000 at ____
o'clock in the __________, Eastern Daylight Time, subject to adjournments or postponements. At the Special Meeting, Crown will ask you to approve the merger and merger agreement.

Record Date; Stock Entitled to Vote (page )

     You are entitled to vote at the Special Meeting if you owned Crown Class A or Class B common stock at the close of business on _____________, 2000.

     On May 1, 2000, there were 4,817,394 shares of Crown Class A common stock and 5,253,862 shares of Crown Class B common stock outstanding and held by 523 and 963 record holders, respectively. Of those shares, Rosemore, through its wholly owned subsidiary, Rosemore Holdings, beneficially owned 2,366,526 shares of Class A and 591,629 shares of Class B common stock or approximately 49% and 11%, respectively.

Required Vote (page )

     The approval of the merger and merger agreement requires the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class. Each share of Class A common stock entitles the holder of record thereof to one vote, and each share of Class B common stock entitles the holder of record thereof to a one-tenth (1/10) vote on the merger and merger agreement. Rosemore has agreed to cause Rosemore Holdings to vote its shares of Crown common stock, representing approximately 45.4% of all of the votes entitled to be cast at the Special Meeting, in favor of the merger and merger agreement. Officers and directors of Rosemore and Crown who hold approximately 1.4% of all of the votes entitled to be cast on the matter have indicated that they will vote in favor of the merger and merger agreement.

No Appraisal Rights (page )

     Under Maryland law, Crown's stockholders will not have any appraisal rights or other similar statutory rights in connection with the merger.

Treatment of Outstanding Options (page )

Options and stock appreciation unit awards. Upon completion of the merger, each outstanding option to purchase Crown Class B common stock and each stock appreciation unit award will become fully vested and immediately exercisable and will convert into an option or stock appreciation unit award for the surviving corporation with the same relative rights and exercise prices as applied to such option or stock appreciation unit award immediately before the merger. Promptly following completion of the merger, the surviving corporation will provide each option holder with the opportunity to receive payment for the cancellation of his or her options for a cash price based upon a valuation that reflects the terms of the options.

Performance vested restricted stock awards. Upon completion of the merger, holders of a performance vested restricted stock award will be treated in the same manner as other holders of Crown common stock and will be entitled to $9.50 for each share of performance vested restricted stock that they own, less any required tax withholding.

Opinion of Crown's Financial Advisor (page )

     Crown's financial advisor, Credit Suisse First Boston Corporation (CSFB), has rendered its opinion to the Crown Board that, as of April 7, 2000, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the aggregate consideration to be received by Crown stockholders in the merger is fair, from a financial point of view, to the Crown stockholders other than Rosemore and its affiliates. The full text of CSFB's written opinion, dated April 7, 2000, is attached to this document as Exhibit B. Crown encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. CSFB's opinion is addressed to Crown's Board of Directors, does not address the allocation of the aggregate consideration to be received by stockholders of Crown between holders of Class A common stock and Class B common stock and does not constitute a recommendation to any stockholder as to how that stockholder should vote on the merger and merger agreement.

Crown's Reasons for the Merger; Recommendation of Crown's Board (page )

     After considering the recommendation of the committee of the independent directors of the Crown Board and the fairness opinion received from CSFB, the Crown Board (other than Mr. Henry A. Rosenberg, Jr., who recused himself) unanimously approved the merger and merger agreement and determined that the terms of the merger with Rosemore were advisable and fair to, and in the best interest of, Crown's stockholders. The Crown Board recommends that you vote in favor of the merger and merger agreement.

Purpose of the Merger (page )

     Crown's purpose of the merger is to provide the public stockholders a fair price for their shares, and Rosemore's purpose of the merger is to acquire the remaining equity interest in Crown not already owned by Rosemore.

Rosemore's Reasons for the Merger (page )


     On April 7, 2000, Aegis Muse & Associates, LLC, Rosemore's financial advisor, confirmed in writing its earlier oral opinion delivered to the Rosemore board that the offer price of $9.50 per share proposed to be paid by Rosemore for all of the shares of Crown common stock not owned by Rosemore was fair to Rosemore (other than to Rosemore's shareholders or affiliates) from a financial point of view.

     The Rosemore board, after evaluating its substantial existing investment in and financial support of Crown and considering the recommendation of the Rosemore special committee and the report of Aegis Muse, determined that the merger is consistent with and in furtherance of the long-term business strategy of Rosemore and approved the merger and merger agreement.

Conditions to the Merger (page )

     To complete the merger:

     .  the Crown stockholders must approve the merger and merger agreement;

     . no preliminary or permanent injunction, decree or other order issued by any governmental entity or other legal restraint or prohibition may prevent the completion of the merger and no law may have been enacted or adopted that enjoins, prohibits or makes illegal the completion of the merger;

     . the waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated;

     . each of Crown and Rosemore must certify to the other that its representations and warranties contained in the merger agreement are true and correct in all material respects. Each must also certify to the other that it has performed all of its material obligations under the merger agreement; and

     . there must be no event of default under Crown's indenture relating to the 10 7/8% senior notes due in 2005.

     There are additional conditions specific to the obligations of Crown, Rosemore and RAC that must be satisfied or waived prior to completion of the merger.

Interests of Certain Persons in the Merger (page )

     The executive officers and directors of Crown have interests in connection with the merger that are in addition to or different from your own interests as a stockholder. The Crown Independent Committee and Board of Directors were aware of these interests and considered them in addition to other matters in recommending the merger.

Terminating the Merger Agreement; Expenses (page )

     Crown or Rosemore may be entitled to terminate the merger agreement at any time before the merger is completed if one of the termination conditions in the merger agreement occurs, either before or after stockholder approval. Other than as described below, each party will pay its own costs and expenses incurred in connection with the merger and merger agreement.

     The merger agreement does not provide for a termination fee; however, based upon the circumstances of the termination, Crown may be required to reimburse Rosemore for all of its reasonable expenses if the merger agreement is terminated and Crown consummates a competing transaction.

Accounting Treatment (page __)

     In accordance with accounting principles generally accepted in the United States, the merger will be accounted for under the purchase method of accounting.

Regulatory Approvals (page )

     The merger agreement provides that Crown and Rosemore will use their reasonable best efforts to cause the merger to be consummated, including by obtaining all necessary waivers, permits, authorizations, orders and consents of third parties, whether private or governmental, in connection with the merger. In addition, although neither Crown nor Rosemore believes that the merger will violate any antitrust laws, on or before May 15, 2000, Crown and Rosemore submitted information regarding the merger for review by the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     Subject to the foregoing, except for filing the articles of merger with the State Department of Assessments and Taxation of Maryland after stockholder approval of the merger and merger agreement and compliance with federal and state securities laws, neither Crown nor Rosemore is aware of any material
U.S. federal, state or foreign governmental regulatory requirement that must be complied with, or approval that must be obtained, in order to complete the merger.

Stockholder Litigation (page )

     On December 15, 1998, five stockholders filed a derivative lawsuit in District Court for Harris County, Texas against each of Crown's then-current directors and three of its non-director officers, including Messrs. Henry A. Rosenberg, Jr., Edward L. Rosenberg and Frank B. Rosenberg. One non-director officer was subsequently dismissed from the lawsuit. Knox, et al. v. Rosenberg,
                                                     --------------------------
et al., C.A. No. 1998-58870. Three of the plaintiff stockholders are locked-out
-------
union employees and the remaining two are retired union employees. The defendants removed the case to the U.S. District Court for the Southern District of Texas, H-99-0123. The suit alleges that the defendants breached their fiduciary duties, committed "constructive fraud," "abuse of control," and "gross mismanagement," and were unjustly enriched.

      On March 9, 2000, a purported class action lawsuit was filed in the Circuit Court for Baltimore City, Maryland on behalf of the public stockholders of Crown by Ms. Betty Maiden against Crown, each of its directors, and Rosemore. Maiden v. Crown Central Petroleum Corporation, et al. On May 11, 2000, that
-----------------------------------------------------
individual and another individual filed an amended complaint in the lawsuit. The amended complaint seeks to enjoin the merger and other relief and alleges, among other things, that the defendants are breaching their fiduciary duties to Crown's public stockholders.

                          FORWARD-LOOKING INFORMATION

     This proxy statement contains or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan," and "intend" and similar expressions, as they relate to Crown Central Petroleum Corporation ("Crown") or its management, are intended to identify forward-looking statements. These forward-looking statements are based on current management assumptions and are subject to uncertainties and inherent risks that could cause actual results to differ materially from those contained in any forward-looking statement. Crown has identified factors that could cause actual plans or results to differ substantially from those included in any forward-looking statements. These risk factors include, but are not limited to:

     . changes in prices or demand for Crown's products including crude oil or gasoline, or in refining or retail margins, as a result of competitive actions or economic factors;

     .  changes in refining technologies;

     .  increased regulatory burdens or inflation; and

     . Crown's ability to continue to have access to capital markets and commercial bank financing on favorable terms and its ability to buy on open credit terms.

     Although Crown believes that the expectations reflected by such forward-looking statements are reasonable based on information currently available to Crown, no assurances can be given that such expectations will prove to have been correct. All forward-looking statements included in this proxy statement and all subsequent oral forward-looking statements attributable to Crown or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Crown undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as to their particular dates.

     Because the merger is a "going private" transaction within the meaning of Rule 13e-3 under the Exchange Act, the safe harbor provided in Section 21E of the Private Securities Litigation Reform Act of 1995 does not apply to this proxy statement or to information incorporated in this proxy statement by reference to other documents.

                     MARKET PRICE AND DIVIDEND INFORMATION

     Crown Class A and Class B common stock are listed on the American Stock Exchange ("AMEX") under the ticker symbols "CNP A" and "CNP B," respectively.

                          Common Stock Market Prices
                          --------------------------

                              2000                       1999                        1998
                           Sales Price                Sales Price                 Sales Price
                        High         Low           High          Low           High          Low
                    -----------  ------------  ------------  ------------  ------------  -------------
  CLASS A
COMMON STOCK
------------
First Quarter          $8 9/16      $5 5/8          $ 9           $ 7 1/16     $ 22          $ 18 1/4
Second Quarter*         9 1/4        8 1/4           12 1/8         7 1/4        19            12 1/2
Third Quarter                                        12             6            13 1/16        9
Fourth Quarter                                        8 5/8         4 3/4        10 1/4         7 1/16

Yearly                                               12 1/8         4 3/4        22             7 1/16

  CLASS B
COMMON STOCK
------------
First Quarter          $8 3/4       $5 1/2          $ 9           $ 6 7/8      $ 20 3/4      $ 18
Second Quarter*         9 3/16       8 3/16          11 1/4         7 1/8        18 3/4        11 3/4
Third Quarter                                        11             6            13 1/16        9
Fourth Quarter                                        7 1/4         4 9/16       10 7/16        6 3/4

Yearly                                               11 1/4         4 9/16       20 3/4         6 3/4

*  through May 12, 2000

     On January 27, 2000, the last full trading day prior to Crown's public announcement that Crown's financial advisor had approached Rosemore regarding a potential strategic transaction between Crown and Rosemore, the closing sale prices of Crown Class A common stock and Class B common stock reported on the AMEX were $6.8125 and $6.375 per share, respectively. On April 7, 2000, the last full trading day prior to the public announcement of the merger agreement, the closing sale prices of Crown Class A and Class B common stock reported on the AMEX were $8.50 and $8.50 per share, respectively. On _______________, 2000, the most recent practicable date prior to the printing of this proxy statement, the closing sale prices of Crown Class A and Class B common stock reported on the AMEX were $________ and $____________ per share, respectively.

     Historically, the market prices of Crown Class A and Class B common stock have fluctuated, and we expect such fluctuations to continue. In addition, Crown Class A and Class B common stock have historically traded at different prices. These fluctuations may affect your determination as to the attractiveness of the merger. You are urged to obtain current market quotations for Crown Class A and Class B common stock prior to making any decision with respect to the merger.

     The number of stockholders of Crown common stock based on the number of record holders on [RECORD DATE] was:

     Class A common stock     [   ]

     Class B common stock     [   ]

Dividend Policy

     The payment of cash dividends is dependent upon future earnings, capital requirements, overall financial condition, substantial restrictions on the payment of dividends included in an indenture under which Crown issued $125 million of 10 7/8% senior notes due 2005, and limitations on the payment of cash dividends included in the secured credit facility with First Union National Bank. There were no cash dividends declared on Crown Class A or Class B common stock in 2000, 1999 or 1998.

             SELECTED CONSOLIDATED FINANCIAL INFORMATION OF CROWN

     The selected consolidated financial data for Crown set forth below for the three months ended March 31, 2000 and 1999 and each of the five years in the period ended December 31, 1999 should be read in conjunction with the Consolidated Financial Statements included in Crown's Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

                                         Three Months Ended March 31,                     Year Ended December 31,
                                         ---------------------------- --------------------------------------------------------------
                                               2000        1999         1999         1998         1997         1996         1995
                                            ----------  ----------    ---------   ----------   ----------   ----------   ----------
                                                           (thousands of dollars except per share and ratio amounts)
Sales and operating revenues (a).........    $421,484     $225,165   $1,270,181   $1,264,317   $1,609,083   $1,641,875   $1,456,990
(Loss) income before extraordinary
 item (b)................................      (3,563)     (11,830)     (30,026)     (29,380)      19,235       (2,767)     (67,367)
Extraordinary item (c)...................                                                                                    (3,257)
Net (loss) income (b)....................      (3,563)     (11,830)     (30,026)     (29,380)      19,235       (2,767)     (70,624)
Total assets (d).........................     593,712      517,710      523,108      518,010      597,394      566,955      579,257
Long-term debt...........................     129,035      129,673      129,180      129,899      127,506      127,196      128,506

Per Share Data - basic:
(Loss) income before extraordinary item..        (.36)       (1.20)       (3.04)       (2.99)        1.97         (.28)       (6.95)
Net (loss) income........................        (.36)       (1.20)       (3.04)       (2.99)        1.97         (.28)       (7.28)

Per Share Data - assuming dilution:
(Loss) income before extraordinary item..        (.36)       (1.20)       (3.04)       (2.99)        1.94         (.28)       (6.95)
Net (loss) income........................        (.36)       (1.20)       (3.04)       (2.99)        1.94         (.28)       (7.28)

Other Data:
Book value per common share (e)..........       14.47        16.63        14.82        17.78        20.62        18.77        19.04

Ratio of earnings to fixed charges (f)...          --           --           --           --         2.4x           --           --

(a) To conform to the 1999 and 1998 presentation, Sales and operating revenues for the years ended December 31, 1997, 1996, and 1995, respectively, have been restated. Service station rental income, which had previously been reported as a reduction of Selling and administrative expenses, has been reclassified and is now reported as a component of Sales and operating revenues. These restatements had no effect on the Net (loss) income and the Net (loss) income per share amounts previously reported.

(b) The net loss in 1998 included a $7.1 million pre-tax reserve to reflect the decline in inventory values of crude oil and petroleum products when valuing inventories at the lower of cost or market. Due to the increase in refined products prices, the pre-tax reserve of $7.1 million recorded as of December 31, 1998 to reflect valuing inventories at the lower of cost or market was recovered during the first quarter of 1999. The net loss in 1995 was increased by a pre-tax write-down of certain refinery assets of $80.5 million in the fourth quarter relating to the adoption of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

(c) The extraordinary loss recorded in the first quarter of 1995 resulted from the early retirement of the remaining principal balance of Crown's then outstanding 10.42% senior notes with the proceeds from the sale of $125 million of 10 7/8% senior notes due in 2005.

(d) To conform to the 1999 presentation, Total assets at December 31, 1998, 1997, 1996, and 1995, respectively, have been restated.

(e) Book value per common share is calculated based on all outstanding shares at the applicable balance sheet date including performance vested restricted stock issued but not vested.

(f) The ratio of earnings to fixed charges equals earnings before fixed charges divided by fixed charges. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, capitalized interest and that portion of rental expense representative of the interest factor. For the three-month periods ended March 31, 2000 and 1999 and the years ended December 31, 1999, 1998, 1996 and 1995, there were deficiencies in the coverage of fixed charges by earnings before fixed charges of $3.3 million, $19.0 million, $46.1 million, $47.3 million, $5.3 million and $98.8 million respectively.

     There were no cash dividends declared in 2000, 1999, 1998, 1997, 1996 or 1995. See also "MARKET PRICE AND DIVIDEND INFORMATION - Dividend Policy" on page
__.

     For additional financial information regarding Crown, see Crown's quarterly report on Form 10-Q for the period ending March 31, 2000 attached hereto as Appendix A and Crown's annual report on Form 10-K for the year ended December 31, 1999 attached hereto as Appendix B.

                              THE SPECIAL MEETING

Date, Time and Place

     The Special Meeting will be held at the Turf Valley Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland on __________, the ___ day of _________, 2000 at ____ o'clock in the __________, Eastern Daylight Time.

Purpose of the Special Meeting

     At the Special Meeting, holders of Crown common stock will be asked to vote on a proposal to approve the merger of RAC with and into Crown pursuant to the merger agreement dated April 7, 2000 among Crown, Rosemore and RAC. Maryland law and Crown's bylaws do not permit any matters to be presented at the Special Meeting other than those described in this proxy statement and procedural matters relating to the meeting.

Record Date

     Crown's Board of Directors has fixed the close of business on ____________, 2000 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of Class A common stock, par value $5.00 per share, and holders of record of Class B common stock, par value $5.00 per share, at the close of business on the record date are entitled to notice of the Special Meeting and to attend and vote at the Special Meeting. On the record date, there were 4,817,394 shares of Crown Class A and _____________ shares of Crown Class B common stock outstanding. No other voting securities of Crown are outstanding.

     The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting.

Required Vote

     Crown's stockholders must approve the merger and merger agreement by the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter. Except with respect to the election of directors, in all proceedings in which action of the Crown stockholders is to be taken:

 . each share of Class A common stock entitles the holder of record thereof to one vote, and each share of Class B common stock entitles the holder of record thereof to a one-tenth (1/10) vote; and

 . holders of Class A common stock vote together with holders of Class B common stock as a single class.

     Therefore, Crown's stockholders must approve the merger and merger agreement by the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter by the holders of Class A and Class B common stock voting together as a single class.

     Pursuant to the merger agreement, Rosemore has agreed to cause its wholly owned subsidiary, Rosemore Holdings, to vote shares representing approximately 45.4% of all of the votes entitled to be cast on the matter, in favor of the merger and merger agreement. In addition, officers and directors of Rosemore and Crown who hold approximately 1.4% of the votes entitled to be cast on the matter have indicated that they will vote in favor of the merger and merger agreement. See "SECURITY OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS
AND MANAGEMENT" on page __.

Proxies, Voting and Revocation

     Shares of Class A and Class B common stock represented by properly executed proxies will, unless the proxies have been properly revoked, be voted in accordance with the instructions indicated on the proxies, or, if no instructions are indicated, will be voted for approval of the merger and merger agreement, and in the best judgment of the individuals named in the accompanying proxy on any other matter that may properly come before the Special Meeting. Brokers who hold Crown common stock in "street name" will not be permitted to vote that stock in the absence of instructions from the beneficial owner of such common stock. Broker non-votes will have the same effect as a vote against approval of the merger and merger agreement.

     Execution and return of the accompanying proxy card will not in any way affect a stockholder's right to attend and to vote in person at the Special Meeting. Any proxy may be revoked by the stockholder giving it, at any time prior to its being voted, by filing a notice of revocation or a duly executed proxy bearing a later date with the Vice President-Secretary of Crown at One North Charles Street, Baltimore, Maryland 21201. A notice of revocation need not be on any specific form. Any proxy may also be revoked by the stockholder's attendance at the Special Meeting and voting in person. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

     Abstentions may be specified with respect to the approval of the merger and merger agreement by properly marking the "abstain" box on the proxy, and will be counted as present for the purpose of determining the existence of a quorum. Abstentions will have the same effect as a vote against the approval of the merger and merger agreement.

     A unit of T. Rowe Price serves as the trustee for Crown's Employees Savings Plan and the Employees Supplemental Savings Plan (collectively, the "Savings Plans"). Each plan participant with an investment in Crown Class A or Class B common stock will be given a form of voting instruction by the trustee to be used to instruct the trustee how to vote the Crown common stock held in the Savings Plans for the benefit of the participant. Shares for which no instructions are timely given will be voted as provided in the Savings Plans by the trustee in the same proportion as the votes cast with respect to those shares for which the trustee receives proper instructions. There is no provision in the Savings Plans to permit the trustee to grant a proxy to a plan participant, and, as a result, all shares of Crown Class A and Class B common stock held in the Savings Plans will be voted by the trustee in accordance with the procedures described in this paragraph.

Solicitation of Proxies

     Proxies are being solicited by and on behalf of Crown's Board. This proxy statement and a form of proxy will first be mailed to stockholders on or about ____________, 2000. Crown will pay the expenses related to printing this proxy statement as well as all mailing and Securities and Exchange Commission filing fees incurred in connection with this proxy statement. Crown has engaged the services of D. F. King & Co., Inc. to solicit proxies and to assist in the distribution of proxy materials. In addition to soliciting proxies by mail, officers, directors and employees of Crown, without receiving additional compensation, may solicit proxies by telephone, telegraph, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Crown Class A and Class B common stock, and Crown will reimburse brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding proxy solicitation materials.

                                SPECIAL FACTORS

Background of the Merger

     During the last five fiscal years, Crown has experienced cumulative operating losses of $60 million in addition to the 1995 write-down of certain refinery assets. The cumulative operating losses were primarily due to downward pressure on refining margins, volatile crude oil and petroleum product prices and increased retail competition. In addition, Crown has used significant cash resources to finance required environmental related expenditures. As a result of these factors, as well as a declining stock price and financing constraints under its borrowing arrangements, Crown management began to explore operating alternatives in 1998, and, in late 1998, Crown management reviewed with the Crown Board the need to explore strategic and financial alternatives.

     Crown has been engaged in a labor dispute during most of this five year period. Following a number of incidents apparently intended to disrupt normal operations at the refinery and also as a result of the unsatisfactory status of the negotiations on the collective bargaining agreement, on February 5, 1996, Crown implemented a lock-out of employees in the collective bargaining unit at Crown's Pasadena refinery. Since the lock-out, the Paper, Allied-Industrial, Chemical & Energy Workers Union (PACE), the union to which the collective bargaining unit belongs, has waged an orchestrated corporate campaign that includes a boycott of Crown's retail facilities and support of various lawsuits against Crown. See "THE MERGER - Union Corporate Campaign" on page ___.

     In mid-1998, in connection with its exploration of operating alternatives, Crown approached the operator of another Texas refinery (the "Texas Refinery Operator") to explore joint operating alternatives. In discussions during late 1998, representatives of Crown's Pasadena refinery met with the Texas Refinery Operator to consider various operating alternatives, including exchanging feedstocks and intermediate products, creating a joint venture to combine the respective refineries into a single operating unit, and the possible sale of the Pasadena refinery to the Texas Refinery Operator. These discussions were terminated in December 1998 by the Texas Refinery Operator because of its financial and strategic priorities.

     In late 1998, Crown learned through a newspaper article that Valero Energy, Inc. was possibly interested in exploring a purchase of Crown. Some months later Mr. William E. Greehey, the chairman of Valero Energy, advised Mr. Henry A. Rosenberg, Jr., that Valero Energy had not publicly announced an intent to acquire Crown. There were no further contacts with Valero Energy until it was contacted by Crown's financial advisor, CSFB, in late 1999 as part of the process described below. Valero Energy ultimately advised CSFB that it was not interested in pursuing a transaction with Crown.

     Also in late 1998, in connection with its exploration of strategic alternatives, the Crown Board authorized management to interview financial advisors to assist in this process. Management interviewed several financial advisors and recommended to the Crown Board that CSFB be hired based upon its qualifications in the petroleum refining and marketing industry. CSFB made a presentation to the Crown Board which highlighted CSFB's applicable qualifications regarding this potential engagement. In February 1999, CSFB was retained as financial advisor to Crown, and Crown publicly announced that it was reviewing its strategic alternatives.

     In February 1999, Mr. Henry A. Rosenberg, Jr., as chairman of the Rosemore board, informed the Rosemore board that Crown might engage an investment bank with respect to Crown's exploration of strategic alternatives. During the course of 1999, at regularly scheduled meetings, the Rosemore board generally discussed Rosemore's investment in Crown.

     At its February and March 1999 meetings, at the request of Crown, the Rosemore board agreed to provide financial support to Crown by guaranteeing up to $50 million of a letter of credit facility in excess of that which was then available to Crown under its secured credit facility. Crude oil prices were then starting to rise, and Crown wished to have a larger letter of credit facility for its crude oil and feed stock purchases if there were to be a general tightening of the market.

     From late February to April of 1999, CSFB conducted site visits and meetings with Crown's management and undertook a due diligence review of Crown, including an analysis of Crown's business, results of operations, financial position, structure and prospects. CSFB reviewed strategic alternatives and prepared materials for consideration by senior management of Crown. Based upon its review, CSFB proposed at the April 22, 1999 meeting of the Crown Board that Crown pursue the sale or merger of Crown as a whole or the sale of its refining and/or wholesale terminal assets. CSFB advised that Crown needed to sell itself, grow significantly by way of a merger, or sell its lower performing assets to improve returns. CFSB also advised Crown that it needed to cut overhead significantly because its overhead as a percentage of overall costs and revenues was higher than that of its peer competitors. After considering the CSFB presentation, the Crown Board authorized CSFB to prepare an information memorandum on Crown's business and assets and to retain consultants to assist in presenting the business and assets to interested parties.

     From the end of April to early August 1999, CSFB, in consultation with senior management, prepared a list of potential purchasers and merger candidates. The list focused on petroleum refiners and marketers and leveraged buyout funds and similar entities whom CSFB believed to be likely to be interested in evaluating a strategic transaction with Crown. Rosemore was not included in this list. Crown and CSFB assembled publicly available information concerning Crown and distributed this information to the parties on this list who expressed interest in receiving this information.

     Crown and CSFB also assembled a data package containing general information about Crown, including Crown's business, management, strategy and growth initiatives and historical and projected financial information. This data package was to be distributed to potential interested parties after execution of a confidentiality agreement. CSFB qualified potential interested parties on the strength of financial information requested by CSFB and provided to CSFB by such parties. CSFB reviewed its progress with the Crown Board at a July 29, 1999 meeting. On August 11, CSFB received Crown Board approval to distribute the data package it had prepared to qualified parties to determine the extent of their interest in merging with or acquiring all or a portion of Crown or purchasing the refining and/or wholesale terminal assets, including the price any such parties would be willing to pay.

     Confidentiality agreements were distributed to potential interested parties beginning in early August and the data package was distributed to potential interested parties beginning on August 19, 1999. Of the 72 parties contacted by CSFB or that had discussions with CSFB, 30 parties expressed an interest in a possible transaction with Crown, executed a confidentiality agreement and received a data package. The standard form of confidentiality agreement included "standstill" provisions prohibiting a prospective buyer from taking certain actions for a period of two years, including purchasing shares of Crown common stock. The Crown Board believed that the standstill provisions would help to ensure an orderly evaluation process. Several of the potential interested parties negotiated the terms of the standard form of confidentiality agreement.

     At Crown Board meetings held on September 30, October 28, November 22, and December 16, 1999, CSFB briefed the Crown Board on the status of discussions with the various parties that had been contacted. In addition, at the October 28 and December 16 meetings, CSFB reviewed with the Crown Board the possibility of refinancing Crown's existing indebtedness. The Crown Board directed CSFB to continue working with interested parties and to explore a possible refinancing of Crown's debt.

     In early October, 1999, a representative of Apex Oil Company, one of the original 72 parties referred to above, provided CSFB with unaudited interim financial information to CSFB in order to qualify itself as a participant in the evaluation process and to receive a draft of the confidentiality agreement. Based on SEC filings, Apex is a privately owned company headquartered in St. Louis, Missouri and is controlled by Mr. Paul Anthony Novelly and affiliated parties who beneficially own 14.7% of the Crown Class A common stock and 3.48% of the Crown Class B common stock.

     On October 18, 1999, representatives of Crown met with representatives of a large independent marketer of petroleum products (the "Independent Marketer"), one of the 30 parties referred to above, to preliminarily discuss whether and on what terms a transaction could be agreed on between Crown and the Independent Marketer. The Independent Marketer presented a preliminary proposal to acquire or to be acquired by Crown in a stock-for-stock merger. The Independent Marketer, however, ultimately elected in 2000 not to make a final offer given Crown's financial performance and the fact that, if the Independent Marketer purchased Crown, it would constitute a change of control under Crown's indenture relating to the 10 7/8% senior notes. A change in control would permit the senior note holders to demand repayment of the 10 7/8% senior notes. Nonetheless, CSFB continued to engage in discussions with the Independent Marketer and its advisors to determine if there were a way to resolve these issues.

     On October 28, 1999, Crown sent to Apex, through Apex's financial advisor, the standard form of confidentiality agreement that Crown had submitted to all interested parties.

     On November 8, 1999, Apex publicly announced a proposal to merge selected assets of Apex into a newly created subsidiary of Crown in a stock-for-stock transaction. Apex indicated that the stock-for-stock merger would value Crown common stock at a minimum of $10.00 per share. The proposal contemplated that Apex would distribute to its stockholders or otherwise dispose of all of its wholesale terminal assets and operations and other unspecified personal properties, so that Apex would have what it termed "sufficient net worth and working capital commensurate with the merger consideration." In addition, the proposal contemplated that Mr. Novelly would be chairman, chief executive officer and president of Crown following the merger. The conditions to the proposal included:

     .    satisfactory resolution of the ongoing labor union boycott of Crown;

     .    satisfactory completion by Apex of a due diligence review of Crown;

     . receipt of a $125 million financing commitment on behalf of Crown on terms satisfactory to Apex; and

     . receipt of a line of credit on behalf of Crown sufficient to replace Crown's existing line of credit on terms satisfactory to Apex.

     By letter dated November 15, 1999, Apex advised Crown that it stood ready to meet with Crown to discuss Apex's proposal.

     On November 17, 1999, Mr. Henry A. Rosenberg Jr., the Chairman of the
Crown Board, advised Mr. Novelly, the chairman of the board of directors of Apex, that Crown would not meet with any interested party that refused to sign a confidentiality agreement with Crown, that the procedure that CFSB was using in approaching potentially interested parties was designed to ensure a thorough, fair and orderly process for Crown to evaluate its strategic alternatives, and that it was a customary procedure that has been used in numerous transactions. Mr. Rosenberg also advised Mr. Novelly that, if there were particular circumstances unique to Apex that required modifications to the confidentiality agreement, Crown would be prepared to consider them and tailor the confidentiality agreement to Apex's circumstances.

     In early November 1999, Crown received initial indications of interest from interested parties. Crown prepared a data room for interested parties, which opened on November 18, 1999. Eight of the 30 parties that had received the data package visited the data room.

     On November 15, 1999, Crown representatives visited the offices of the Independent Marketer to receive a presentation from the Independent Marketer and to commence a due diligence examination of the business and assets of the Independent Marketer. During the remainder of that week, Crown representatives continued their due diligence examination of the Independent Marketer by visiting various facilities of the Independent Marketer.

     On November 29 and 30, 1999, representatives of the Independent Marketer visited Crown's data room. During the remainder of that week, representatives of the Independent Marketer including its financial advisor continued their due diligence examination of Crown by visiting Crown's refineries, and the offices of its supply and transportation operations, and certain of Crown's retail locations.

     By letter dated November 24, 1999, Mr. Novelly, the chairman of Apex, submitted a stockholder proposal to Crown for inclusion in Crown's proxy statement for its 2000 annual meeting of stockholders. The proposal by its terms would have required the Crown. Board to cause the sale, merger or other disposition of Crown or its assets as a whole. After correspondence among Crown's legal counsel, Mr. Novelly's legal counsel and the staff of the SEC, the staff of the SEC concurred with the request of Mr. Novelly that the proposal be included in the proxy statement but required that changes be made to the proposal.

     On December 2, 1999, Apex submitted to CSFB a form of confidentiality agreement that it indicated it was willing to execute. The form of confidentiality agreement did not contain a standstill provision which would prevent Apex from acquiring any additional shares of Crown common stock. All other confidentiality agreements with interested parties contained standstill provisions.

     In early December, Mr. Henry A. Rosenberg, Jr. inquired of Mr. Edward L. Rosenberg whether Rosemore would be in a position to review any proposal that the Crown Board might recommend. To assist Rosemore with its ongoing review of its investment in Crown and in order to enable it to respond in a timely manner to any proposal the Crown Board might recommend, at a meeting of the Rosemore board held on December 17, 1999, the Rosemore directors set up the Rosemore special committee consisting of Messrs. Edward L. Rosenberg, Jeffrey A. Hoffberger, William E. Mayer and Donald R. Mering. Mr. Edward L. Rosenberg is the president and chief executive officer of Rosemore and the son of Mr. Henry
A. Rosenberg, Jr. and was previously Executive Vice President-Supply and Transportation of Crown.

     During the period from December 6 through December 9, 1999, there were communications between Apex's legal counsel, CSFB and Crown's legal counsel as to with whom Apex should communicate with respect to the confidentiality agreement sent to Apex by Crown on October 28, 2000. By letter dated December 9, 1999, Crown's legal counsel sent Apex's legal counsel an amended confidentiality agreement containing provisions with respect to Apex's Schedule 13D filing group.

     At the end of the December 17 Rosemore board meeting, Mr. Clive R. G. O'Grady, a director and the corporate secretary of Rosemore and a partner in the law firm of McGuire, Woods, Battle & Boothe LLP, advised Rosemore that he would not participate in any capacity in any deliberations or activities of Rosemore related to its consideration of its investment in Crown, and that the law firm of McGuire Woods would not provide any legal advice or services to Rosemore in connection with its consideration of its investment in Crown. He recommended that Rosemore retain separate legal counsel and financial advisors. McGuire Woods has provided legal advice to both Mr. Henry A. Rosenberg Jr., personally, and to Rosemore as its legal counsel. McGuire Woods is also legal counsel to Crown. On January 26, 2000, McGuire Woods executed letter agreements with each of Rosemore and Mr. Henry A. Rosenberg, Jr., personally, by which both Mr. Henry A. Rosenberg, Jr., personally, and Rosemore waived any conflict of interest arising from and consented to McGuire Woods' continued representation of Crown in connection with Crown's evaluation of strategic alternatives, and confirmed the termination by McGuire Woods of any representation of either Rosemore or Mr. Henry A. Rosenberg, Jr., personally, in any matters related to Crown's strategic evaluation process. In addition, on January 26, 2000, McGuire Woods executed a letter agreement with Crown by which Crown waived any conflict of interest arising from McGuire Woods' representation of Rosemore and Mr. Henry
A. Rosenberg, Jr., personally, in any matters unrelated to Crown's strategic evaluation process and its representation of Crown in such strategic evaluation process.

     On December 17, 1999, Crown requested that final offers be submitted by January 14, 2000. Although Crown received several preliminary bids, only two parties presented final offers.

     On December 22, 1999, Crown representatives met with representatives of the Independent Marketer to further discuss the Independent Marketer's business and operations and review potential cost savings and other business issues associated with a possible merger of the Independent Marketer and Crown.

     Also, at a meeting of the Rosemore special committee held on December 22, 1999, the Rosemore special committee retained Shearman & Sterling as its special legal advisor and discussed with Aegis Muse Associates, LLC its experience and qualifications to act as financial advisor. The Rosemore special committee subsequently engaged Aegis Muse as its financial advisor.

     On December 29, 1999, Apex sent to Crown an amended confidentiality agreement rejecting a number of provisions in Crown's December 9, 1999 confidentiality agreement, including the standstill provision.

     On January 3, 2000, Crown advised Apex that Crown was not agreeable to the deletion of the standstill provision from the confidentiality agreement. On January 5 and 6, 2000, legal counsel for Crown and Apex discussed the confidentiality agreement and related matters. By letter dated January 7, 2000, Apex's legal counsel advised Crown's legal counsel that Mr. Novelly would like to address the Crown Board.

     On January 11 and 12, 2000, Crown representatives visited the Independent Marketer's petroleum terminals.

     Crown had previously requested of interested parties, through CSFB, that they submit their best and final offers in the evaluation process by January 14, 2000. CSFB reported to the Crown Board, at its January 18, 2000 meeting, that, although Crown had received several preliminary proposals, only two parties presented final offers. One offer was for the purchase of Crown's wholesale terminal assets and associated inventory. The other offer was for the purchase of Crown's two refineries and all Crown petroleum inventory. The Crown Board, on CSFB's advice, determined that the prices and the terms of these offers would not create sufficient stockholder value. In addition, the Crown Board noted the conditional nature of the Apex offer and the fact that Apex was unwilling to sign a confidentiality agreement containing a standstill provision as all other parties had done, and was therefore not in a position to resolve the contingencies to which its proposal was subject. As the strategic review process did not yield any other offers for Crown as a whole or any offers for other transactions with Crown that would generate sufficient stockholder value, CSFB recommended that the Crown Board authorize it to approach Rosemore. CSFB also proposed, and the Crown Board agreed, that it continue discussions with Apex and with the Independent Marketer regarding their respective interests in a business combination with Crown.

     On January 18, 2000, representatives of CSFB invited Rosemore to make a proposal concerning Crown and offered to make available to Rosemore information concerning Crown that had also been made available to other interested parties who executed confidentiality agreements. On the same date, CSFB provided Rosemore representatives with a draft of a confidentiality agreement containing a standstill provision. The confidentiality agreement was negotiated during the course of the next several days.

     By letter dated January 18, 2000, Crown's legal counsel advised Apex's legal counsel that the Crown Board had declined Apex's request to allow
Mr. Novelly to address the Crown Board, and that the Crown Board recommended that Apex follow the same procedures being followed by all other interested parties.

     By letter dated January 25, 2000, Golnoy Barge Company, a member of
Mr. Novelly's Schedule 13D filing group and a company of which Mr. Novelly, the chairman of Apex, is the president, advised Crown that it intended to nominate Mr. Novelly for election as a director of Crown at Crown's annual meeting of stockholders in 2000.

     Also on January 26, 2000, CSFB met with Mr. Novelly and Apex's financial and legal advisors to discuss Apex's proposal and to learn more about Apex. CSFB again requested that Apex execute the confidentiality agreement and enter the strategic review process, but Apex again declined to execute any confidentiality agreement with a standstill provision which would prohibit, among other things, additional accumulation of Crown stock. CSFB reiterated to Apex that a confidentiality agreement with a standstill provision was required of other interested parties, including Rosemore.

     On January 26, 2000, Rosemore and certain of its affiliates executed a confidentiality agreement with standstill provisions and, shortly thereafter, began due diligence on Crown. Throughout February and March, Rosemore continued its due diligence review and, in this regard, representatives of Crown and Rosemore had several conversations relating to, among other things, legal and financial due diligence matters.

     At a January 27, 2000 meeting of the Crown Board, Mr. Henry A. Rosenberg, Jr. submitted a letter to the Crown Board recusing himself from the deliberations of the Board and Crown's management with respect to any proposal made by any person (including Rosemore) concerning any material transaction with or with respect to Crown, limiting his involvement with Rosemore in any proposal made by Rosemore, and undertaking not to discuss with any representative of Rosemore any information or knowledge concerning any strategic proposals or transaction of Crown. The Crown Board appointed Mr. Michael F. Dacey to chair the meetings of the Board in Mr. Rosenberg's absence. Mr. Frank B. Rosenberg also submitted a letter to the Crown Board at its January 27 meeting in which he undertook not to share any information about proposals made to Crown with Rosemore or to participate in any evaluation of proposals made to Crown. Mr. Frank B. Rosenberg is the son of Mr. Henry A. Rosenberg, Jr. and an officer of Crown.

     The Crown Board then established an Independent Committee of the Board of Directors, consisting of Mr. Jack Africk, Mr. George L. Bunting, Mr. Dacey,
Mr. Thomas M. Gibbons, Ms. Patricia A. Goldman, Mr. William L. Jews, and the Reverend Harold Ridley, S.J. Mr. Dacey was designated to act as the Chairman of the Independent Committee. The Independent Committee thus consisted of all of Crown's directors other than Mr. Henry A. Rosenberg, Jr. The Independent Committee was authorized to review and evaluate strategic alternatives for Crown, including a possible transaction with Rosemore, to enter into negotiations with respect to the terms of a strategic transaction, including negotiating on behalf of Crown a definitive transaction agreement, and to make a recommendation to the Crown Board as to the course of action, if any, Crown should pursue. The Crown Board also authorized the Independent Committee to utilize the services of CSFB, as a financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP as special counsel to the Independent Committee, and to retain such other advisors as the Independent Committee deemed necessary. The Independent Committee believed that, in light of CSFB's reputation, experience and familiarity with Crown's business, CSFB was well qualified to provide the Independent Committee with independent, quality financial assistance and advice, including the delivery of a fairness opinion.

     Immediately following the Crown Board meeting, the Independent Committee met and was briefed by CSFB on the progress of its discussions with the third parties, as well as its analyses thus far with respect to the possibility of refinancing Crown's debt. Skadden Arps reviewed with the directors their fiduciary duties and the rights and powers of the Independent Committee under applicable law and under Crown's charter and bylaws. The Independent Committee directed CSFB to continue to pursue available options.

     On February 1, 2000, the Crown Board met and approved the adoption of a one-year shareholder rights plan pursuant to which rights to purchase Crown's preferred stock were distributed to holders of its common stock on February 15, 2000. The rights plan was designed to help to ensure that any strategic transaction undertaken by Crown would be one in which all stockholders could receive fair and equal treatment, and to guard against partial tender offers, open market accumulations and other abusive tactics that might result in unequal treatment of stockholders. See "SHAREHOLDER RIGHTS PLAN" on page ___.

     On February 1, 2000, Apex's legal counsel asked Crown's legal counsel how the confidentiality agreement executed by Rosemore differed from the confidentiality agreement that Crown was asking Apex to sign, and asserted that, because of the adoption by Crown of a shareholder rights plan, a standstill provision would no longer be necessary to protect Crown or its stockholders. On February 7, 2000, Crown's legal counsel advised Apex's legal counsel that, because Crown's shareholder rights plan would not prevent Apex from purchasing up to 15% of Crown's Class B common stock, Crown continued to require Apex to agree to the standstill provision before providing it with non-public information, and noted that Crown had been consistent in requiring standstill provisions in its negotiation of confidentiality agreements with interested parties. Prior to this, on February 3, 2000, legal counsel to Apex sent a letter to McGuire Woods, renewing its request to receive Crown confidential information but also reiterating Apex's refusal to sign a confidentiality agreement with a standstill provision. On February 8, 2000, Apex's legal counsel advised Crown's legal counsel that Apex stood ready to execute a confidentiality agreement without a standstill provision. On February 9, Mr. Novelly wrote to the Crown Board stating that Apex was willing to sign a confidentiality agreement without a standstill agreement. On February 15, 2000, Mr. Dacey, on behalf of the Independent Committee, responded to the Apex letter and advised Apex that the Independent Committee, after consulting with its independent legal counsel, believed that a confidentiality agreement with a standstill provision, as had been executed by all other interested parties, was necessary to ensure a fair and orderly process to benefit all stockholders and invited Apex to sign such a confidentiality agreement.

     On February 11, 2000, CSFB and two members of the Independent Committee met to perform due diligence, and discuss with the Independent Marketer's management its plan to combine the companies and achieve synergies.

     During the period between February 18 and February 22, 2000, representatives of Rosemore and of the Independent Committee also discussed the status of Rosemore's due diligence investigation in relation to the pre-existing evaluation process.

     The Independent Committee met with its financial and legal advisors on February 18 and February 23. CSFB delivered an update on the status of its efforts to evaluate strategic alternatives for Crown, including the status of discussions with Apex, the Independent Marketer and Rosemore.

     Following a Crown Board meeting on February 24, the Independent Committee again met with its financial and legal advisors. CSFB advised the Independent Committee that, based on discussions with Rosemore's advisors, CSFB believed that Rosemore was still considering whether to make a cash bid for Crown but had not come to a definitive position and was having difficulty justifying a valuation in excess of the existing market price. The Independent Committee instructed CSFB to continue to pursue discussions with Rosemore's financial advisor. Specifically, CSFB was asked to advise Rosemore that any offer at the then existing market prices of Crown common stock would be unacceptable to the Independent Committee and that the Independent Committee intended to pursue other alternatives.

     On February 27, representatives of CSFB met with representatives of Rosemore's financial advisor to discuss the valuation of Crown. CSFB informed Aegis Muse that, in the absence of an acceptable offer from Rosemore or any other party, the Independent Committee might make a preliminary proposal to the Independent Marketer that it merge with Crown, and asked Aegis Muse whether, as the largest stockholder, Rosemore would be supportive of such a transaction.

     Immediately following the meeting with CSFB, Aegis Muse advised Rosemore of Crown's position regarding the Independent Marketer. Rosemore instructed Aegis Muse to obtain more information on the Independent Marketer to facilitate Rosemore's evaluation, as Crown's largest stockholder, of the proposed merger. On February 29, at the request of Aegis Muse, CSFB provided Aegis Muse with information about the Independent Marketer.

     On February 28, 2000, Mr. Novelly, the chairman of Apex, advised Mr. Dacey that Apex and the members of the Novelly Group would, as part of Apex's confidentiality agreement, not acquire shares of Crown Class B common stock for six months. On March 7, 2000, Mr. Dacey advised Mr. Novelly that a standstill provision for a minimum of six months covering both classes of stock was necessary and that, if this was acceptable to Mr. Novelly, Mr. Dacey would arrange for an execution copy of the confidentiality agreement to be sent to Apex's legal counsel.

     During this period, Rosemore and its advisors continued to conduct due diligence on Crown and met with members of senior management with respect to Crown's rationalization plan and Crown's valuation.

     On March 6, 2000, the Rosemore board met and, by a 6-2 vote of the members of the Rosemore board (with Mr. O'Grady recusing himself), authorized certain officers to submit, and, on March 6, Rosemore submitted, a letter to Crown proposing that Rosemore acquire all of the outstanding shares of Crown common stock not owned by Rosemore at a price of $8.35 per share in cash. As of the close of the market on March 6, 2000, the market prices were $7.125 for the Class A common stock and $7.375 for Class B common stock. The offer, which would expire on March 10, was conditioned on:

     . negotiation of a mutually acceptable merger agreement and its approval by Rosemore's board;

     .    unanimous approval by the Independent Committee;

     .    approval of the merger by Crown's stockholders; and

     .    receipt of all necessary governmental approvals.

The letter also indicated that, as a stockholder of Crown, Rosemore would give favorable consideration to any alternative proposal made by a third party that Rosemore's board believed would meet Rosemore's strategic and tax objectives and that Rosemore considered fair to and in the best interests of Rosemore and its stockholders.

     At the March 6, 2000 Rosemore board meeting, Aegis Muse also advised Rosemore that, based upon the information provided by CSFB, the transaction with the Independent Marketer that CSFB had indicated the Independent Committee may pursue was unlikely to result in the value to Crown's stockholders (including Rosemore) that CSFB had anticipated. Therefore, Aegis Muse advised Rosemore that the Independent Marketer merger proposal did not constitute a superior alternative to a cash offer at or above the then current share price. In discussions with CSFB, Aegis Muse orally indicated its belief that, after reviewing the information provided to it on the Independent Marketer, Rosemore was not likely to support the Independent Marketer's preliminary proposal to merge with Crown.

     In connection with the March 6 Rosemore board meeting, Aegis Muse delivered to the Rosemore board its written report on the merger. See "- Financial Report Prepared by Aegis Muse" on page ___.

     The Independent Committee held a meeting with its legal and financial advisors on March 7, 2000. After discussing the terms of the Rosemore offer, the members of the Independent Committee unanimously determined that the Rosemore proposal was unsatisfactory. The Independent Committee authorized its advisors to inform Rosemore of its desire to continue to work with Rosemore to determine whether mutual agreement could be reached and to request an extension of the proposal from Rosemore. In deciding the proposal was unsatisfactory, the Independent Committee particularly focused on the price. The Independent Committee also believed that a procedural safeguard, such as a requirement that a majority of non-Rosemore stockholders support the offer, would enhance the bid. The Independent

Committee also concluded that a tender offer structure that delivered value to stockholders as quickly as possible would be desirable.

     On March 8, 2000, Crown received a conditional proposal from an entity identified as Olympic Resources Limited. As this potential bidder was unwilling to provide information about itself, its principals and its potential sources of financing to CSFB, as was requested of all the interested parties, the Olympic proposal was not further considered.

     On March 9, 2000, a purported class action lawsuit on behalf of the public stockholders of Crown was filed by Ms. Betty Maiden against Crown, the members of the Crown Board and Rosemore. The lawsuit seeks to enjoin Crown and the Board from accepting Rosemore's bid and alleges, among other things, that the Independent Committee members breached their fiduciary duties by facilitating Rosemore's proposed acquisition of Crown for unfair and inadequate consideration, self-dealing, failing to consider other potential bidders and colluding with Rosemore in improper and coercive tactics. Ms. Maiden is a Crown stockholder and a member of the union that was locked out of Crown's Pasadena, Texas refinery in February 1996. The plaintiffs also seek to receive compensatory and "rescissory" damages. The complaint was subsequently amended on May 11, 2000. See "THE MERGER - Stockholder Litigation" on page __.

     Also on March 9, 2000, Crown received a proposal from Apex to acquire all of the outstanding Crown common stock held by stockholders other than Apex for $9.20 per share in cash. Apex indicated that it remained willing to explore an all stock merger transaction, previously described to Crown in the November 8, 1999 Apex proposal, which Apex claimed would value Crown common stock at a minimum of $10.00 per share. By its terms, the offer was open until March 17, 2000.

     On March 10, 2000, Crown and its advisors received proposed forms of merger agreements from both Apex and Rosemore. The Apex agreement contained the same conditions as Apex's November 8, 1999 proposal, including due diligence and financing conditions. It additionally provided that Apex could terminate the agreement:

     . with no liability to Crown, if it were dissatisfied for any reason with any matter that arose in its 30-day due diligence investigation of Crown which was to be commenced following execution of the agreement; or

     . with a maximum liability to Crown of $500,000, if, at any time, the Apex board of directors determined that there was a more desirable use of the funds that would be required to acquire Crown.

The Rosemore merger agreement contemplated that:

     . the transaction be structured as a merger, rather than as a tender offer;

     . a vote of two-thirds of the votes entitled to be cast by the Crown stockholders be required to approve the transaction;

     . approval be required by the Crown Board, including the unanimous approval of the Independent Committee; and

     . a "topping fee" (a fee that would be payable by Crown to Rosemore if Crown terminated the merger agreement and subsequently consummated a transaction with another party at a higher price) and Rosemore's transaction expenses be paid by Crown under certain circumstances were the merger not to occur.

     In a letter dated March 10, 2000 to Crown, Rosemore extended its offer to March 17, 2000 to facilitate the ongoing negotiations.

     During the period between March 10 and March 14, 2000, Apex's legal counsel and Crown's legal counsel communicated further concerning the execution of a confidentiality agreement and as to whether Apex's legal counsel should be communicating with Skadden Arps, legal counsel to the Independent Committee, rather than with McGuire Woods, legal counsel to Crown. On March 14, 2000, Skadden Arps advised Apex's legal counsel that McGuire Woods was authorized to communicate on behalf of the Independent Committee, and that Apex's legal counsel could address correspondence to either McGuire Woods or Skadden Arps.

     In a letter to Apex's counsel, dated March 13, 2000, McGuire Woods, at the direction of the Independent Committee, advised Apex that its proposal was under review by Crown and that improvements could be made to the proposal to further its consideration. These improvements included entering into a confidentiality agreement, immediately commencing due diligence and eliminating the due diligence and financing conditions and Apex's corresponding termination right. Apex was also requested to structure its proposal as a tender offer and to eliminate the two termination conditions discussed above.

     In telephone conversations with Shearman & Sterling, Skadden Arps relayed the ways in which the Independent Committee believed Rosemore could improve the legal terms of its offer. Specifically, it was proposed that the transaction be structured as a tender offer, that consummation of the transaction be conditioned on the approval of a majority of non-Rosemore stockholders, and that there be no Crown obligation to pay Rosemore any fees or expenses in the event of termination of the agreement.

     At a meeting of the Independent Committee on March 14, 2000, Skadden Arps reviewed with the Independent Committee the terms of the merger agreements proposed by Rosemore and Apex, and the status of the negotiations of the agreements, as well as the indication of interest Crown had received from Olympic Resources Limited. CSFB summarized for the Independent Committee its work to date. CSFB discussed its various approaches to valuation including, among others, discounted cash flow analysis and analyses of comparable transactions and comparable companies. See "- Opinion of Credit Suisse First Boston" on page __.

     In a letter to the Crown Board, dated March 15, the U.S. subsidiary of a non-U.S. oil company (the "Non-U.S. Oil Company") expressed its interest in acquiring all of the outstanding shares of Crown common stock for cash at an undisclosed price it stated would be above the offers announced by Rosemore and Apex. The proposal was conditioned on satisfactory completion of a 45 to 60-day period of due diligence and negotiation and execution of a mutually satisfactory definitive agreement. The Non-U.S. Oil Company had previously entered into a confidentiality agreement including standstill provisions with Crown on February
14. CSFB informed the Non-U.S. Oil Company that, given the already extensive length of the process and the fact that the Non-U.S. Oil Company had signed the confidentiality agreement entitling it to commence due diligence a month ago, a 45-day period was too long.

     By March 15, 2000, Skadden Arps had delivered to counsel for Rosemore and Apex mark-ups of their respective draft merger agreements reflecting, among other things, the changes previously proposed to each of the parties. In addition, both Rosemore and Apex were asked to extend the expiration dates of their offers.

     On March 16, 2000, Apex advised Crown that it was extending the expiration date of its proposal to April 17. Also on March 16, representatives of Crown, Skadden Arps, CSFB, McGuire Woods and Shearman & Sterling participated in a conference call to discuss the draft of the merger agreement between Rosemore and Crown. In a letter dated March 17 to Crown, Rosemore extended its deadline to April 17 to give the Crown Board the opportunity to explore with Apex whether the conditions included in the Apex proposal could be removed without the time pressure created by Rosemore's earlier deadline.

     On March 17, counsel for Apex contacted Skadden Arps and requested a meeting between Mr. Novelly, the chairman of Apex, and the Independent Committee to discuss ways in which a transaction between Apex and Crown might be structured so that Crown remained a publicly traded company. On March 21, after consultation with Mr. Dacey, Skadden Arps advised counsel for Apex that the Independent Committee was not inclined to meet with a bidder who had not signed Crown's confidentiality agreement but would facilitate a meeting between the parties' respective financial advisors. Counsel for Apex was also advised that the Independent Committee would agree to a confidentiality agreement with a standstill provision that expired at the same time as the standstill binding Rosemore. Apex was again asked to sign the confidentiality agreement but was unwilling to do so.

     On March 22 and March 23, 2000, representatives of Skadden Arps, McGuire Woods, and Crown participated in telephone discussions with representatives of Shearman & Sterling to discuss the draft merger agreement between Rosemore and Crown.

     On March 23, 2000, the Independent Committee held a telephonic meeting in which its financial and legal advisors participated. The Independent Committee determined that bringing the process to a timely conclusion was in the best interests of Crown and its stockholders, and, to that end, it directed CSFB to request that interested parties submit their "best and final offers" to Crown by March 29, 2000. On March 24, in accordance with the Independent Committee's request, CSFB contacted Apex, the Non-U.S. Oil Company and Rosemore.

     On March 24, 2000, Rosemore agreed to provide up to $66 million in performance guarantees relating to Crown's purchase of crude oil, feedstock and other petroleum products. See "RELATED PARTY TRANSACTIONS" on page __.

     On March 27, 2000, Shearman & Sterling distributed to Crown and its advisors a revised draft of the merger agreement between Rosemore and Crown.

     Also on March 27, 2000, the Non-U.S. Oil Company contacted CSFB to convey that its board of directors had a meeting scheduled for later in the week to consider the necessary funding for a possible due diligence investigation of Crown. The Non-U.S. Oil Company indicated that it believed the transaction was economically viable at a price per share in the range of $10 but that it would need five weeks to conclude due diligence. The Non-U.S. Oil Company was again advised that the strategic process had been ongoing for several months and that it needed to begin due diligence as soon as possible for its offer to be considered. The Non-U.S. Oil Company neither commenced due diligence nor submitted a final offer.

     From March 27 through March 29, 2000, Crown and Rosemore and their respective legal and financial advisors negotiated the terms of the merger agreement and the related documents and schedules.

     On March 28, 2000, the Rosemore board authorized Mr. Edward L. Rosenberg to submit a revised proposal to Crown increasing the consideration for the Crown common stock to $9.35 per share in cash, with authority to increase the consideration up to $9.50 per share, if necessary. At this time, Aegis Muse confirmed to the Rosemore board that a purchase price of $9.50 per share was fair to Rosemore (other than to Rosemore's shareholders or affiliates) from a financial point of view. See "- Financial Report Prepared by Aegis Muse" on page
____.

     On March 29, 2000, Rosemore advised Crown that it was increasing its offer to acquire all of the outstanding shares of Crown common stock to $9.35 per share in cash, and that such offer would expire on March 31. It also indicated that it had satisfactorily completed its due diligence investigation of Crown. Rosemore submitted a revised draft of its proposed form of merger agreement to Crown and its advisors which contemplated that:

     . the transaction would be structured as a merger, rather than as a tender offer;

     . Rosemore would not be required to close the merger if an event of default existed under Crown's indenture covering the 10 7/8% senior notes or would occur as a result of the merger;

     . a stockholder vote of two-thirds of the votes entitled to be cast would be required to approve the merger;

     . Rosemore would not be entitled to a topping fee, but would be entitled to reimbursement of expenses if the Crown stockholders did not approve the merger; and

     . Crown's stock plans would be amended to clarify that the merger would not trigger certain benefits under the plans.

     Also on March 29, 2000, Apex confirmed its cash offer of $9.20 and submitted a revised draft of the proposed merger agreement. In accordance with the Independent Committee's request, the agreement provided for a revised transaction structure of a tender offer for all outstanding shares followed by a second-step merger. The tender offer would also be conditioned on satisfactory completion of due diligence, obtaining replacement financing for Crown's 10 7/8% senior notes and the tender of 66 2/3% of the shares not owned by Apex. Apex indicated that it was actively pursuing replacement financing for the 10 7/8% senior notes. The agreement also provided that, in the event the agreement was terminated under certain circumstances and, within 18 months of such termination, Crown entered into an agreement with respect to another acquisition proposal, Crown would be obligated to pay Apex the higher of $1 million or 10% of the excess amount of the consideration received in the third-party transaction over the consideration proposed by Apex.

     In its March 29 letter, Apex also reiterated its proposal to engage in a stock-for-stock merger with Crown that it claimed would value Crown's stock at a minimum of $10 per share. This offer was similarly conditioned on completion of due diligence and obtaining replacement financing for the 10 7/8% senior notes. The Apex proposal also provided for a "shortfall distribution" to all stockholders on December 31, 2001 if the average closing price of the shares for the combined company did not reach $12.00 for a period of at least five consecutive trading days prior to that date. The distribution would be equal to the difference between $12.00 and the highest five-day closing price during the period. Apex also advanced a third alternative proposal to purchase 3.5 million to 4.5 million newly issued Crown Class A common shares in a private placement at a price of $9.50 per share. Such proposal also included a shortfall distribution and was not conditioned on completion of due diligence, but was conditioned upon suspension of Crown's shareholder rights plan and the availability of replacement financing for the 10 7/8% senior notes. Apex further indicated that it had instructed its financial advisors to schedule a meeting with CSFB to discuss its various proposals. Apex also submitted a revised form of a proposed acquisition agreement.

     The Independent Committee met on March 29 and was updated by its advisors on both the Apex and Rosemore proposals. The Independent Committee noted that the Apex proposal remained subject to significant conditions and that the Rosemore proposal declined to structure the offer as a tender offer or to include a provision that the offer be found acceptable to a majority of the public stockholders other than Rosemore. Rosemore agreed to eliminate the topping fee provision. The Independent Committee believed that the price offered was still not sufficient and that the requirement that Rosemore's expenses be paid by Crown if its proposal was not approved by Crown's stockholders was not acceptable. To permit continued negotiations with Rosemore on these and other outstanding issues, the Independent Committee directed CSFB to request an extension of Rosemore's offer beyond its Friday, March 31 deadline.

     The Independent Committee reconvened on March 30, 2000, with its legal and financial advisors present. The Independent Committee discussed in detail the three variations of the Apex offer, and determined that the new proposals contained too many conditions. Specifically, the cash offer still remained subject to a due diligence condition, but Apex continued to refuse to enter into a confidentiality agreement including standstill provisions which was a prerequisite to beginning due diligence. Additionally, the offer was conditioned on obtaining lender commitments for the refinancing of Crown's 10 7/8% senior notes. The Independent Committee also noted that each of the Apex proposals would require the approval of Rosemore as the largest Crown stockholder. The Independent Committee directed CSFB to request a meeting with Apex's financial advisors to seek resolution of some of the outstanding issues. The Independent Committee also determined that Mr. Dacey should contact Rosemore to discuss price, expense reimbursement and any other outstanding issues, and to request an extension of Rosemore's offer.

     On March 30, 2000, CSFB contacted Apex and its legal advisors to review Apex's offer and to request a higher cash bid with no conditions. CSFB also requested that Apex enter into a confidentiality agreement including standstill provisions with Crown, which request was refused. CSFB was informed that no commitment had been obtained with respect to the refinancing of Crown's 10 7/8% senior notes, which was a condition to two of Apex's three proposals. CSFB was also advised that the proposed "shortfall distribution" would be an obligation of the surviving corporation, not Apex.

     On March 31, 2000, in an Independent Committee meeting with its advisors participating, Mr. Dacey reported on his conversations with Mr. Edward L. Rosenberg, the president of Rosemore. Rosemore agreed to an extension of its offer to April 3, so that the two parties and their advisors could continue to negotiate price, the issue of Rosemore's expense reimbursement and other outstanding issues with respect to the merger agreement. CSFB advised the Independent Committee of the status of its discussions with Apex's advisors.

       On March 31, 2000, Rosemore agreed to provide Crown with cash borrowing availability (currently up to $13.4 million) as permitted under Crown's indenture relating to the 10 7/8% senior notes. See "RELATED PARTY TRANSACTIONS" on page ___.

     On April 2, 2000, an Independent Committee meeting was held with all advisors participating. Mr. Dacey reported that, after discussions with Mr. Edward L. Rosenberg, the expense reimbursement issue had been resolved such that reimbursement would be made only if Crown consummated a competing transaction. He also reported that most of the outstanding issues in the agreement had been resolved except for the form of severance-related waivers from Crown executives and certain other benefits-related issues which were to be negotiated over the course of the coming week directly between Rosemore's representatives and the affected employees. Rosemore declined to further discuss price until these outstanding issues were resolved, and Rosemore agreed to extend its offer indefinitely to permit such resolution, although it reserved the right to withdraw such extension at any time.

     From March 30 to April 6, 2000, Crown's advisors and senior management, the Independent Committee's advisors, and Rosemore and its advisors negotiated the terms of and worked to finalize open issues in the merger agreement, related documents and disclosure schedules, including payment of transaction expenses, the price per share of Crown common stock, certain arrangements relating to employee benefits issues and the terms of certain waivers to be executed by key employees of Crown in connection with the merger.

     On Friday, April 7, 2000, the Independent Committee again met with its advisors. The members were informed that all of the previously open issues in the merger agreement had been satisfactorily resolved and that the waivers requested by Rosemore had been executed. Skadden Arps informed the Independent Committee that advisors to Apex had indicated on April 6, 2000 that Apex was now willing to execute a confidentiality agreement with a standstill provision but that it would require 30 days to complete due diligence and requested that the Independent Committee hold any further action in abeyance while it completed its investigation. The members of the Independent Committee unanimously rejected the request to delay further the process that had been ongoing for more than a year and thereby jeopardize a fully negotiated contract with Rosemore. The Independent Committee also believed that it would be difficult to obtain stockholder approval for an Apex transaction, and that a transaction with Rosemore had a substantially higher likelihood of consummation.

     Mr. Dacey left the meeting and called Mr. Edward L. Rosenberg. On the call, Mr. Dacey conveyed to Mr. Rosenberg that the Independent Committee would be willing to recommend the merger agreement to the Crown Board if the offer price were increased to at least $9.50 per share from $9.35 per share. After discussion, Mr. Rosenberg, on behalf of Rosemore, agreed to raise the price to $9.50 per share. Mr. Dacey returned to the meeting and reported the increased offer to the Independent Committee.

     CSFB then gave its oral opinion that the aggregate merger consideration was fair, from a financial point of view, to the stockholders of Crown, other than Rosemore and its affiliates, which opinion was subsequently confirmed in writing. See "- Opinion of Credit Suisse First Boston" on page __. Skadden Arps reviewed with the members of the Independent Committee their fiduciary duties and the terms of the merger agreement. The Independent Committee then unanimously moved to recommend to the Crown Board that it accept the Rosemore proposal and further recommend stockholder approval of the merger and merger agreement.

     Immediately following the meeting of the Independent Committee, the Crown Board convened a meeting, with all directors present except for Mr. Henry A. Rosenberg, Jr. who had recused himself. Based on the recommendation of the Independent Committee and the fairness opinion of CSFB, among other things, the Crown Board unanimously voted to approve a merger with Rosemore on the terms set forth in the merger agreement presented to it and to recommend that the stockholders approve the merger and merger agreement. See "- Recommendation of Crown's Board of Directors" on page __.

     In connection with its approval of the merger and merger agreement, the Crown Board modified the shareholder rights plan, dated February 1, 2000, by amending the definition of "Final Expiration Date" to provide that the earlier of the close of business on February 14, 2001 or that time which is immediately prior to acceptance by the State Department of Assessments and Taxation of Maryland of articles of merger consummating the merger between Crown and RAC will constitute the final expiration date under the rights plan. The Crown Board also declared the merger and merger agreement to be an approved transaction under the rights plan, so that the execution of the merger agreement would not result in a distribution date under the rights plan, or the separation of the rights from the common stock to which they are attached. In addition, the Crown Board nominated individuals identified by Rosemore for election as directors of Crown following the consummation of the merger. See "- Rosemore's Plans for Crown after the Merger" on page ___.

     On Friday evening, April 7, 2000, Crown, Rosemore and RAC executed the merger agreement.

     On May 1, 2000, Crown received an amended transaction proposal from Apex. In its amended cash merger proposal, Apex offered to purchase all of the outstanding shares of Crown common stock not owned by it for $10.00 per share. Although the proposal remained conditioned on the receipt of financing sufficient to repay Crown's 10 7/8% senior notes, the prior due diligence condition was eliminated. With respect to the alternative proposals previously advanced by Apex, Apex increased the price at which it offered to purchase between 3.5 million and 4.5 million shares of Crown Class A common stock in a private placement to $10.00 per share, and affirmed its offer relating to a stock-for-stock merger, which Apex asserts would value the Crown common stock at $10.00 per share. In addition, Apex stated that it would post a letter of credit in the amount of $30 million to secure the "shortfall distribution" proposed in connection with the latter two alternative proposals.

     On May 10, 2000, the Independent Committee met with its advisors and discussed the amended Apex proposal. The Independent Committee was briefed by CSFB on the current market for debt securities and the feasibility of issuing debt securities in this market. At the meeting, the Independent Committee determined to continue to review the Apex proposal.

     On May 11, 2000, Ms. Maiden, together with Mr. Christopher Burkhardt, filed an amended complaint in the purported class action lawsuit originally filed on March 9, 2000 described above. The amended complaint seeks to enjoin the merger and alleges that the defendants are breaching their fiduciary duties to the public stockholders of Crown and are engaging in self dealing and improper, unfair and unlawful conduct. In the alternative, the complaint seeks compensatory and "recissory" damages if the merger is consummated. See "THE MERGER - Stockholder Litigation" on page ___.

Purpose of the Merger

     The purpose of the merger is to provide the public stockholders a fair price for their shares, for Rosemore to acquire 100% ownership of Crown and to terminate the status of Crown as a company with publicly traded equity. The transaction has been structured as a cash merger in order to provide the public stockholders of Crown with cash for all of their shares, to provide a prompt and orderly transfer of complete ownership of Crown with a minimized risk that the contemplated transactions will not be finalized and to reduce transaction costs.

Recommendation of Crown's Board of Directors

     On April 7, 2000, the Crown Board met and, after considering the recommendation of the Independent Committee and the fairness opinion received from CSFB, unanimously (with the exception of Mr. Henry A. Rosenberg, Jr., who had recused himself) approved the merger and determined that the terms of the merger with Rosemore were advisable and fair to, and in the best interests of, Crown's stockholders. THE CROWN BOARD RECOMMENDS THAT CROWN'S

STOCKHOLDERS VOTE TO APPROVE THE MERGER AND MERGER AGREEMENT. Certain members of the management and the Crown Board have interests which present them with potential or actual conflicts of interest in connection with this recommendation and the merger. These matters are discussed in "THE MERGER - Interests of Certain Persons in the Merger" on page __.

Crown's Reasons for the Merger and Statement as to the Fairness of the Merger

     In recommending to the Crown Board that it approve the merger and the transactions contemplated thereby, the Independent Committee consulted with members of Crown's management, other than Messrs. Henry A. Rosenberg, Jr. and Frank B. Rosenberg, as well as the Independent Committee's legal and financial advisors, and considered the following material factors:

1. As a result of the losses sustained by Crown over the last five years, the capital intensive nature of its business, the use of significant cash resources to finance required environmental related expenditures, the substantial consolidation underway in the refinery and marketing industries, the uncertainty created by volatility in crude oil prices and refinery and retail margins, and the working capital needs associated with the run up in crude oil prices, management was concerned that Crown would be constrained in its ability to maintain the pace of improvements necessary to remain competitive without external financial support.

2. Rosemore's willingness to loan money to Crown and guarantee certain of its trade obligations, including Rosemore's participation in Crown's $125 million secured credit facility. Management believes that there are no other providers of this type of support on comparable terms and conditions and that the proposed merger should allow greater financial assistance from Rosemore.

3. The fact that Crown and CSFB had conducted a thorough evaluation process that had failed to produce alternatives, other than the sale of Crown, on prices and on terms that the Independent Committee believed would materially enhance Crown's financial position and generate increased value for stockholders.

4. The relationship of the offer price to the then current market price, the downward trend in the historical market price for Crown common stock and the fact that the offer price represents a premium of approximately 39% over the per share closing price of the Class A common stock and approximately 49% over the per share closing price of the Class B common stock on January 27, 2000, the day prior to the announcement that Rosemore had been approached by Crown's financial advisor.

5. The arm's-length negotiations between the Independent Committee and its representatives and Rosemore and its representatives, including the fact that the negotiations resulted in a substantial increase in the price at which Rosemore was prepared to acquire the shares, from $8.35 per share to $9.50 per share, and the Independent Committee's belief that $9.50 per share was the highest price that Rosemore would be willing to offer. The Independent Committee noted that $9.50 per share was at the high end or above the valuation range produced by each of the analyses performed by CSFB in connection with its rendering of the fairness opinion.

6. The Independent Committee's belief that the merger had a high probability of consummation because of the following:

     . the per share price to be received in the merger is payable in cash, thereby eliminating any uncertainties in valuing the consideration to be received by the stockholders;

     . Rosemore has represented and warranted that it will have sufficient funds to consummate the merger;

     . the limited nature of the conditions to the merger and, particularly, that there is no due diligence or financing condition; and

     . the significant percentage of shares already owned by Rosemore that would be voted in favor of the merger and merger agreement.

7. The analyses and presentations prepared by CSFB, and the opinion of that firm, dated April 7, 2000, that as of the date of the opinion, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the aggregate consideration to be received in the merger is fair, from a financial point of view, to the Crown stockholders other than Rosemore and its affiliates. THE FULL TEXT OF THE CSFB OPINION IS ATTACHED AS EXHIBIT B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. YOU ARE URGED TO READ THE CSFB OPINION IN ITS ENTIRETY, AND TO READ THE DESCRIPTION OF SUCH OPINION UNDER THE CAPTION "- OPINION OF CREDIT SUISSE FIRST BOSTON" ON PAGE __.

8. The terms of the merger and merger agreement, including the following provisions:

     . the merger agreement may not be amended without the approval of the Independent Committee;

     . until the merger is complete, the Independent Committee is permitted to consider unsolicited offers and change its recommendation concerning the merger but not to terminate the merger agreement; and

     . Crown is not required to pay any termination fees and there are limited circumstances in which Rosemore's expenses must be reimbursed by Crown in the event of the termination of the merger.

9. The possible decline in the market price of the shares of Crown common stock if the merger with Rosemore is not approved and no other transaction is agreed to and consummated.

     In view of the variety of factors which it considered in reaching a determination, the Independent Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions and recommendations. In addition, individual members of the Independent Committee may have given different weights to different factors.

     The Independent Committee considered all of these factors in reaching the conclusion and recommendations previously described. These factors figured positively as advantages of the merger. In addition, the Independent Committee considered the following:

     . The consummation of the merger will preclude the public stockholders from participating in any future growth of Crown, including the impact, if any, on Crown's performance that might result from settlement of the labor dispute, the corporate campaign and related boycott. See "THE MERGER - Union Corporate Campaign" on page ___. The Independent Committee believed that this factor was outweighed by the fairness of the offer price and the uncertainty as to whether Crown's financial prospects could be improved, particularly without Rosemore's continued financial support, which may or may not be given; and

     . The fact that Apex had proposed certain transactions that Apex valued in excess of the Rosemore offer price. The Independent Committee believed that this fact was outweighed by the fact that Apex had requested an additional month to undertake due diligence and the risk that the Apex transactions would not deliver value to stockholders of Crown because:

          -    Apex may find the results of its due diligence unsatisfactory;

          - Apex may not be able to arrange acceptable refinancing of Crown's debt, financing for the transaction, or both;

          - the Apex proposals could not be consummated without the support of Rosemore; and

          - a delay in accepting the Rosemore proposal could result in the withdrawal of that proposal by Rosemore, or an adverse change in its price or other terms, or the withdrawal of continued financial support.

     Because Rosemore had indicated that it would proceed promptly with a merger transaction, and because either a tender offer or merger structure would involve preparation of background and fairness disclosure required for transactions of this type, the Independent Committee concluded that a tender offer structure ultimately would have minimal, if any, timing advantages over a merger structure. The Independent Committee therefore viewed Rosemore's choice of a merger, rather than a tender offer, structure as a neutral factor in its analysis. Rosemore was not willing to proceed with a tender offer because, as a private company, it was not accustomed to providing the type of public company disclosure required by the SEC tender offer requirements. Rosemore was also concerned that a tender offer would require it to pay for the Crown common stock even if it would not be able to consummate a second step merger because it was possible that Crown's financial condition might in the future not permit the merger to occur without a default under the indenture governing the 10 7/8% senior notes.

     In reaching its determinations referred to above, the Crown Board considered the following factors, each of which, in the view of the Board, supported such determinations:

     .    The conclusions and recommendations of the Independent Committee;

     . The factors referred to above as having been taken into account by the Independent Committee; and

     . The fact that the offer price and the terms and conditions of the merger agreement were the result of arm's-length negotiations among the Independent Committee, Crown and Rosemore and their respective advisors.

     The Crown Board, including the members of the Independent Committee, believes that sufficient procedural safeguards were and are present to ensure fairness of the merger and to permit the Independent Committee to represent effectively the interests of the public stockholders. The Crown Board reached its conclusion as to the procedural fairness because:

     . The Independent Committee consisted of non-employee independent directors who acted to represent solely the interests of the public stockholders;

     . The Independent Committee retained and received advice from its independent legal counsel, Skadden Arps;

     . The Crown Board was advised by and received the opinion of CSFB as financial advisor, described under "- Opinion of Credit Suisse First Boston" on page __;

     . The strategic review process remained open for a significant time period and the Independent Committee was actively involved in deliberations; and

     . The offer price and the other terms and conditions of the merger agreement resulted from extensive arm's-length negotiations between representatives of the Independent Committee, on the one hand, and representatives of Rosemore, on the other hand.

     The Crown Board and the Independent Committee recognized that the merger was not structured to require the approval of a majority of the stockholders of Crown other than Rosemore, and that Rosemore owns a sizeable voting block of shares (approximately 45.4%). However, the Crown Board and the Independent Committee also recognized that, under Maryland law and Crown's charter, the merger requires approval by two-thirds of all of the votes entitled to be cast on the merger and merger agreement. Thus, the public stockholders retain the ability to prevent the merger if sufficient stockholder votes are cast against approval of the merger and merger agreement.

Opinion of Credit Suisse First Boston

     CSFB has acted as Crown's exclusive financial advisor in connection with the merger. Crown selected CSFB based on CSFB's experience, reputation, and familiarity with Crown's business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In light of the foregoing, the Independent Committee believes that CSFB is well qualified to provide the committee with independent, quality financial assistance and advice, including the delivery of the fairness opinion.

     In connection with CSFB's engagement, Crown requested that CSFB evaluate the fairness, from a financial point of view, to the stockholders of Crown, other than Rosemore and its affiliates, of the aggregate consideration to be received by stockholders of Crown in the merger. On April 7, 2000, at a meeting of the Crown Board held to consider the merger, CSFB rendered to the Crown Board an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated April 7, 2000, to the effect that, as of that date and based on and subject to the matters described in its opinion, the aggregate consideration to be received by Crown stockholders in the merger was fair, from a financial point of view, to the stockholders of Crown, other than Rosemore and its affiliates.

     The full text of CSFB's written opinion, dated April 7, 2000, to the Crown Board, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Exhibit
B and is incorporated by reference in its entirety into this proxy statement. Holders of Crown common stock are urged to read this opinion carefully in its entirety. CSFB's opinion is addressed to the Crown Board and states that, as of the date of the opinion, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the aggregate consideration to be received by Crown stockholders in the merger is fair, from a financial point of view, to the Crown stockholders other than Rosemore and its affiliates. It does not address the allocation between holders of Class A common stock and holders of Class B common stock of the aggregate consideration to be received by stockholders of Crown or any other aspect of the merger or any related transaction and does not constitute a recommendation to any stockholder as to how that stockholder should vote on any matter relating to the merger. The following is a summary of the material financial analyses performed by CSFB in connection with rendering its opinion and does not purport to be a complete description of such analyses.

     In arriving at its opinion, CSFB:

          .    reviewed the merger agreement;
          .    reviewed certain business and financial information relating to
               Crown;
          .    reviewed certain other information, including financial
               forecasts, that Crown provided to CSFB;
          .    met with the management of Crown to discuss the business and prospects of Crown;
          .    considered certain financial and stock market data of Crown, and compared that data with similar data for other publicly held companies in businesses similar to Crown;
          .    considered the results of the strategic evaluation process and other proposals;
          .    considered the financial terms of other business combinations and other transactions that have recently been effected; and
          .    considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that CSFB deemed relevant.

     In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to financial forecasts, CSFB was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Crown as to the future financial performance of Crown.

     CSFB was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Crown, and was not furnished with any evaluations or appraisals. CSFB's opinion was necessarily based on information available to CSFB, and financial, economic, market and other conditions as they existed and could be evaluated by CSFB, on the date of its opinion. Although CSFB evaluated the fairness from a financial point of view to the stockholders of Crown, other than Rosemore and its affiliates, of the aggregate consideration to be received by the stockholders of Crown in the merger, CSFB was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined in negotiations between Crown and Rosemore.

     In preparing its opinion to the Crown Board, CSFB performed various financial and comparative analyses, including those described below. The summary of CSFB's analyses described below is not a complete description of the analyses performed in connection with rendering its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, CSFB considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Crown. No company, transaction or business used in CSFB's analyses as a comparison is identical to Crown or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

     The estimates contained in CSFB's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CSFB's analyses and estimates are inherently subject to substantial uncertainty.

     CSFB's opinion and financial analyses were among many factors considered by Crown's Board in its evaluation of the merger and should not be viewed as determinative of the views of the Crown Board or management with respect to the merger or the aggregate consideration to be received.

     The following is a summary of the material financial analyses underlying CSFB's opinion dated April 7, 2000 delivered to the Crown Board in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand CSFB's financial analyses, the table must be read together with the text. The table alone does not constitute a complete description of the financial analyses. You are urged to read the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, or otherwise you may have a misleading or incomplete view of CSFB's financial analyses.

Share Price Reference Range Analyses. CSFB derived implied share price reference ranges based on a discounted cash flow analysis, selected companies analysis and selected mergers and acquisitions analysis for Crown as more fully described below. CSFB then compared the consideration to be received in the merger of $9.50 per share of Crown common stock with the share price reference ranges implied by these analyses.

Discounted Cash Flow Analysis. CSFB performed a discounted cash flow analysis on Crown's business in order to estimate the present value of Crown's estimated future stand-alone, unlevered, after-tax free cash flows. CSFB performed its analysis based on three scenarios, a downside case, a base case and an upside case. The base case for Crown was based on estimates of Crown's future financial performance provided by and discussed with the management of Crown and assumed improved Gulf Coast refining margins. The upside and downside cases were based on adjustments to the base case, discussed with Crown management to reflect, among other things, the potential for improved or reduced refining and retail marketing margins. Each case described is only a portion of the overall analysis performed by CSFB, and CSFB expresses no judgment on the appropriateness or accuracy of the assumptions underlying each case.

     In addition to estimating the present value of Crown's estimated stand-alone, unlevered, after-tax free cash flow from calendar years 2000 through 2004 based on the three cases described above, CSFB calculated ranges of estimated values of such cash flow after 2004 by using terminal value multiples of 2004 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for each case ranging from 5.0x to 6.0x for Crown's refining business and 6.0x to 7.0x for Crown's retail business. The present value of Crown's estimated stand-alone, unlevered, after-tax free cash flows were then calculated using discount rates of 11.0% to 12.0% for Crown's refining business and 10.0% to 11.0% for Crown's retail business. The following chart shows the reference range per share of Crown common stock indicated by these analyses:

          Case                Implied Price Per Share
          ----                -----------------------
          Downside case       $     0 - $   3.20
          Base case              5.30 -     9.00
          Upside case            7.10 -    10.70

Selected Companies Analysis. CSFB compared selected financial, operating and stock market data of Crown to corresponding data of the following publicly traded companies in the petroleum refining and/or marketing businesses:

          .    Giant Industries, Inc.
          .    Holly Corporation

          .    Sunoco, Inc.
          .    Tosco Corporation
          .    Ultramar Diamond Shamrock Corporation
          .    Valero Energy Corporation
          .    Casey's General Stores, Inc.
          .    7-Eleven, Inc.
          .    The Pantry, Inc.

      CSFB reviewed enterprise values, calculated as fully diluted equity market value, plus total debt, preferred stock and minority interests, less cash and cash equivalents of the selected companies, as multiples of their calendar year 1999 EBITDA and estimates of their calendar year 2000 EBITDA. CSFB then applied a range of selected multiples derived from that analysis to Crown's calendar year 1999 EBITDA, calendar years 1997 to 1999 average EBITDA and estimated calendar year 2000 EBITDA. Equity market values were calculated based on closing stock prices on April 6, 2000. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for Crown was based on the base case for Crown. This analysis indicated a reference range per share of Crown common stock of $4.00 to $7.20.

Selected Mergers and Acquisitions Analysis. CSFB compared purchase prices paid or proposed to be paid in selected transactions as multiples of the latest 12 months EBITDA, refining capacity and, for retail marketing transactions, store count.

     CSFB then applied a range of selected multiples derived from that analysis to Crown's calendar year 1999 EBITDA, calendar years 1997 to 1999 average EBITDA, refining capacity and store count. All multiples were based on publicly available financial information. This analysis indicated a reference range per share of Crown common stock of $3.30 to $6.20.

Miscellaneous. Crown has agreed to pay CSFB for its services an aggregate transaction fee of 1.375% of the total fair market value, at the time of closing, of all consideration, including cash, securities, property, all debt remaining on Crown's financial statements at closing and other indebtedness and obligations assumed by Rosemore, and any other consideration received by Crown or the stockholders of Crown in the merger, subject to a minimum transaction fee of $1.5 million. Based upon financial information included as a part of this proxy statement and giving effect to the merger as presently contemplated, CSFB will be entitled to a fee of approximately $3.3 million. See "THE MERGER - Merger Financing; Expenses of the Merger" on page ___. A substantial portion of the transaction fee is contingent upon consummation of the merger. Crown also has agreed to reimburse CSFB for its reasonable out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by CSFB, and to indemnify CSFB and certain related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

      Since 1998, CSFB and its affiliates have provided services to Crown unrelated to the merger, including (1) acting as Crown's financial advisor for the solicitation of consents from the holders of Crown's 10 7/8% senior notes,
(2) providing opinions to the trustee under the indenture governing these notes with respect to prior affiliated transactions, which are required under the indenture to be provided with respect to any transaction between Crown and Rosemore in which there is consideration in excess of $5 million and
(3) providing advice to Crown with respect to Crown's adoption of a shareholder rights plan. CSFB and its affiliates have earned an aggregate of $825,000 in fees for these services.

      In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of Crown for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

Rosemore's Purposes and Reasons for the Merger

     Rosemore and its predecessors have held a significant interest in Crown since 1930. On various occasions, Rosemore has been asked to provide and has provided financial support to Crown. In addition, various members of the Rosenberg family are currently serving and have served in the past as directors and officers of Crown. See "THE MERGER - Interests of Certain Persons in the Merger" on page __ and "RELATED PARTY TRANSACTIONS" on page __.

     Rosemore, from time to time, reviews its investment portfolio and evaluates its investments, including its holdings in Crown, in order to maximize their value. In December 1999, in light of developments at Crown, the Rosemore board formed the Rosemore special committee and charged it with the responsibility of retaining legal and financial advisors to assist the special committee in its review of Rosemore's investment in Crown. Mr. Henry A. Rosenberg, Jr., chairman of the board of Rosemore, was not a member of this committee. The Rosemore special committee has examined several alternatives, ranging from the sale of its investment in Crown to the acquisition of the shares of Crown common stock not owned by Rosemore. The Rosemore special committee also sought to anticipate the likely results of the Crown Board's exploration of strategic alternatives so that in its capacity as a significant Crown stockholder it could be a constructive participant in that process.

     On January 18, 2000, Crown invited Rosemore to make a proposal to acquire Crown. In reponse to this invitation, the Rosemore special committee with the assistance of its financial and legal advisors conducted extensive due diligence on Crown in order to value Crown and to determine whether Rosemore might be interested in making a proposal. In late February, the Rosemore special committee focused its attention on the terms and conditions on which it might be willing to proceed with a merger transaction and the price at which it would be willing to acquire 100% ownership of Crown. In early March, the Rosemore special committee determined that, if the Crown Board were willing to recommend to Crown stockholders that they approve the merger at that price, Rosemore would prefer the merger to selling its shares of Crown common stock or retaining its current equity interest in Crown as a public company. Rosemore has concluded that increasing its equity interest in Crown to 100% would best enable it to satisfy its investment goals and to support Crown's financial recovery.

     The Rosemore board, after considering the recommendation of the Rosemore special committee, by a 6-2 vote of the Rosemore board (with Mr. O'Grady recusing himself from the vote), has determined that the merger is consistent with and in furtherance of the long-term business strategy of Rosemore and has approved the merger and merger agreement. Rosemore's purpose of the merger is for Rosemore to acquire the remaining equity interest in Crown not already owned by Rosemore. Upon consummation of the merger, Crown will become an indirect wholly owned subsidiary of Rosemore. The Rosemore directors who voted against the merger did so because they believe:

     . the merger is not consistent with Rosemore's investment objectives from a diversification standpoint;

     .  the merger consideration to be paid by Rosemore is too high; and

     . subsequent to the merger, Rosemore might be required to provide additional financial support to Crown during periods when Crown incurs operating losses.

     Mr. O'Grady recused himself from the deliberations and voting of the Rosemore board due to conflicts of interest. See "- Background of the Merger" on page ___.

     In reaching its conclusions, the Rosemore board consulted with its financial and legal advisors and considered the matters described above and the following additional factors:

          . the current economic, financial and business environment generally, and the present and anticipated environment in the petroleum refining and marketing industry in particular;

          . the judgment, advice and analysis of Rosemore's management with respect to the financial benefits of the merger. This was based in part on the due diligence investigation performed with respect to Crown, and on the Rosemore board's independent knowledge of Rosemore, Crown and the petroleum industry;

          . the financial condition, results of operations, businesses and prospects of Crown and Rosemore;

          .    the recent and historic stock prices of Crown;

          . the pendency of a derivative lawsuit against Crown and its present and former officers and directors, including Messrs. Henry A. Rosenberg, Jr., Edward L. Rosenberg and Frank B. Rosenberg, and the impact that the merger might have on the standing of the plaintiffs to continue the lawsuit (see "THE MERGER -Stockholder Litigation" on page ____);

          . the findings of the due diligence investigation with respect to Crown, especially regarding environmental and compensation and benefits issues;

          . an alternative proposal involving the possible merger of Crown and the Independent Marketer as described by CSFB to Aegis Muse;

          . the alternative proposals submitted to the Crown Board by Apex, as described in the Schedule 13D filing made by Apex with the SEC, to acquire all of the shares of Crown common stock not owned by Apex and their likely impact on Rosemore's investment in Crown;

          . the presentation to the Rosemore board made by Aegis Muse, financial advisor to Rosemore (see "- Financial Report Prepared by Aegis Muse" on page __);

          . the fact that Crown would continue to be operated on a stand-alone basis and that the likelihood of retaining certain members of the Crown senior management was enhanced as a result of their execution of certain waiver agreements in connection with the merger (see "THE MERGER AGREEMENT - Waiver Agreements" on page __); and

          . the fact that Crown stockholders would receive a premium over the then current market price of Crown common stock.

Rosemore's Statement as to the Fairness of the Merger

     In addition to the factors identified above under "Rosemore's Purposes and Reasons for the Merger," Rosemore believes that the merger and the terms of the merger agreement, including the merger consideration of $9.50 per share, are fair to Crown and its public stockholders based on the following factors:

          . the appointment of the Crown Independent Committee, which consisted solely of independent members of the Crown Board;

          . the unanimous approval and recommendation of the merger and merger agreement by the Crown Independent Committee;

          . the fact that the price per share to be paid in the merger represents a premium of 39% to the closing price of Crown Class A common stock and a 49% premium to the closing price of Crown Class B common stock on January 27, 2000, the day prior to the announcement by Rosemore that Rosemore had been contacted by CSFB, Crown's financial advisor;

          . the fact that the price and the terms and conditions of the merger agreement were the result of arm's-length negotiations over an extended period between the Crown Independent Committee and Rosemore;

          . notwithstanding that the opinion of CSFB was addressed to the Crown Board and that Rosemore is not entitled to rely on it, the fact that the Crown Board received an opinion from CSFB that, as of April 7, 2000, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the aggregate consideration to be received by Crown stockholders in the merger is fair, from a financial point of view, to the Crown stockholders other than Rosemore and its affiliates;

          . although Rosemore did not request Aegis Muse to and Aegis Muse did not advise that the price offered was fair to Crown's public stockholders, the presentation of Aegis Muse to Rosemore described under "- Financial Report Prepared by Aegis Muse" on page __;

          . the fact that Crown had publicly announced that it was exploring strategic alternatives in February 1999 and that there had been ample opportunity since that time for interested parties to submit competing proposals, as well as the fact that Rosemore had indicated to Crown that it would consider any alternative proposal made by a third party that the Rosemore board believed met its strategic and tax objectives and considered fair to and in the best interest of Rosemore and its stockholders; and

          . the fact that a majority of the shares held by the public stockholders, other than Apex, will be required to approve the merger if Apex does not vote in favor of the merger.

     In connection with its determination of the fairness of the consideration to be received by the public stockholders of Crown under the merger agreement, the Rosemore board has adopted the conclusions as to fairness set forth under "- Crown's Reasons for the Merger and Statement as to the Fairness of the Merger" on page __, and the analyses underlying such conclusions of the Crown Board, based upon the views of the members of Rosemore's board as to the reasonableness of such analyses. Rosemore did not find it practicable to and did not assign relative weights to the individual factors considered in reaching its conclusion as to fairness. However, the Rosemore board believes that each of the factors is material to its determination that the merger is fair, and has characterized as positive each of the factors characterized as positive by the Crown Board.

Financial Report Prepared by Aegis Muse

     In connection with Aegis Muse's services as financial advisor to Rosemore regarding the transaction, the Rosemore board asked Aegis Muse to value Crown. The Aegis Muse valuation report was delivered to Rosemore's board on March 6, 2000. In its valuation report Aegis Muse reviewed the recent stock price performance of Crown and the environment in which Crown's stock was trading, discussed the methodology and assumptions used to value Crown, described the three refining margin scenarios and two refining operating scenarios employed in its valuation, and presented a summary of its valuation.

     The Aegis Muse valuation relied principally on discounted cash flows ("DCF") after taxes and after capital expenditures. In defining its valuation range Aegis Muse focused on its "expected case" for refining margins under two refining operating scenarios: "continue refining" and "exit refining." The "continue refining" scenario assumed that Crown makes all the anticipated capital expenditures necessary for its refinery operations to meet future expected fuel specifications and continues to operate its refineries indefinitely. The "exit refining" scenario assumed Crown foregoes the capital expenditures necessary to meet future expected fuel specifications and discontinues refining operations by the year 2008 when Crown's refineries are assumed to no longer produce fuels that comply with then prevailing specifications that have been adopted or are projected to be adopted. Under all refining margin and operating cases, Crown was assumed to continue its retail gasoline and terminalling operations.

     The cash flow projections used in the Aegis Muse valuation were based upon various assumptions regarding the future operations of Crown. In general, Aegis Muse relied upon its own experience and judgment in projecting revenues and gross margins. Operating expenses were typically based on Crown's historical performance, and estimates of future capital expenditures were based both on Aegis Muse's own estimates of amounts needed to be spent to comply with existing and anticipated environmental regulations as well as Crown's own projections for sustaining capital. Estimates of future general and administrative expenses were provided by Crown and included management's projected reductions in overhead which were expected to result principally from the implementation of a reduction in personnel and the replacement of Crown's existing benefits programs with less expensive programs.

     The after-tax and after-capital expenditures cash flows resulting from the various margin cases and refining scenarios were discounted at 13%, the weighted average after-tax cost of capital determined using the Capital Asset Pricing Model as generally applied to publicly traded independent refining and marketing companies. Cash flows were projected for ten years with the final year's cash flow treated as a perpetuity valued using the 13% discount rate.

     The expected-margin-continue-refining combination produced a DCF value of approximately $5.50 per share. The expected-margin-exit-refining combination produced a DCF value of approximately $11.50 per share. Aegis Muse then estimated a value range for Crown of $6.00 to $9.00 per share based upon the following:

 . Were Crown to elect to continue refining operations indefinitely, the expected-margin-continue-refining case represented the low end of the value range.

 .  The expected-margin-exit-refining case produced an $11.50 per share value;
   however, that value was predicated upon the continuation of refining operations until 2008. Because margin estimates are decreasingly reliable the further into the future they are projected, and because Rosemore was understood to be more likely to favor discontinuation by Crown of a portion of its refining operations prior to 2008, a $9.00 per share upper end of the range was chosen.

     In addition to estimating a value range for Crown, Aegis Muse developed an investment return analysis for Rosemore's proposed purchase of Crown at various per share acquisition prices and under the same margin and operating scenarios as were used in estimating an equity value range for Crown. The investment return calculations assumed the senior long-term debt of Crown remained outstanding and was refinanced at its scheduled maturity in 2005 on substantially the same terms. Under the expected-margin-continue-operating case, a proposed purchase price of $9.00 per share was calculated to produce an investment return to Rosemore of 18%. Under the expected-margin-exit-refining case, a proposed purchase price of $9.00 per share was calculated to produce an investment return to Rosemore of 32%. The 32% return reflects Crown's continued operation of its refineries until 2008. Were Crown to discontinue refining operations sooner than 2008, which has been and may continue to be considered by Rosemore, then the investment return on the expected-margin-exit-refining case would likely be significantly lower than 32%. In addition, all the hypothetical investment return calculations assumed that the 10 7/8% senior notes remain outstanding and are refinanced on substantially the same terms at scheduled maturity in 2005. There is no guarantee that Crown will be able to refinance the 10 7/8% senior notes on terms as favorable as the current terms of the senior notes, if at all, in which case the returns on Rosemore's investment in Crown could be materially lower than calculated in the hypothetical investment return analysis.

     On March 28, 2000, when the Rosemore board authorized Mr. Edward L. Rosenberg to submit a revised proposal to Crown increasing the consideration for the Crown common stock up to $9.35 per share in cash, with further authorization to increase the consideration up to $9.50 per share, Rosemore asked if Aegis Muse could opine that a purchase price of $9.50, per share was fair to Rosemore from a financial point of view. Aegis orally confirmed, which confirmation was subsequently delivered in writing, that while nothing had come to light to suggest that the earlier valuation range should be altered, in the judgment of Aegis Muse, the offer price of $9.50 per share was fair to Rosemore (other than to Rosemore's shareholders or affiliates) from a financial point of view.

     Aegis Muse is a Texas limited liability company that was formed in 1999 to provide strategic advice to companies engaged in oil and gas refining and marketing activities. It is a joint venture between Aegis Energy Advisors Corp., a boutique energy investment bank based in New York, and Muse Stancil & Co., a refining and marketing consulting firm based in Dallas, Texas. Aegis Muse and its principals have advised clients on more than 100 refining and marketing transactions over the past two decades. Aegis Muse was paid a retainer of $100,000 at the time it was engaged and it was paid an additional $150,000 at the time it delivered its report to the Rosemore board. In addition, in connection with Rosemore making a proposal to acquire the Crown common stock, Aegis Muse is entitled to an additional $250,000. In the event the transaction is ultimately consummated, its total compensation will be $1,500,000.

Effects of the Merger

     As a result of the merger, Crown will become an indirect wholly owned subsidiary of Rosemore. All shares of Crown stock not owned by Rosemore will be converted into the right to receive $9.50 per share in cash. The Crown common stock will no longer be listed on any stock exchange and will not be publicly traded. The Crown common stock will cease to be registered under the Exchange Act. Accordingly, holders of Crown common stock, other than Rosemore, will cease to hold Crown common stock as a result of the merger, and Crown will no longer prepare or file reports with the SEC with respect to the Crown common stock although the indenture relating to the 10 7/8% senior notes requires Crown to file periodic reports.

Rosemore's Plans for Crown after the Merger

     After completion of the merger, Rosemore plans to utilize the business opportunities that are available to Crown in order to maximize revenues and profits. This could include, but not necessarily be limited to, reduction of overhead, the divestiture of assets and the restructuring of Crown's borrowing arrangements.

     Rosemore and Crown are currently discussing with First Union current and post-merger financing. Although Crown has the right to redeem its 10 7/8% senior notes under the indenture at a redemption price of 105.438% commencing on February 1, 2000, Rosemore and Crown have no immediate plans to redeem the 10 7/8% senior notes.

     In 1999, Crown initiated and is undergoing a rationalization program designed to improve its operating margins that includes an overhead reduction program and a limited reduction in the workforce. Rosemore understands that Crown has made significant progress with the implementation of these cost-saving initiatives and Rosemore expects that Crown will continue this program.

     Crown will be the surviving corporation of the merger, and the directors and the officers of Crown immediately prior to the effective time of the merger will continue to be the directors and the officers of Crown after the completion of the merger, until their respective successors are elected or appointed and qualified, with each director to hold office in accordance with the charter and bylaws of Crown after the merger, and each officer to hold office until his respective successor is duly elected or appointed and qualified. At the request of Rosemore, the Crown Board nominated Mr. Donald R. Mering, Mrs. Judith R. Hoffberger, Mr. Russel J. Hoffberger, Ms. Lisa J. Bertelsen and Mr. Frank B. Rosenberg for election to the Crown Board after the merger. After the merger, Rosemore will elect the nominated individuals to the Crown Board to replace the current directors other than Mr. Henry A. Rosenberg, Jr. It is expected that, after the completion of the merger, Mr. Henry A. Rosenberg, Jr., while keeping his position as the Chairman of the Crown Board, will resign as President and Chief Executive Officer of Crown and that Mr. Frank B. Rosenberg will be appointed President and Chief Executive Officer. After the merger, Rosemore also expects to expand the size of the Crown Board to include outside directors, who might include one or more current members of the Crown Board.

     Other than by virtue of the merger and except as otherwise described above or elsewhere in this proxy statement, Rosemore has no current plans or proposals which relate to or would result in:

     . any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Crown or any of its subsidiaries;

     . any purchase, sale or transfer of a material amount of assets of Crown or any of its subsidiaries;

     . any material change in Crown's capitalization, dividend rate or policy, or indebtedness;

     . any change in the management of Crown, the composition of the Crown Board or any change in any material term of the employment arrangements of any executive officer; or

     .    any other material change in Crown's corporate structure or business.

Certain Federal Income Tax Consequences

     The following discussion is a summary of material U.S. federal income tax consequences of the merger to holders of Class A and Class B common stock who are U.S. persons and hold their shares as capital assets. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations, administrative pronouncements of the U.S. Internal Revenue Service (the "IRS") and judicial decisions in effect on the date hereof, all of which are subject to change, retroactively and prospectively, and to possibly differing interpretations. For purposes hereof, a U.S. person is (i) a U.S. citizen or resident alien individual, (ii) a corporation created or organized in or under the laws of the United States or any state, (iii) an estate the income of which is subject to U.S. federal income tax without regard to the source and
(iv) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions relating to the trust. The discussion set forth below is for general information only and, thus, does not address all of the U.S. federal income tax consequences of the merger that may be relevant to the holders of Crown common stock based upon their particular circumstances. Moreover, this summary does not apply to certain categories of holders of common stock that may be subject to special tax rules, including, but not limited to, banks, tax-exempt organizations, insurance companies, regulated investment companies, non-U.S. persons and holders who acquired such shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address the state, local or foreign tax consequences of the merger.

     EACH HOLDER OF COMMON STOCK IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

General Federal Income Tax Consequences of the Merger. The receipt of cash in exchange for Class A and Class B common stock pursuant to the merger would be a taxable sale for U.S. federal income tax purposes. Accordingly, a Crown stockholder who receives cash pursuant to the merger will recognize taxable gain or loss equal to the difference between the amount of cash received and the stockholder's adjusted tax basis in the shares surrendered therefor. The gain or loss will be a long-term capital gain or loss if, as of the date of the sale, such stockholder's holding period for such shares is more than one year. Under current law, an individual is subject to a maximum federal income tax rate of 20% on any net long-term capital gains, and a corporation is subject to a maximum U.S. federal income tax rate of 35% on any net capital gain. If the receipt of cash in exchange for shares results in recognition of a capital loss, deductibility of such loss may be subject to limitation.

Backup Withholding. Unless a Crown stockholder complies with certain reporting or certification procedures or is an "exempt recipient" (in general, corporations and certain other entities) under applicable provisions of the Code and Treasury regulations, such stockholder may be subject to withholding tax of 31% with respect to any cash payments received pursuant to the merger. Backup withholding is not an additional tax. Any amount withheld under these rules will be credited against a stockholder's U.S. federal income tax liability provided such stockholder furnishes the required information to the IRS. If a stockholder does not comply with the backup withholding rules, such holder may be subject to penalties imposed by the IRS. A non-U.S. Crown stockholder should consult its tax advisor with respect to the application of withholding rules to it with respect to any cash payments received pursuant to the merger.

                                  THE MERGER

Merger Consideration

     The merger will become effective when the articles of merger are filed with, and are accepted for record by, the State Department of Assessments and Taxation of Maryland. At the time of the merger, RAC will be merged with and into Crown. The separate corporate existence of RAC will cease, and Crown will continue as the surviving corporation and become an indirect wholly owned subsidiary of Rosemore.

     The merger will have the following effects:

          . Each outstanding share of Crown common stock will be converted into the right to receive $9.50 in cash as merger consideration. The merger consideration will be payable without any interest once the Crown stock certificate that formerly evidenced such share of Crown common stock has been duly returned. Crown common stock includes the associated right to purchase Crown's Series A or Series B Junior Participating Preferred Stock that was granted pursuant to Crown's shareholder rights plan. See "SHAREHOLDER RIGHTS PLAN" on page __. The rights will expire immediately before the articles of merger are filed with the State Department of Assessments and Taxation of Maryland, and the holders of these rights will receive no compensation for these rights in connection with the merger. The conversion described in this paragraph will not apply to the shares owned by Rosemore Holdings.

          . Each outstanding share of common stock of RAC will be converted into one share of common stock of Crown as the surviving corporation.

          . Each share of Crown common stock owned by Rosemore Holdings will automatically be cancelled, and no payment will be made with respect thereto.

     Dissenting stockholders do not have any statutory right to seek a determination of the fair value of their shares of Crown common stock under Maryland corporate law. See "- No Appraisal Rights" on page __.

Payment Procedure

     On or before the closing date of the merger, Rosemore will enter into an agreement with a bank or trust company to serve as a paying agent selected by Rosemore and reasonably acceptable to Crown. Before the merger becomes effective, Rosemore will deposit for the account of the paying agent, in trust for the benefit of the holders of Crown common stock who are to receive merger consideration, an amount in cash equal to the aggregate merger consideration. This amount will be used as the exchange fund for the merger.

     The paying agent will mail to you a letter of transmittal after the merger becomes effective. The letter of transmittal will contain instructions that explain how you should return Crown stock certificate(s) in order to receive the merger consideration. You should not return your Crown stock certificate(s) until you receive the letter of transmittal.

     Upon returning your Crown stock certificate(s), together with your letter of transmittal, duly completed and validly executed in accordance with the paying agent's instructions, the paying agent will pay you an amount in cash equal to the product of the merger consideration multiplied by the number of shares of Crown common stock formerly represented by such Crown stock certificate(s). Upon payment, all returned Crown stock certificate(s) will be cancelled.

     Until you return your Crown stock certificate(s), they will only represent the right to receive the merger consideration. No interest will be paid or accrued on the merger consideration. If the merger consideration (or any portion thereof) is to be paid to any person other than you, then the stock certificate(s) must be properly endorsed or otherwise be in proper form for transfer. The person surrendering such Crown stock certificate(s) will pay to the paying agent any transfer or other similar taxes required. Alternatively, you may establish to the satisfaction of the surviving corporation that such tax has been paid or is not applicable.

     After the six-month anniversary of the merger, the surviving corporation will be entitled to require the paying agent to return to the surviving corporation any portion of the exchange fund (including, without limitation, all interest and other income received by the paying agent in respect of all funds made available to it) which remains undistributed to the holders of Crown stock certificates and any other documents in its possession relating to the merger, and the paying agent's duties will terminate. If you have not received payment of the merger consideration by this time, then you may look only to the surviving corporation for payment. You may obtain payment from the surviving corporation by surrendering your Crown stock certificate(s) to the surviving corporation and complying with other instructions received from the surviving corporation.

     After the merger, the stock transfer books of Crown will be closed. There will be no further registration of transfers on the stock transfer books of the surviving corporation of any shares of Crown common stock that were outstanding immediately before the merger. Crown stock certificates presented to the surviving corporation or the paying agent after the merger will be surrendered and cancelled in return for the payment of the merger consideration represented thereby, as provided above and pursuant to the terms of the merger agreement.

     You will cease to have any rights with respect to shares of Crown common stock after the merger, except the right to receive the merger consideration.

     The paying agent and the surviving corporation will be entitled to deduct and withhold from the merger consideration otherwise payable to you as required under the Code, or any applicable provision of state, local or foreign tax law. Any withheld tax amounts will be treated as having been paid to you.

     You will need to provide an affidavit if you have lost your Crown stock certificate(s) or if your certificate(s) have been stolen or destroyed. The paying agent or surviving corporation may require you to post a bond of a reasonable amount as indemnity against any claim that may be made with respect to any missing Crown stock certificate. The paying agent will issue in exchange for such lost, stolen or destroyed Crown stock certificate(s) the merger consideration to which you are entitled pursuant to the merger agreement.

Treatment of Stock Options, Stock Grants and Stock Appreciation Units

     Various rights were granted pursuant to Crown's 1994 Long-Term Incentive Plan, Crown's 1995 Management Stock Option Plan, and Crown's 1999 Long-Term Incentive Plan.

Options. At the time of the merger and pursuant to Crown's stock plans, each option to purchase shares of Crown common stock will (i) become fully vested and immediately exercisable and (ii) remain outstanding and, thereafter, be an option with the same relative rights and exercise prices as applied to such option immediately before the merger. Each option will be subject to the terms (as in effect as of the date of the merger) of the Crown stock plan with regard to which such option was issued. After the merger, when you refer to Crown's stock plans, all references to Crown will be deemed to be references to the surviving corporation and all references to Crown common stock will be deemed to be references to the common stock of the surviving corporation. Crown will take all necessary action to approve the disposition of the options in connection with the transactions contemplated by the merger agreement to the extent necessary to exempt such dispositions and acquisitions under Rule 16b-3 of the Exchange Act.

     Promptly after the merger, Rosemore will or will cause the surviving corporation to provide each holder of any options with the opportunity to receive payment for the cancellation of his or her options at prices ranging from $0.85 to $3.21 (depending upon the exercise price and the remaining term of the option) per option. If all of Crown's 1,027,572 outstanding options are cancelled, it would result in an aggregate payment of $1,769,434. Any payments related to the cancellation of options would be subject to all applicable federal, state and local tax withholding requirements.

Performance Vested Restricted Stock. At the time of the merger, restrictions on Crown stock awards in the form of performance vested restricted stock granted pursuant to Crown's 1994 Long-Term Incentive Plan will lapse, any restrictive legend contained on any Crown stock certificate(s) related thereto will be removed and any Crown stock certificate(s) related thereto held in escrow by Crown pursuant to the terms of such plan will be released to the grantee of such Crown stock award. At the time of the merger, the performance vested common stock, which is Class B common stock, will therefore be converted into the right to receive $9.50 in cash as merger consideration. The payment procedures previously described in "- Payment Procedure" on page ___ will apply to this stock.

Stock Appreciation Units. At the time of the merger and pursuant to Crown's
1999 Long-Term Incentive Plan, each stock appreciation unit will become fully vested and immediately exercisable. As the established floor price for the stock appreciation units is higher than the value of the Crown Class B common stock on the date of the merger, no amounts will be paid out with respect to the stock appreciation units, and these units will cease to continue as an obligation under such plan.

Merger Financing; Expenses of the Merger

     The total amount of funds required by Rosemore to acquire all of the outstanding shares of Crown common stock not owned by Rosemore and to pay related fees and expenses is estimated to be approximately $70 million. Rosemore Holdings has amended its existing revolving credit agreement with First Union National Bank to borrow up to an additional $75 million to finance the acquisition of the Crown common stock, to pay for the cancellation of the options and for other related transaction costs. The revolving credit facility will terminate on May 30, 2001, and will be secured by certain publicly traded securities owned by Rosemore Holdings and pledged to First Union. Rosemore Holdings will pay interest on the outstanding borrowings under the $75 million portion of the credit facility at a floating rate indexed to LIBOR.

     The merger agreement provides that, with certain limited exceptions, all costs and expenses incurred in connection with the merger will be paid by the party incurring such expenses, whether or not the merger is consummated. Crown is required under the merger agreement to reimburse Rosemore's reasonable and documented expenses incurred in connection with the merger agreement if:

     . Crown or Rosemore terminates the merger agreement due to the failure of Crown's stockholders to approve the merger and merger agreement;

     . at the time of such failure to approve the merger and merger agreement, there exists a publicly announced competing transaction to that of Rosemore;

     . within 12 months of the termination of the merger agreement with Rosemore, Crown enters into an agreement with a third party with respect to a competing transaction; and

     .   the competing transaction is subsequently consummated.

     The following is an estimate of expenses to be incurred in connection with the merger.

EXPENSES TO BE PAID BY CROWN:
Financial advisory fees and expenses                             $[______]
Legal fees and expenses                                          $[______]
Printing and mailing fees                                        $[______]
Solicitation expenses                                            $[______]
Filing fees  (SEC & HSR)                                         $[______]
Miscellaneous                                                    $[______]
                                                                 ________
   Total                                                         $[______]

EXPENSES TO BE PAID BY ROSEMORE:
     Financial advisory fees and expenses                        $[______]
     Legal fees and expenses                                     $[______]
     Miscellaneous                                               $[______]
                                                                 ________
          Total                                                  $[______]

Interests of Certain Persons in the Merger

     In considering the merger, you should be aware that certain members of Crown's management and Board may have interests in the merger that are different from, or in addition to, their interests solely as stockholders of Crown. These interests are described below.

     The Independent Committee and the Crown Board were aware of these potential or actual conflicts of interest and considered them along with the other matters described under "SPECIAL FACTORS - Recommendation of Crown's Board of
Directors" on page __.

Messrs. Henry A. Rosenberg, Jr. and Frank B. Rosenberg. Mr. Henry A. Rosenberg, Jr. is Chairman of the boards of both Rosemore and of Crown. Mr. Frank B. Rosenberg, the son of Henry A. Rosenberg, Jr., is Senior Vice President - Marketing of Crown.

     Mr. Henry A. Rosenberg, Jr., as a result of his position with Crown, owes fiduciary duties to the stockholders of Crown, in addition to the fiduciary duties he owes to the stockholders of Rosemore. At times, he may be confronted by issues, including the merger, that present him with potentially conflicting interests and obligations.

     On January 18, 2000, CSFB recommended to the Crown Board that it be authorized to approach Rosemore to solicit its interest in making an offer to acquire Crown. The Crown Board authorized CSFB to approach Rosemore, which it did on January 18, 2000. Because of Mr. Henry A. Rosenberg, Jr.'s conflicting fiduciary duties, Crown's Board empowered the Independent Committee to represent the interests of Crown's stockholders in the review, evaluation and negotiation of the merger. Mr. Henry A. Rosenberg, Jr. was not a member of the Independent Committee.

     Also, from January 18, 2000, when CSFB approached Rosemore to solicit its interest in making an offer to acquire Crown, Mr. Henry A. Rosenberg, Jr. recused himself from all consideration by the management and Board of Crown of any proposal made to Crown by any persons (including, without limitation, Rosemore) concerning any material transaction with or with respect to Crown, except and only to the extent requested of him by the Independent Committee.

     In a letter submitted to the Crown Board at its meeting on January 27, 2000, Mr. Henry A. Rosenberg, Jr. committed to the Crown Board not to discuss with any representative of Rosemore any information or knowledge he had or would have concerning any strategic proposals made to Crown by any third party concerning any material strategic transaction with or with respect to Crown. He also committed to the Crown Board that he would not participate in the formulation by Rosemore of any proposal with respect to Crown and would limit his participation to meetings in which the Rosemore board considered and approved or disapproved any such proposal.

     Rosemore has a Schedule 13D on file with the SEC with respect to its stockholdings in Crown. Mr. Frank B. Rosenberg, an officer of Crown, was included in Rosemore's 13D filing but has disclaimed membership in any filing group. See "SECURITY OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS AND MANAGEMENT
- Owners of More than Five Percent" on page __. In consideration of potential conflicts, at a meeting of the Crown Board on January 27, 2000, Mr. Frank B. Rosenberg committed, through a letter submitted to the Crown Board, not to discuss with any representative of Rosemore any information or knowledge he had or would have concerning any strategic proposals made to Crown by any third party concerning any material transaction with or with respect to Crown. Mr. Frank B. Rosenberg further agreed not to participate in the evaluation of any such proposals made by third parties, except to the extent necessary to fulfill his responsibilities for Crown's retail marketing and wholesale operations as Senior Vice President - Marketing, and then only after discussion of his participation with the Independent Committee or their representatives.

     Rosemore has informed Crown that, after the merger has become effective, Rosemore intends to elect Mr. Frank B. Rosenberg to the Crown Board and appoint him as President and Chief Executive Officer.

     Messrs. Frank B. Rosenberg and Henry A. Rosenberg, Jr. each have pre-existing elections in the Savings Plans, pursuant to which the plan trustee purchases stock for each of them as a part of its purchases for all other participants in the plans. Both Messrs. Frank B. Rosenberg and Henry A. Rosenberg, Jr. have undertaken, for a period of twelve months from January 2000, or such shorter period to which the Crown Board may consent, that neither of them would change or amend those pre-existing elections.

Stockholder Litigation. Messrs. Henry A. Rosenberg, Jr., Edward L. Rosenberg and Frank B. Rosenberg are named defendants in a derivative lawsuit brought in December 1998 by five Crown stockholders on behalf of Crown against Crown's then-current directors and three of its non-director officers. See "THE
MERGER - Stockholder Litigation" on page __. Upon completion of the merger, stockholders of Crown prior to the merger will have no rights in the Crown common stock other than the right to receive $9.50 per share. As a result, former stockholders may lose standing to continue the derivative lawsuit. See "- Stockholder Litigation" on page __.

Effects of the Merger on Interested Persons' Stock Plans. Crown's executive officers hold options to purchase shares of Crown Class B common stock pursuant to Crown's 1994 Long-Term Incentive Plan and 1995 Management Stock Option Plan, and also hold performance units pursuant to Crown's 1999 Long-Term Incentive Plan.

     . Options. As of March 31, 2000, the outstanding Crown options had exercise prices between $7.75 and $17.69. In connection with the merger, the options will become fully vested and immediately exercisable (including options that, in the ordinary course, would not have been exercisable and vested at the time the merger becomes effective). Upon completion of the merger, each outstanding option to purchase Crown Class B common stock will convert into an option for the surviving corporation with the same relative rights and exercise prices as applied to such option immediately before the merger. Promptly after the merger, Rosemore will or will cause the surviving corporation to provide each holder of options with the opportunity to receive payment for the cancellation of his/her options at prices ranging from $0.85 to $3.21 depending upon the exercise price and the remaining term of the option.

     . Performance Vested Restricted Stock. In connection with the merger, restrictions on outstanding stock awards for 199,825 shares of Crown Class B common stock will lapse, any restrictive legend contained on any Crown stock certificate(s) related thereto will be removed and any Crown stock certificate(s) related thereto held in escrow by Crown pursuant to the terms of any stock plan or otherwise will be released to the grantee of such Crown stock award

          (including stock awards that, in the ordinary course, would not have had their restrictions lapse and would not have been released to the grantee for a period of time ranging from six to thirty months, depending upon the grant date). At the time the merger becomes effective, each executive will be paid $9.50 for each share of formerly restricted Crown common stock held by him/her, less any applicable taxes.

     . Stock Appreciation Units. In connection with the merger, the stock appreciation units will become payable (including stock appreciation units that, in the ordinary course, would not have become payable at the time the merger becomes effective) and must be promptly exercised. A floor price of $14.91 was established for the outstanding stock appreciation units (based on the fair market value of Crown Class B common stock during the previous three calendar years). Holders of stock appreciation units are entitled to payment of the difference between the market price of the Crown Class B common stock and the floor price. As the established floor price of the stock appreciation units is higher than the value of the Class B common stock on the date of the merger, no amounts will be paid out with respect to the stock appreciation units, and these units will cease to continue as an obligation under the stock plans.

     The following table sets forth the value of the options outstanding under Crown's stock plans (based on the prices to be paid for the cancellation of each option) and the value of the number of shares of Crown common stock represented by performance vested restricted stock awards held by Crown's chief executive officer and four other most highly compensated executive officers and all of the executive officers as a group:

Crown Executive Officers                          Option Value   PVR Stock
------------------------                          ------------   ---------

Henry A. Rosenberg, Jr.                           $  397,669     $  689,700
Randall M. Trembly                                $  126,497     $  222,205
John E. Wheeler, Jr.                              $   97,069     $  154,375
Thomas L. Owsley                                  $   70,788     $   96,710
Frank B. Rosenberg                                $   67,500     $   91,865
All executive officers as a group (12 officers)   $1,015,894     $1,592,675

Waivers. As a condition to the willingness of Rosemore and RAC to enter into the merger agreement, Rosemore required that twelve Crown executives enter into a waiver agreement relating to certain of their rights to severance benefits. See "THE MERGER AGREEMENT - Waiver Agreements" on page ___.

Stockholder Litigation

Stockholder Derivative Lawsuit.  On December 15, 1998, five stockholders filed a derivative lawsuit in District Court for Harris County, Texas against each of Crown's then-current directors and three of its non-director officers, including Messrs. Henry A. Rosenberg, Jr., Edward L. Rosenberg and Frank B. Rosenberg. One non-director officer was subsequently dismissed from the lawsuit. Knox, et al.
                                                                  ------------
v. Rosenberg, et al., C.A. No. 1998 58870. Three of the plaintiff stockholders
---------------------
are locked-out union employees and the remaining two are retired union employees. The defendants removed the case to the U.S.

District Court for the Southern District of Texas, H-99-0123. The suit alleges that Crown's executive management is liable for breach of its fiduciary duties to Crown and for gross mismanagement and abuse of control for the way in which it has conducted Crown's affairs. The suit further alleges that the defendant board members breached their fiduciary duties, abused their control and grossly mismanaged Crown by failing to properly oversee Crown and its executives' management of Crown while allowing those executives to self-deal and unjustly enrich themselves with excessive salaries, benefits and perquisites. In addition, the suit alleges that Crown's executive management and board members made misrepresentations to, and concealed material facts from Crown and its, stockholders that Crown was well-managed and that workers were responsible for any financial troubles that Crown was experiencing. On September 27, 1999 the Court dismissed the action for the plaintiffs' failure to make pre-suit demand on Crown's Board or to allege with particularity facts sufficient to demonstrate why demand would have been futile. The plaintiffs were granted leave to amend and on November 29, 1999 they filed a Second Amended Complaint. The defendants filed a Motion to Dismiss the Second Amended Complaint based on the plaintiffs' continuing failure to allege with particularity facts sufficient to excuse pre-suit demand. The Second Amended Complaint subsequently was withdrawn and re-filed as a purported "Restated" Second Amended Complaint. The defendants have filed a Motion to Dismiss the Second Amended Complaint and the "Restated" Second Amended Complaint for the plaintiffs' continuing failure to comply with the Federal Rules of Civil Procedure. Pursuant to undertakings received from the individual defendants, Crown is advancing the defense costs and expects to indemnify the defendants to the extent permitted by law and Crown's charter and bylaws.

     Upon completion of the merger, stockholders of Crown prior to the merger will have no rights in the Crown common stock other than the right to receive $9.50 per share. As a result, former stockholders may lose standing to continue the derivative lawsuit.

Stockholder Class Action Lawsuit. On March 9, 2000, a purported class action lawsuit was filed in the Circuit Court for Baltimore City, Maryland on behalf of the public stockholders of Crown by Ms. Betty Maiden against Crown, the members of the Crown Board, and Rosemore. On May 11, 2000, Ms. Maiden, together with Mr. Christopher Burkhardt, filed an amended complaint in the lawsuit.

Maiden v. Crown Central Petroleum Corporation, et al. #24-C-00-001238 (Circuit
----------------------------------------------------
Court for Baltimore City, Maryland). The amended complaint seeks to enjoin the merger and alleges that the defendants are breaching their fiduciary duties to the public stockholders and are engaging in self dealing and in improper, unfair and unlawful conduct. In the alternative, the plaintiffs seek compensatory and/or "rescissory" damages if the merger is consummated. In the opinion of management, the lawsuit is without merit. Crown expects to defend and indemnify the defendants to the extent permitted by law and Crown's charter and bylaws.

Union Corporate Campaign

     Crown's collective bargaining agreement with the Paper, Allied-Industrial, Chemical and Energy Workers Union ("PACE"), formerly the Oil, Chemical & Atomic Workers Union, covering employees at the Pasadena refinery expired on February 1, 1996. Following a number of incidents apparently intended to disrupt normal operations at the refinery and also as a result of the unsatisfactory status of the negotiations, on February 5, 1996 Crown implemented a lock-out of employees in the collective bargaining unit at the Pasadena facility. PACE subsequently filed a number of unfair labor practice charges with the National Labor Relations Board ("NLRB"), and it continues to file lock-out related charges. All of the charges that have been considered have been dismissed by the NLRB. Since the lock-out, PACE has waged an orchestrated corporate campaign including sponsoring a boycott of Crown's retail facilities and supporting various lawsuits against Crown. The lawsuits include: Texans United for a Safe
                                              ------------------------
Economy Education Fund, et al. vs. Crown Cental Petroleum Corporation, a
---------------------------------------------------------------------
citizens' suit under the Clean Air Act; Allman, et al. vs. Crown Central
                                        --------------------------------
Petroleum Corporation, et al., a suit for damages related to emissions from the
----------------------------
Pasadena refinery; Loretta Burrell, et al. vs. Crown Central Petroleum
                   ---------------------------------------------------
Corporation, a purported class action suit alleging race and sex discrimination;
-----------
Knox, et al. vs. Rosenberg, et al., a shareholder derivative lawsuit; and Maiden
---------------------------------                                         ------
vs. Crown Central Petroleum Corporation, et al., a purported shareholder class
----------------------------------------------
action lawsuit. Regulatory complaints have been filed with the Texas Natural Resource Conservation Commission, the U.S. Environmental Protection Agency and other agencies. In addition, letters of complaint have been filed with some regulatory agencies, including the SEC. Crown has been operating the Pasadena refinery since the lock-out and intends to continue to do so during the negotiation period with the collective bargaining unit. The impact of the corporate campaign on Crown is difficult to measure. There can be no assurance as to when or how the lock-out, corporate campaign and associated boycott will be resolved or what the effect of a resolution might be. The lock-out and negotiations on a new contract continue.

Accounting Treatment

     The merger will be accounted for by Rosemore under the purchase method of accounting in accordance with accounting principles generally accepted in the United States. Under this accounting method, Crown's historical results for the periods before the merger will remain unchanged. In addition, the aggregate consideration paid by Rosemore in connection with the merger, together with the direct costs of acquisition, will be allocated to Crown's assets and liabilities and measured at their fair values. The excess of the investment cost over the net assets' fair value will be recognized as an intangible asset (goodwill). Crown's pre-merger earnings will be excluded from the net income of the combined enterprise. Crown's retained earnings will not carry over to the combined enterprise. Costs incurred to effect the merger will be capitalized by adding to the investment cost.

Regulatory Approvals

Approval and Consents. The merger agreement provides that Rosemore and Crown will use their reasonable best efforts to cause the merger to be consummated, including the obtaining of all necessary consents, waivers, permits, authorizations, orders and consents of third parties, whether private or governmental, in connection with the merger.

     Except for the filing of articles of merger with the State Department of Assessments and Taxation of Maryland, after Crown's stockholder approval of the merger and merger agreement and compliance with federal and state securities laws, neither

Rosemore nor Crown is aware of any material U.S. federal or state or foreign governmental regulatory requirement that must be complied with, or approval that must be obtained, in connection with the merger.

     Each of Crown and Rosemore have provided notice of and information regarding the merger to the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for their review. At any time before or after the completion of the merger, either the Federal Trade Commission or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest. Other persons could also take action under the antitrust laws, including an attempt to enjoin the merger. Accordingly, it is possible that a challenge to the merger on antitrust grounds will be made, and, if made, it is uncertain what the result will be. Crown believes, however, that the anticipated closing of the merger will not violate any antitrust laws.

No Appraisal Rights

     If you decide to vote against the merger and merger agreement, i.e., dissent or withhold your vote, you will not be entitled to seek statutory appraisal rights or other similar rights under Maryland law. If the merger is approved by the required vote, stockholders who vote against the merger, like stockholders who vote to approve the merger, will be bound by the terms of the merger.

     The Maryland General Corporation Law does not provide statutory appraisal rights or any other similar remedy to stockholders of a corporation in connection with a merger if the corporation's shares are listed on a national securities exchange on the record date for determining stockholders entitled to vote on the merger and merger agreement. All shares of Crown common stock outstanding on the record date for determining stockholders entitled to vote on the merger and merger agreement at the Special Meeting were listed on the AMEX.

Delisting and Deregistration of Crown Common Stock after the Merger

     Crown common stock is currently listed on the AMEX. Because all of the Crown common stock outstanding immediately prior to the date of completion of the merger will be cancelled in exchange for the right to receive the merger consideration as a result of the merger, the Crown Class A and Class B common stock will be delisted from the AMEX.

     Crown common stock is currently registered under the Exchange Act. Crown has stated its intention to terminate registration of Crown common stock under the Exchange Act following the merger. The termination of registration of the common stock under the Exchange Act will reduce the information required to be furnished to the SEC and will make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders meetings, no longer applicable. Crown will, however, remain required, under the indenture relating to the 10 7/8% senior notes, whether or not it is subject to Section 13(a) or 15(d) of the Exchange Act, and to the extent permitted under that

Act, to file with the SEC and the indenture trustee, and transmit to the noteholders, the annual reports, quarterly reports and other documents which Crown would have been required to file with the SEC pursuant to Section
13(a) or 15(d) were it still subject to those sections. If filing of the documents with the SEC is not permitted under the Exchange Act, Crown will, upon the written request and payment of the reasonable cost of duplication and delivery by the noteholders, prepare and supply at Crown's cost copies of such documents to the noteholders.

                             THE MERGER AGREEMENT

     The merger agreement provides for the merger of RAC with and into Crown, with Crown continuing as the surviving corporation after the merger. This section of the proxy statement describes material provisions of the merger agreement. Because the description of the merger agreement contained in this proxy statement is a summary, it does not contain all of the information that may be important to you. You should carefully read the entire copy of the merger agreement attached as Exhibit A to this proxy statement before you decide how to vote. The merger agreement attached as Exhibit A to this proxy statement qualifies the description of the merger agreement contained in this document in its entirety and is incorporated by reference into this proxy statement.

Completion of the Merger

Closing. Unless the parties agree otherwise, the closing of the merger will take place as promptly as practicable and no later than the second business day after the date on which certain closing conditions have been satisfied or waived or any other time as agreed to in writing by Rosemore and Crown.

Effective Time of the Merger. The merger will be effective upon the filing of the articles of merger with the State Department of Assessments and Taxation of Maryland, or at such time not to exceed 30 days after acceptance for record as agreed to by Rosemore and Crown. See "- Conditions to the Merger" on page __.

Effect of Merger. At the effective time, all outstanding shares, other than shares held by Rosemore Holdings, of Class A common stock and Class B common stock will be converted into the right to receive $9.50 per share in cash. Following the merger, Crown will become an indirect wholly owned subsidiary of Rosemore.

Representations and Warranties of Crown and Rosemore

     The merger agreement contains various representations and warranties of Crown relating to:

     .    proper organization and good standing of Crown and its subsidiaries;

     .    the charter and bylaws of Crown;

     .    the capitalization of Crown;

     . the corporate authorization and enforceability of the merger agreement;

     .    compliance with laws;

     .    the filing of SEC reports and the preparation of financial statements;

     .    the absence of certain material adverse changes or events;

     .    employee benefit plans and labor matters;

     .    material contracts and debt instruments;

     .    litigation;

     .    environmental matters;

     .    trademarks, patents and copyrights;

     .    taxes;

     .    title to personal property, real property and leases;

     .    Crown's shareholder rights plan;

     .    insurance;

     .    Crown Board recommendation;

     .    opinion of financial advisor;

     .    brokers;

     . required stockholder vote to approve the merger and merger agreement and state takeover statutes;

     .    directors of the surviving corporation; and

     .    waiver of certain obligations.

     The merger agreement contains various representations and warranties of Rosemore and RAC relating to:

     .    proper organization and good standing of Rosemore and RAC;

     .    compliance with laws;

     .    absence of litigation;

     .    brokers;

     .    purpose of RAC;

     .    financing of the merger; and

     .    ownership of Crown common stock.

Certain Covenants

     The merger agreement contains certain covenants relating to:

     . filing of this proxy statement and a transaction statement on Schedule 13E-3;

     . Crown's obligation to call a stockholders' meeting to vote on the approval of the merger and merger agreement;

     .    access to information and confidentiality of information;

     .    election of directors of the surviving corporation after the merger;

     .    directors' and officers' indemnification and insurance;

     . Hart-Scott-Rodino Act filing and obtaining necessary regulatory and other authorizations;

     .    amendment of Crown's shareholder rights plan;

     . the waiver by certain Crown officers of severance benefits under certain severance plans (See "- Waiver Agreements" on page ____);

     .    public announcements; and

     .    amendment of certain employee benefit plans.

Waiver Agreements

      As a condition of the willingness of Rosemore and RAC to enter into the merger agreement, Rosemore required that twelve executives of Crown execute waiver agreements with Crown. Generally, under the waiver agreements, the executives agreed, among other things:

     . to the shortening of the period of time following the merger during which the executive would otherwise be entitled to significant cash severance payments in the event his or her employment is terminated under certain circumstances, from two years following the merger to November 30, 2001;

     . to surrender all options Crown granted under the Crown stock plans to Crown in exchange for payment of between $.85 and $3.21 per option (depending on the exercise price and the expiration date of the option);

     . that a change in his or her duties or responsibilities following the merger relating to Crown becoming a private company or a change in the person to whom the executive reports will not constitute a "good reason" for such executive to resign and be entitled to significant cash severance benefits; and

     . that any reduction in Crown's refining capacity or in the number of retail units Crown operates will not trigger a "change of control" that would act to extend the November 30, 2001 period referred to above.

No Solicitation of Acquisition Transactions

Competing Transaction. The merger agreement provides that Crown and its subsidiaries, officers, directors, employees, agents or other representatives will not initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to:

     . a merger, reorganization, business combination, liquidation, dissolution or other similar transaction involving Crown;

     . the purchase or sale of all or any significant portion of the assets of Crown and its subsidiaries, taken as a whole; or

     .    the purchase or sale of 15% or more of the equity securities of Crown.

     Crown, its subsidiaries and their officers, directors, employees, agents or other representatives will not have any discussion with or provide any confidential information relating to Crown or its subsidiaries to any person relating to a competing transaction or engage in or facilitate any negotiations concerning a competing transaction unless:

     . Crown concludes in good faith, after consultation with independent financial advisors, that such competing transaction would, if consummated, be more favorable to Crown's stockholders than the merger (a "Superior Proposal");

     . either the Crown Board or the Independent Committee determines in good faith, after consultation with independent legal counsel, that such action is necessary for the Crown Board to act consistently with its fiduciary duty;

     . prior to providing any Crown confidential information in response to such Superior Proposal, Crown receives a confidentiality agreement with such person at least as restrictive with such person as the confidentiality agreement entered into with Rosemore; and

     . prior to providing any Crown confidential information or entering into any discussions with such person making a Superior Proposal, Crown gives notice to Rosemore of the identity of the person making, and the terms of, the Superior Proposal.

Conduct of the Business of Crown before the Merger

     Pursuant to the merger agreement, Crown has agreed that, among other things, prior to the merger, unless Rosemore will otherwise consent in writing, which consent will not be unreasonably withheld or delayed, it will, and, where applicable, will cause each of its subsidiaries to:

     . conduct its business in the ordinary course of business and consistent with past practice;

     . use its reasonable best efforts to keep available the services of the present officers, significant employees and consultants of Crown and its subsidiaries and to preserve the current relationship with customers, suppliers and others having significant business relations with them, in order to preserve substantially intact its business organization;

     .    not amend organizational documents;

     . not issue, sell, dispose of, or otherwise encumber any shares of capital stock, any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of Crown or any of its subsidiaries, except for the issuance of any shares of capital stock issuable pursuant to the exercise of any Crown stock options outstanding as of April 7, 2000;

     . not issue, sell, dispose of, or otherwise encumber any property or assets of Crown or its subsidiaries, except in the ordinary course of business and in a manner consistent with past practice, provided that the aggregate amount of any such sale or disposition or pledge, grant, transfer, lease, license, guarantee or encumbrance of the property or assets will not exceed $500,000 or, in the case of any sale or disposition of retail gasoline sites, $1,000,000;

     . not declare, set aside, make or pay any dividend or distribution payable in cash, stock, property or otherwise;

     . not reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire its outstanding capital stock;

     . not acquire any interest in any business organization other than acquisitions of assets in the ordinary course of business consistent with past practice which are not, in the aggregate, in excess of $300,000 or purchases of crude oil or intermediate products for refining or refined petroleum products or other inventory for resale in the ordinary course of business and consistent with past practice;

     . not incur any indebtedness or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of any person except for indebtedness incurred in the ordinary course of business and consistent with past practice under Crown's secured credit facility, or incurred to refinance outstanding indebtedness of Crown or other indebtedness of Crown with a maturity of not more than one year or a principal amount not, in the aggregate, in excess of $1,000,000;

     . not terminate, cancel or request or agree to any material change in any material contract of Crown, or enter into any contract or agreement material to the business, results of operations or financial condition of Crown and its subsidiaries, other than in the ordinary course of business and consistent with past practice;

     .    not make or authorize certain capital expenditures;

     . not enter into or amend any contract or arrangement that, if fully performed, would not be permitted under the previous four provisions;

     . not increase the compensation of officers or employees, except for increases in accordance with past practices in salaries of employees who are not officers of Crown;

     . not grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Crown or its subsidiaries;

     . not establish, adopt, enter into or amend any employee benefit agreement, except as required by the merger agreement or the terms of a collective bargaining agreement or a contractual obligation existing on April 7, 2000;

     . not take any action with respect to modifying accounting policies or procedures, other than actions in the ordinary course of business, consistent with past practice or the requirements of accounting principles generally accepted in the United States and as advised by Crown's regular certified independent public accountants;

     . not waive, release, assign, settle or compromise any material claims or litigation involving money damages in excess of $250,000; and

     . not make any material tax election or settle any material tax liability.

     Pursuant to the merger agreement, each of Crown and Rosemore will give prompt notice to the other of:

     . any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the merger;

     . any notice or other communication from any governmental entity in connection with the merger;

     . any actions or proceedings commenced or, to the best of the party's knowledge, threatened in writing against or relating to Rosemore, Crown or their subsidiaries that relate to the completion of the merger;

     . the occurrence of a default or event that will become a default under any of Crown's material contracts; and

     . any change that is reasonably likely to result in a material adverse effect under the merger agreement or is likely to delay or impede the ability of either Rosemore or Crown to complete the transactions contemplated in the merger agreement or to fulfill its obligations under the merger agreement.

Employee Stock Plans

     Effective as of the completion of the merger, each outstanding Crown stock option or stock appreciation unit will:

     .    become fully vested and immediately exercisable;

     . for options - remain outstanding and become the surviving corporation's stock option with the same rights and relative exercise prices as applied to the Crown stock options immediately prior to the completion of the merger and otherwise subject to the terms of the Crown stock plans pursuant to which the Crown stock option was issued; and

     . for stock appreciation units - be cancelled as the established floor price for the stock appreciation units is higher than the value of the Crown Class B common stock on the date of the merger.

     Promptly after the completion of the merger, Rosemore will or will cause Crown to provide each holder of Crown stock options with the opportunity to receive payment for the cancellation of his or her stock options. Any payments related to the cancellation of his or her stock options will be subject to all applicable federal, state and local tax withholding requirements.

     At the completion of the merger, restrictions on the performance vested restricted stock will lapse and each holder of performance vested restricted stock will be paid in full satisfaction of such performance vested restricted stock.

Indemnification and Insurance

     Following the merger, the charter and bylaws of the surviving corporation will contain the provisions regarding liability of directors and indemnification of directors and officers that are set forth, as of April 7, 2000, in the charter and bylaws of Crown. For a period of six years from the completion of the merger those provisions will not be amended, replaced or otherwise modified in a manner that would affect adversely the rights of individuals who at or prior to the completion of the merger were directors, officers, employees, fiduciaries or agents of Crown. In addition, for a period of six years from the completion of the merger, the surviving corporation will maintain insurance policies for directors and officers with coverage relating to claims arising from facts or events that occurred prior to the completion of the merger as extensive as Crown's existing policies.

     The merger agreement provides that, following the merger, the surviving corporation will indemnify each present and former director and officer of Crown for all costs incurred in connection with any claim, action, suit, proceeding or investigation, arising out of matters existing or occurring at or prior to the completion of the merger.

Conditions to the Merger

Conditions to Each Party's Obligation to Complete the Merger. The respective obligation of Crown, Rosemore and RAC to effect the merger is subject to the satisfaction of the following conditions, unless waived by the parties:

     . Stockholder Approval. The merger and merger agreement will have been approved by the requisite affirmative vote of the stockholders of Crown under applicable law.

     . No Proceedings. No preliminary or permanent injunction, decree or other order issued by any governmental entity or other legal restraint or prohibition preventing the completion of the merger will be in effect, and no law will have been enacted or adopted that enjoins, prohibits or makes illegal the completion of the merger.

     . Hart-Scott-Rodino Act. The waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Act will have expired or been terminated.

Additional Conditions to the Obligation of Rosemore and Rosemore Acquisition Corporation. The obligation of Rosemore and RAC to effect the merger is further subject to the satisfaction of the following additional conditions, unless waived by Rosemore and RAC:

     . Representations and Warranties. The representations and warranties of Crown contained in the merger agreement will be true and correct in all material respects as of the time of the merger as if made at and as of such time, except that the representations and warranties that address matters only as of a particular date will remain true and correct in all material respects as of such date and Rosemore will have received a certificate of the chief financial officer of Crown to that effect. Any representation or warranty of Crown which would otherwise not be true and correct in all material respects, that was made by Crown (1) with the approval of Mr. Henry A. Rosenberg, Jr. despite his actual knowledge that such representation and warranty was false; and (2) without knowledge on April 7, 2000, by any of the other officers or directors of Crown that such representation or warranty was false, will be deemed to be true and correct in all material respects.

     . Performance of Obligations. Crown will have performed or complied in all material respects with all agreements and covenants required by the merger agreement and Rosemore will have received a certificate of the chief financial officer of Crown to that effect.

     . Governmental Approvals. All consents, approvals, waivers and authorizations required to be obtained to complete the merger will have been obtained from all governmental entities, except if the failure to obtain any such consents would not result in a material adverse effect under the merger agreement.

     . Third Party Consents. All consents, approvals, waivers and authorizations of third parties the failure of which to obtain would result in a material adverse effect under the merger agreement will have been obtained.

     . No Event of Default. No event of default under the indenture relating to the 10 7/8% senior notes will have occurred and the completion of the merger will not result in the occurrence of an event of default under the indenture. Under the indenture, Crown is required to comply with certain financial performance criteria in order to be able to consummate the merger.

Additional Conditions to the Obligations of Crown. The obligation of Crown to effect the merger is further subject to the satisfaction of the following additional conditions, unless waived by Crown:

     . Performance of Obligations/Representations and Warranties. Rosemore and RAC will have performed or complied in all material respects with all of their agreements and covenants in the merger agreement, and the representations and warranties of Rosemore and RAC will be true and correct in all material respects as of the time of the merger as if made at and as of such time, except that those representations and warranties that address matters only as of a particular date will remain true and correct in all material respects as of such date and Crown will have received a certificate of the chief financial officer of Rosemore to that effect.

Organization of the Business of the Surviving Corporation after the Merger

     Following the merger between RAC and Crown, Crown will be an indirect wholly owned subsidiary of Rosemore. Pursuant to the merger agreement, the charter of RAC, as in effect immediately prior to the time of the merger, will be the charter of Crown following the merger, except that it will be amended to provide that the name of the surviving corporation will be "Crown Central Petroleum Corporation." Pursuant to the merger agreement, the bylaws of RAC, as in effect immediately prior to the time of the merger will be the bylaws of Crown following the merger. After the merger, the organizational documents may be amended as provided by applicable law and by the organizational documents of Crown.

Termination, Amendment or Waiver

Termination. The merger agreement may be terminated at any time prior to the merger, whether before or after the approval by the stockholders of Crown:

     . by the mutual written consent of the boards of directors of Crown and Rosemore and the Independent Committee;

     .    by either Rosemore or Crown if:

          - the merger is not completed by August 31, 2000, so long as the delay or default was not on the part of the terminating party;

          - the merger is restrained, enjoined or otherwise prohibited by a court order or any law is enacted that enjoins, prohibits or makes illegal completion of the merger; or

          - any required approval of the merger or merger agreement by the stockholders of Crown is not obtained due to the failure to obtain the required vote at Crown's stockholders meeting; or

     . by Rosemore upon a breach of, or failure to perform in any material respect, any representation, warranty, covenant or agreement on the part of Crown contained in the merger agreement, which had caused certain conditions to the obligation of Crown to effect the merger to be incapable of being satisfied, provided that this breach or failure cannot be or has not been cured within 30 days after the giving of notice of such breach or failure;

     . by Crown upon a breach of, or failure to perform in any material respect, any representation, warranty, covenant or agreement on the part of Rosemore contained in the merger agreement, which had caused certain conditions to the obligation of Rosemore to effect the merger to be incapable of being satisfied, provided that this breach or failure cannot be or has not been cured within 30 days after the giving of notice of such breach or failure;

     .    by Rosemore if:

          - the Crown Board withdraws, modifies or changes its recommendation of the merger agreement in a manner adverse to Rosemore or resolves to do so;

          - after receiving a proposal relating to a competing transaction the Crown Board refuses to affirm its recommendation of the merger agreement with Rosemore upon request by Rosemore;

          - the Crown Board recommends to its stockholders a competing transaction or resolves to do so; or

     . a tender offer or exchange offer for 15% or more of the outstanding shares of Crown common stock is commenced and the Crown Board fails to recommend against acceptance of the tender offer or exchange offer by its stockholders.

Amendment. The merger agreement may be amended by action taken by the parties' respective boards of directors, including the approval of the Independent Committee with respect to Crown, at any time prior to the time of the merger. Following the approval of the merger agreement by Crown stockholders, no amendment will be made which would reduce the amount of or change the type of consideration into which each share of Crown common stock will be converted upon the completion of the merger.

Waiver. At any time prior to the time of the merger, either party to the merger agreement may, in writing:

     . extend the time for the performance of any obligation or other act of the other party to the merger agreement;

     . waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

     . waive compliance with any agreement or condition contained in the merger agreement.

Expenses and Termination Fee

Expenses. The merger agreement provides that all costs and expenses incurred in connection with the merger and merger agreement will be paid by the party incurring those expenses, whether or not the merger is completed, except:

     . if Crown or Rosemore terminates the merger agreement due to the failure of Crown's stockholders to approve the merger and merger agreement and at the time of such failure there exists a publicly announced competing transaction with respect to Crown and within 12 months of the termination of the merger agreement, Crown enters into an agreement with any third party with respect to a competing transaction, which transaction is subsequently completed, then Crown will reimburse all reasonable documented expenses of Rosemore and RAC.

No Termination Fee. The merger agreement provides that the above reimbursement will be the sole and exclusive remedy of the parties upon a termination of the merger agreement based upon the termination of the merger agreement due to the failure of Crown's stockholders to approve the merger and merger agreement; provided, however, that nothing in the merger agreement relieves any party from liability for the willful breach of any of its representations or warranties, and the breach of any of its covenants or agreements set forth in the merger agreement.

                           SHAREHOLDER RIGHTS PLAN

     On February 1, 2000, Crown adopted a one-year shareholder rights plan in which rights to purchase its preferred stock were distributed to holders of its common stock on February 15, 2000 to ensure that any strategic transaction undertaken by Crown will be one in which all stockholders can receive fair and equal treatment, and to guard against partial tender offers, open market accumulations and other abusive tactics that might result in unequal treatment of stockholders.

     Under the rights plan, the Crown Board created two new classes of preferred stock, known as Series A and Series B Junior Participating Preferred Stock. Crown declared a dividend distribution of one preferred stock purchase right on each outstanding share of its common stock. Each right entitles stockholders to buy one one-thousandth of a share of preferred stock at an exercise price of $16.00, with Crown Class A common stock receiving purchase rights for the Series A preferred stock and the Crown Class B common stock receiving purchase rights for the Series B preferred stock.

     Generally, the rights become exercisable only if a person or group acquires a substantial block (i.e., 15% or more) of either class of common stock or announces a tender offer which may result in any person becoming the owner of a substantial block of either class. For persons owning in excess of 14% of any class as of the date of the adoption of the rights plan, however, the rights plan "grandfathers" their current level of ownership (as indicated on such person's federal securities law filings) plus an additional 1% of that class.

     Under the rights plan, the Crown Board can pre-approve a tender offer or other transaction which would otherwise trigger the rights plan. If a person acquires a substantial block of either class of Crown common stock other than pursuant to an offer or transaction which has been pre-approved by the Crown Board, each right then will entitle its holder to purchase a number of shares of Crown common stock having a market value at that time of twice the right's exercise price, except for the rights held by the person who acquired the substantial block of stock and those rights will become void and will not be exercisable to purchase shares at the discounted purchase price.

     If, after a person has acquired a substantial block of Crown common stock other than pursuant to a Crown Board approved offer or transaction, Crown is acquired in a merger or other business combination transaction, each right (other than the rights held by the owner of the substantial block) will entitle its holder to purchase a number of the acquiring person's common shares having a market value at the time of twice the right's exercise price.

     The rights plan permits Crown to redeem each purchase right at the option of the Crown Board for $.001 per right or for one one-thousandth of a share of common stock, at any time before a person acquires a substantial block of either class of common stock. Until the rights become exercisable, no separate rights certificate will be issued to stockholders. Instead, the rights will be evidenced by the certificates for the Crown common stock. At the time the rights become exercisable, rights certificates will be distributed to holders of the Crown common stock. The rights plan will expire at the close of business on February 14, 2001.

     In connection with its approval of the merger and merger agreement, the Crown Board modified the rights plan, by amending the definition of "Final Expiration Date" to provide that the earlier of the close of business on February 14, 2001 or that time which is immediately prior to acceptance by the State Department of Assessments and Taxation of Maryland of articles of merger consummating the merger between Crown and RAC will constitute the final expiration date under the rights plan. The Crown Board also declared the merger and merger agreement to be an approved transaction under the rights plan, so that the execution of the merger agreement would not result in a distribution date under the rights plan, or the separation of the rights from the common stock to which they are attached.

                          RELATED PARTY TRANSACTIONS

     Prior to entering into the merger agreement, Crown and Rosemore engaged in a number of transactions with one another. The management of Crown believes that all such transactions between Crown and Rosemore are the result of arm's-length negotiations between the parties and are fair to Crown.

     Rosemore Holdings, a wholly owned subsidiary of Rosemore, owns directly over 49% of the Crown Class A common stock and over 11% of the Crown Class B common stock. Trusts for the benefit of Mr. Henry A. Rosenberg, Jr. and for members of his immediate family and for the benefit of his sisters, Mrs. Ruth R. Marder and Mrs. Judith R. Hoffberger, and for members of their immediate families, hold all of the Rosemore stock. Rosemore, Rosemore Holdings and various individuals who are beneficial owners of Rosemore stock are a "group" as that term is used in Section 13(d)(3) of the Exchange Act; accordingly, the Rosemore group has filed Statements of Beneficial Ownership on Schedule 13Ds to report its holdings of Class A and Class B common stock.

     In early 1999, Rosemore agreed to participate in Crown's working capital and letter of credit facility established pursuant to its secured credit facility. Rosemore's participation resulted in an increase of $50,000,000 in the credit limit under this facility. Rosemore is compensated at competitive rates for its participation in the facility as it relates to the availability of certain letters of credit issued for the account of Crown.

     Crown terminated its aircraft lease with General Electric Credit Corporation in early 1999. Rosemore subsequently entered into an aircraft lease with General Electric Credit Corporation. Crown then assigned its lease with the Maryland Aviation Administration of hangar space at Martin State Airport to Rosemore, and Rosemore has purchased from Crown for $345,000 the leasehold improvements, furniture and various supplies and spare parts formerly used by Crown in connection with its operation of the aircraft and the related charter activities.

     During 1999, Rosemore and its subsidiaries purchased certain entertainment and oil product related assets of Crown for approximately $208,000.

     During the first quarter of 2000, Crown negotiated agreements with Rosemore whereby Rosemore will provide up to $66 million in performance guarantees relating to Crown's purchase of crude oil, feedstock and other petroleum products and up to approximately $13.4 million in cash borrowing availability. Rosemore will be compensated at competitive rates for its performance guarantees and cash borrowing availability. In connection with entering into these arrangements, Crown provided the opinions of CSFB to the trustee in accordance with the requirements of the indenture governing the 10 7/8% senior notes. Under these arrangements, Crown currently has guarantees of $15.8 million from Rosemore and no outstanding borrowings.

     Mr. Edward L. Rosenberg, president and chief executive officer of Rosemore, was formerly employed by Crown. In December 1998, Mr. Rosenberg resigned from the position of Executive Vice President-Supply and Transportation and no longer works for Crown.

      SECURITY OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS AND MANAGEMENT

Owners of More than Five Percent

     The following table sets forth the class of shares of Crown common stock, and the amount and percentage of that class, owned by all persons known by Crown to be the beneficial owners of more than 5% of the shares of any class of Crown common stock on May 1, 2000:

NAME AND ADDRESS OF                     TITLE OF                     PERCENT
BENEFICIAL OWNER                        CLASS          AMOUNT        OF CLASS
----------------                        -----          ------        --------
Rosemore "Group" (a)                    Class A     2,401,232         49.85
One North Charles Street                Class B       953,316         17.28
Suite 2300
Baltimore, MD  21201

Novelly "Group" (b)                     Class A       708,375         14.70
8182 Maryland Avenue                    Class B       182,800          3.48
St. Louis, MO  63105

Dimensional Fund Advisors Inc. (c)      Class A       288,850          6.00
1299 Ocean Avenue, 11th Floor           Class B       291,100          5.54
Santa Monica, California 90401

Heartland Advisors, Inc. (c)            Class B       900,000         17.24
789 North Water Street
Milwaukee, WI 53202

Franklin Resources, Inc. (c)            Class B       309,600          5.89
Mariners Island Boulevard
P.O. Box 7777
San Mateo, CA 94403

(a) Rosemore Holdings, a wholly owned subsidiary of Rosemore, owns directly over 49% of Crown Class A common stock and over 11% of Crown Class B common stock. Trusts for the benefit of Mr. Henry A. Rosenberg, Jr. and for members of his immediate family and for the benefit of his sisters, Mrs. Ruth R. Marder and Mrs. Judith R. Hoffberger, and for members of their immediate families hold all of the Rosemore stock. Rosemore, Rosemore Holdings and various individuals who are beneficial owners of Rosemore stock are a "group" as that term is used in
Section 13(d)(3) of the Exchange Act; accordingly, the Rosemore group has filed reports on Schedule 13D with the SEC to report its holdings of Class A and Class B common stock. Rosemore Holdings is the holder of 2,366,526 shares of Class A common stock and 591,629 shares of Class B common stock, and other members of the Rosemore group are the holders of 34,706 shares of Class A common stock and 361,687 shares of Class B common stock. The Class B common stock shown in the table includes 82,270 shares of stock granted to members of the Rosemore group as performance vested restricted stock under Crown's 1994 Long-Term Incentive Plan and 263,039 shares that members of the Rosemore group have a right to acquire pursuant to options granted under the 1994 Long-Term Incentive Plan that vested on or before May 1, 2000. No additional options will vest for members of the Rosemore group within sixty days of May 1, 2000. The percentage calculation is based on the shares outstanding plus the shares that may be acquired pursuant to vested options granted to members of the Rosemore group.

(b) This information was obtained from a report on Schedule 13D dated January 14, 1983 and Amendment No. 11 dated November 8, 1999, which were filed with the SEC. The Novelly Exempt Trust and others acknowledge that they are a "group" as that term is used in Section 13(d)(3) of the Exchange Act.

(c) Information concerning the stock holdings of Dimensional Fund Advisors Inc., Franklin Resources, Inc. and Heartland Advisors, Inc. was obtained from reports on Schedule 13G and amendments to those schedules that have been filed with the SEC. Each of these three entities reports that it is registered as an investment adviser. The percentage calculation for each is based on the shares outstanding as shown on Crown's financial statements for the period ended March 31, 2000.

Directors and Officers

     The following table sets forth the number of shares of each class of Crown stock and the percentage of each class owned by each of the directors, by certain executive officers and by all directors and officers as a group on May 1, 2000:

                                                                   SHARES OF SECURITIES BENEFICIALLY OWNED
                                                                             ON MAY 1, 2000 (a)
                                                         CLASS A STOCK                            CLASS B STOCK
NAME                                                     AMOUNT     %                             AMOUNT             %
Jack Africk                                             --                                        500                 (b)
George L. Bunting, Jr.                                  --         --                             1,000               (b)
Michael F. Dacey                                        1,000      (b)                            --                  --
Thomas M. Gibbons                                       200        (b)                            --                  --
Patricia A. Goldman                                     100        (b)                            --                  --
William L. Jews                                         --         --                             200                 (b)
Thomas L. Owsley                                        100        (b)                            52,471(c)           (b)
Rev. Harold Ridley, S.J.                                --         --                             100                 (b)
Frank B. Rosenberg                                      1,863      (b)                            52,268(c)           (b)
Henry A. Rosenberg, Jr. (d)                             2,399,369  49.81                          901,048             16.45
Randall M. Trembly                                      11,774     (b)                            102,502(c)          1.93
John E. Wheeler, Jr.                                    3,264      (b)                            72,433(c)           1.36
All directors and officers as a                         2,423,896  50.32                          1,367,713(e)        23.48
group including those listed above
(19 individuals)

     (a) Each director holds sole voting and investment power over the shares listed except for Mr. Dacey who holds his stock jointly with his wife; however, in one or more cases the stock may be registered in the name of a trust or retirement fund for the benefit of the director. In the case of officers of Crown, the table includes interest in shares held by the trustee under the Savings Plans, the Class B common stock granted as performance vested restricted stock under the 1994 Long-Term Incentive Plan (but not shares of performance vested restricted stock granted but subsequently forfeited) and shares subject to options. See footnote (c).

     (b) Represents less than one percent of the shares outstanding.

     (c) Includes vested options as follows: Mr. Owsley, 41,686; Mr. Frank B. Rosenberg, 39,613 shares; Mr. Trembly, 67,003 shares and Mr. Wheeler, 52,813 shares. The percentage calculations are based on the shares outstanding plus the shares that may be acquired pursuant to the vested options granted to the executive.

     (d) Mr. Henry A. Rosenberg, Jr. is chairman of the board of Rosemore. The shares listed are the shares owned by the Rosemore group other than shares reported separately in the table as owned by Mr. Frank B. Rosenberg. Of the shares listed above, Mr. Henry A. Rosenberg, Jr. holds 22,525 shares of Class A common stock and 304,857 shares (including PVR Stock) of Class B common stock individually and in Crown's Savings Plans. The Class B common stock shown on the table also includes 223,426 shares that may be acquired by Mr. Henry A. Rosenberg, Jr. upon the exercise of vested options granted under the 1994 Long-Term Incentive Plan. The percentage calculation is based on the shares outstanding plus the shares that may be acquired pursuant to vested options granted to Mr. Rosenberg.

     (e) Includes 570,865 shares that may be acquired pursuant to vested options granted under the 1994 Long-Term Incentive Plan or under the 1995 Management Stock Option Plan. The percentage calculation is based on the shares outstanding plus the shares that may be acquired pursuant to vested options. No additional options held by the executive officers will vest within 60 days of May 1, 2000.

                             STOCKHOLDER PROPOSALS

     The matters to be considered at the Special Meeting are limited to those set forth in the Notice of Special Meeting accompanying the proxy statement and procedural matters relating to the meeting.

     According to the Crown bylaws, as amended, the Annual Meeting of Stockholders of Crown for the year 2000 is to be held during a 30-day period commencing on the last Thursday of September. Stockholder proposals intended to be presented at the Annual Meeting of public stockholders of Crown in 2000, if the merger is not approved and such a meeting is held, should be received by Ms. Dolores B. Rawlings, Vice President-Secretary of Crown, P.O. Box 1168, Baltimore, Maryland 21203 on or before July 31, 2000. Stockholder proposals must comply with the bylaws of Crown and with the rules of the SEC to be eligible for inclusion in the proxy statement for the Annual Meeting in 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

     Crown files annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, because the merger is a "going private" transaction, Crown, Rosemore, Rosemore Holdings and RAC have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3 and such reports, proxy statements and other information contain additional information about Crown. You may read and copy any reports, statements or other information filed by Crown at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. SEC filings of Crown are also available to the public from commercial document retrieval services and at the website maintained by the SEC - "http://www.sec.gov".

     The SEC allows Crown to "incorporate by reference" information into this proxy statement. This means that Crown can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supercede the information in this proxy statement.

     Crown incorporates by reference each document it files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the Special Meeting. Crown also incorporates by reference into this proxy statement the following documents filed by it with the SEC (File No. 1-1059) pursuant to the Exchange Act:

 .  Crown's Annual Report on Form 10-K for the year ended
   December 31, 1999, as amended (attached hereto as Appendix B);
 .  Crown's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000
   (attached hereto as Appendix A); and
 .  Crown's Current Reports on Form 8-K, filed on May 2, 2000, April 10, 2000,
   April 3, 2000, March 31, 2000, March 17, 2000, March 13, 2000, March 10,
   2000, March 7, 2000 and February 3, 2000.

     All subsequent documents filed by Crown with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting will be deemed to be incorporated by reference into this proxy statement and to be a part of it from the date of filing of those documents.

     Crown undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Requests for copies should be directed to Crown Central Petroleum Corporation, P.O. Box 1168, Baltimore, Maryland 21203, Attention: Vice President - Secretary (Telephone number: (410) 539-7400).

     If you would like to request documents from Crown, please do so by ____________, 2000 to receive them before the Special Meeting.

     Crown's Board does not intend to bring any other matters to the stockholders for consideration at the Special Meeting.

     The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction. The delivery of this proxy statement will not create an implication that there has been no change in the affairs of Crown since the date of this proxy statement or that the information herein is correct as of any later date.

     You should rely on the information contained or incorporated by reference in this proxy statement. Crown has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated _____________, 2000. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement will not create any implication to the contrary.

                                        By Order of the Board of Directors


                                        ----------------------------------
                                        Dolores B. Rawlings
                                        Vice President - Secretary

______________, 2000

                                                                       EXHIBIT A


--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     Among

                                ROSEMORE, INC.,

                        ROSEMORE ACQUISITION CORPORATION

                                      and

                            CROWN CENTRAL PETROLEUM
                                  CORPORATION

                           Dated as of April 7, 2000


--------------------------------------------------------------------------------

                              Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022

                               TABLE OF CONTENTS

                                                                            Page
                                   ARTICLE I
                                   THE MERGER

SECTION 1.01. The Merger...................................................   1
SECTION 1.02. Effective Time; Closing......................................   1
SECTION 1.03. Effect of the Merger.........................................   2
SECTION 1.04. Charter; Bylaws..............................................   2
SECTION 1.05. Directors and Officers of the Surviving Corporation..........   2

                                   ARTICLE II
                     CONVERSION OF SECURITIES IN THE MERGER

SECTION 2.01. Conversion of Capital Stock..................................   2
SECTION 2.02. Payment for Shares...........................................   2
SECTION 2.03. Employee Stock Options.......................................   4

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01. Organization and Qualification; Subsidiaries.................   4
SECTION 3.02. Charter and Bylaws...........................................   5
SECTION 3.03. Capitalization...............................................   5
SECTION 3.04. Authority Relative to This Agreement.........................   6
SECTION 3.05. No Conflict; Required Filings and Consents...................   6
SECTION 3.06. Permits; Compliance..........................................   7
SECTION 3.07. SEC Filings; Financial Statements............................   7
SECTION 3.08. Absence of Certain Changes or Events.........................   8
SECTION 3.09. Employee Benefit Plans; Labor Matters........................   8
SECTION 3.10. Contracts; Debt Instruments..................................  10
SECTION 3.11. Absence of Litigation........................................  12
SECTION 3.12. Environmental Matters........................................  12
SECTION 3.13. Trademarks, Patents and Copyrights...........................  14
SECTION 3.14. Taxes........................................................  14
SECTION 3.15. Property and Leases..........................................  14
SECTION 3.16. Rights Agreement.............................................  15
SECTION 3.17. Insurance....................................................  15
SECTION 3.18. Board Recommendation.........................................  15
SECTION 3.19. Opinion of Financial Advisor.................................  15
SECTION 3.20. Brokers......................................................  16
SECTION 3.21. Vote Required; State Takeover Statutes.......................  16
SECTION 3.22. Directors of the Surviving Corporation.......................  16
SECTION 3.23. Waiver of Certain Obligations................................  16

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

SECTION 4.01. Organization and Qualification...............................  17
SECTION 4.02. No Conflict; Required Filings and Consents...................  17
SECTION 4.03. Absence of Litigation........................................  17
SECTION 4.04. Brokers......................................................  17
SECTION 4.05. No Activities................................................  18

                                                                          Page
                                                                          ----
SECTION 4.06. Financing..................................................  18
SECTION 4.07. Ownership of Company Common Stock..........................  18

                                   ARTICLE V
                                   COVENANTS

SECTION 5.01. Conduct of Business by the Company Pending the Closing.....  18
SECTION 5.02. Notices of Certain Events..................................  20
SECTION 5.03. Contractual Consents.......................................  20

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

SECTION 6.01. Proxy Statement; Schedule 13E-3............................  20
SECTION 6.02. Company Stockholders' Meeting..............................  21
SECTION 6.03. Access to Information; Confidentiality.....................  21
SECTION 6.04. No Solicitation of Transactions............................  22
SECTION 6.05. Election of Directors......................................  23
SECTION 6.06. Directors' and Officers' Indemnification and Insurance.....  23
SECTION 6.07. Further Action; Consents; Filings..........................  24
SECTION 6.08. The Company Rights Plan....................................  25
SECTION 6.09. Public Announcements.......................................  25
SECTION 6.10. Amendment of Plans.........................................  25

                                  ARTICLE VII
                            CONDITIONS TO THE MERGER

SECTION 7.01. Conditions to the Obligations of Each Party to Consummate
 the Merger..............................................................  25
SECTION 7.02. Conditions to the Obligations of the Company...............  25
SECTION 7.03. Conditions to the Obligations of Parent and Merger Sub.....  26

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination................................................  26
SECTION 8.02. Notice of Termination; Effect of Termination...............  27
SECTION 8.03. Amendment..................................................  27
SECTION 8.04. Waiver.....................................................  27
SECTION 8.05. Expenses...................................................  28

                                   ARTICLE IX
                               GENERAL PROVISIONS

SECTION 9.01. Non-Survival of Representations, Warranties and
 Agreements..............................................................  28
SECTION 9.02. Notices....................................................  29
SECTION 9.03. Certain Definitions........................................  30
SECTION 9.04. Severability...............................................  30
SECTION 9.05. Assignment; Merger Sub; Binding Effect; Benefit............  31
SECTION 9.06. Incorporation of Exhibits..................................  31
SECTION 9.07. Specific Performance.......................................  31
SECTION 9.08. Governing Law..............................................  31
SECTION 9.09. Submission to Jurisdiction; Venue..........................  31
SECTION 9.10. Headings...................................................  31
SECTION 9.11. Counterparts...............................................  31
SECTION 9.12. Entire Agreement...........................................  31
SECTION 9.13. Waiver of Jury Trial.......................................  32

                           GLOSSARY OF DEFINED TERMS

Aegis Muse..................................................... (S) 4.04
affiliate...................................................... (S) 9.03(a)
Agreement...................................................... Preamble
AMEX........................................................... (S) 3.03
Articles of Merger............................................. (S) 1.02
beneficial owner............................................... (S) 9.03(b)
business day................................................... (S) 9.03(c)
Class A Common Stock........................................... Recitals
Class B Common Stock........................................... Recitals
Closing........................................................ (S) 1.02
Closing Date................................................... (S) 1.02
Code........................................................... (S) 2.02(e)
Company........................................................ Preamble
Company Board.................................................. Recitals
Company Certificates........................................... (S) 2.02(a)
Company Common Stock........................................... Recitals
Company Option................................................. (S) 2.03(a)
Company SEC Reports............................................ (S) 3.07(a)
Company Independent Committee.................................. Recitals
Company Stock Award............................................ (S) 2.03(b)
Company Stock Plans............................................ (S) 2.03(a)
Company Stockholders' Meeting.................................. (S) 6.01(a)
Company Subsidiaries........................................... (S) 3.01(a)
Competing Transaction.......................................... (S) 6.04
Confidentiality Agreement...................................... (S) 6.03(b)
control........................................................ (S) 9.03(d)
controlled by.................................................. (S) 9.03(d)
Costs.......................................................... (S) 6.06(d)
CSFB........................................................... (S) 3.19
Disclosure Schedule............................................ (S) 3.01(a)
Effective Time................................................. (S) 1.02
Environmental Claims........................................... (S) 3.12(b)
Environmental Laws............................................. (S) 3.12(b)
Environmental Permit........................................... (S) 3.12(b)
ERISA.......................................................... (S) 3.09(a)
Exchange Act................................................... (S) 3.05(b)(i)
Expenses....................................................... (S) 8.05(a)
Governmental Entity............................................ (S) 3.05(b)
Hazardous Material............................................. (S) 3.12(b)
Holdings....................................................... Recitals
HSR Act........................................................ (S) 3.05(b)(i)
Indemnified Parties............................................ (S) 6.06(d)
Indenture...................................................... (S) 3.22(b)
IRS............................................................ (S) 3.09(a)(iii)
knowledge...................................................... (S) 9.03(e)
Law............................................................ (S) 3.05(a)(ii)
Letter of Transmittal.......................................... (S) 2.02(b)
Material Adverse Effect........................................ (S) 3.01(a)
Material Contract.............................................. (S) 3.10(a)
Merger......................................................... Recitals

Merger Consideration............................................ (S) 2.01(a)
Merger Sub...................................................... Preamble
MGCL............................................................ Recitals
Multiemployer Plan.............................................. (S) 3.09(b)
Multiple Employer Plan.......................................... (S) 3.09(b)
Order........................................................... (S) 7.01(b)
Parent.......................................................... Preamble
Paying Agent.................................................... (S) 2.02(a)
Permits......................................................... (S) 3.06
person.......................................................... (S) 9.03(f)
Plans........................................................... (S) 3.09(a)
Preferred Stock................................................. (S) 3.03(c)
Proxy Statement................................................. (S) 6.01(a)
Real Property................................................... (S) 3.12(a)(ii)
Release......................................................... (S) 3.12(b)
Remedial Action................................................. (S) 3.12(b)
Reorganization Agreement........................................ (S) 3.09(b)
Representatives................................................. (S) 6.02(a)
Rights Agreement................................................ (S) 3.16
SAR Unit........................................................ (S) 2.03(a)
Schedule 13E-3.................................................. (S) 6.01(a)
SDAT............................................................ (S) 1.02
SEC............................................................. (S) 3.07(a)
subsidiary(ies)................................................. (S) 9.03(g)
Superior Proposal............................................... (S) 6.04
Surviving Corporation........................................... (S) 1.01
Tax Returns..................................................... (S) 3.14
Taxes........................................................... (S) 3.14
Third Party Provision........................................... (S) 9.05
under common control with....................................... (S) 9.03(d)
U.S. GAAP....................................................... (S) 3.07(b)
Waivers......................................................... (S) 3.23

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of April 7, 2000 (this "Agreement"), by and among ROSEMORE, INC., a Maryland corporation ("Parent"), CROWN CENTRAL PETROLEUM CORPORATION, a Maryland corporation (the "Company"), and ROSEMORE ACQUISITION CORPORATION, a Maryland corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub").

  WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Maryland General Corporation Law (the "MGCL"), Parent will acquire, pursuant to the merger (the "Merger") of Merger Sub with and into the Company, all of the issued and outstanding shares of the Company's Class A common stock, par value $5.00 per share (the "Class A Common Stock"), and Class B common stock, par value $5.00 per share (the "Class B Common Stock"; and together with the Class A Common Stock, the "Company Common Stock"), at a price of $9.50 per share;

  WHEREAS, a special committee of independent members (the "Company Independent Committee") of the Board of Directors of the Company (the "Company Board") has unanimously recommended to the Company Board that it, and the Company Board unanimously has (i) approved and deemed the Merger advisable upon the terms and subject to the conditions set forth in this Agreement and
(ii) recommended the approval of the Merger and this Agreement by the stockholders of the Company;

  WHEREAS, the Board of Directors of Parent has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement; and

  WHEREAS, this Agreement has been approved and adopted by the Board of Directors of Merger Sub and by Rosemore Holdings, Inc., a Maryland corporation and a wholly owned subsidiary of Parent ("Holdings"), as sole stockholder of Merger Sub.

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

  SECTION 1.01. The Merger. Provided that this Agreement shall not have been terminated in accordance with Section 8.01, upon the terms and subject to the conditions set forth in Article VII, and in accordance with the MGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

  SECTION 1.02. Effective Time; Closing. Provided that this Agreement shall not have been terminated in accordance with Section 8.01, as promptly as practicable and in no event later than the second business day following the satisfaction or, if permissible, waiver of the conditions set forth in clauses
(a) through (c) of Section 7.01 (or such other date as may be agreed to in writing by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing the articles of merger (the "Articles of Merger") with the State Department of Assessments and Taxation of Maryland ("SDAT") in such form as is required by, and executed in accordance with, the relevant provisions of the MGCL. The term "Effective Time" means the date and time of the filing with, and the acceptance for record by, the SDAT of the Articles of Merger (or such later time, not to exceed 30 days after such acceptance for record, as may be agreed in writing by each of the parties hereto and specified in the Articles of Merger). Immediately prior to the filing of the Articles of Merger, a closing (the "Closing") will be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York (or such other place as the parties hereto may agree).

  SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

  SECTION 1.04. Charter; Bylaws. At the Effective Time, (a) subject to the provisions of Section 6.05(a), the charter of Merger Sub as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation until thereafter amended as provided by law, the bylaws and such charter of the Surviving Corporation, except that Article I shall be amended to provide that the name of the Surviving Corporation shall be "Crown Central Petroleum Corporation" and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the charter of the Surviving Corporation and such bylaws.

  SECTION 1.05. Directors and Officers of the Surviving Corporation. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE II

                    CONVERSION OF SECURITIES IN THE MERGER

  SECTION 2.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

    (a) each share of Company Common Stock (together with the associated right to purchase Company Series A or Series B Junior Participating Preferred Stock, no par value, as the case may be, pursuant to the Rights Agreement (as defined in Section 3.16 hereof)) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.01(b) hereof) shall be converted into the right to receive $9.50 in cash (the "Merger Consideration"), payable without interest to the holder of such share of Company Common Stock, upon surrender of the Company Certificate that formerly evidenced such share of Company Common Stock;

    (b) each share of Company Common Stock owned by Parent or owned by any direct or indirect wholly owned subsidiary of the Company or Parent shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

    (c) each issued and outstanding share of common stock, par value $5.00 per share, of Merger Sub will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

  SECTION 2.02. Payment for Shares. (a) From and after the Effective Time, a bank or trust company designated by Parent and reasonably acceptable to the Company shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Consideration in respect of certificates that, prior to the Effective Time, represented shares of Company Common Stock entitled to payment of the Merger Consideration pursuant to Section 2.01(a) (the "Company Certificates"). From and after the Effective Time, Parent shall cause to be provided to the Paying Agent cash in amounts necessary to pay for all of the shares of Company Common Stock pursuant to Section 2.01. Such funds (and the interest thereon) shall be invested by the Paying Agent in an interest-bearing investment consisting of short-term U.S. Government obligations or federally insured, interest-bearing demand deposit accounts.

  (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of a Company Certificate (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificate shall pass, only upon delivery of the Company Certificate to the Paying Agent) (the "Letter of Transmittal") and
(ii) instructions for use in surrendering such Company Certificate in exchange for payment therefor. Upon the surrender of each such Company Certificate, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions therein, and such other documents as may be required pursuant to such instructions, the Paying Agent shall pay the holder of such Company Certificate an amount in cash equal to the product of the Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by such Company Certificate, in consideration therefor, and such Company Certificate shall forthwith be cancelled. Until so surrendered, each such Company Certificate (other than Company Certificates representing shares of Company Common Stock to be canceled pursuant to Section 2.01(b)) shall represent solely the right to receive the aggregate Merger Consideration represented thereby. No interest shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be paid to any person other than the person in whose name the Company Certificate surrendered is registered, it shall be a condition to such right to receive such payment that the Company Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Company Certificate shall pay to the Paying Agent any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Company Certificate surrendered, or shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

  (c) At any time following the six-month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to direct the delivery of any funds which previously had been made available to the Paying Agent and were not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), Company Certificates and other documents in its possession relating to the Merger, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation and receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar law.

  (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Consideration represented thereby, as provided in this
Article II. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by applicable law.

  (e) The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

  (f) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving

Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

  SECTION 2.03. Employee Stock Options. (a) At the Effective Time, each option to purchase shares of Company Common Stock (a "Company Option") or stock appreciation unit award ("SAR Unit") with respect to Company Common Stock outstanding and unexercised as of the Effective Time granted pursuant to the Company's 1994 Long-Term Incentive Plan, the Company's 1995 Management Stock Option Plan and the Company's 1999 Long-Term Incentive Plan, each as amended through the date of this Agreement, and the option grant agreements and award agreements entered into in connection therewith, (collectively, the "Company Stock Plans"), or granted by the Company other than pursuant to the Company Stock Plans shall (i) become fully vested and immediately exercisable and (ii) remain outstanding and, thereafter, be a Company Option or SAR Unit with the same rights and exercise prices as applied to such Company Option or SAR Unit immediately prior to the Effective Time, and otherwise subject to the terms (as in effect as of the date hereof) of the Company Stock Plans pursuant to which such Company Option or SAR Unit was issued, except that all references to the Company shall be deemed to be references to the Surviving Corporation and all references to Company Common Stock shall be deemed to be references to the common stock of the Surviving Corporation. The Company shall take all necessary action to approve the disposition of the Company Options in connection with the transactions contemplated by this Agreement to the extent necessary to exempt such dispositions and acquisitions under Rule 16b-3 of the Exchange Act (as defined in Section 3.05(b)(i)).

  Promptly after the Effective Time, Parent shall or shall cause Surviving Corporation to provide each holder of Company Options with the opportunity to sell its Company Options at the prices set forth in Annex A of the Waivers (defined herein). Any payments related to such sale of Company Options shall be subject to all applicable federal, state and local tax withholding requirements.

  (b) At the Effective Time, each performance-restricted stock award (a "Company Stock Award") granted pursuant to the Company Stock Plans or granted by the Company (other than pursuant to the Company Stock Plans) shall become fully vested, the restrictions thereon shall lapse, any restrictive legend contained on any Company Certificate related thereto shall be removed and any Company Certificate related thereto held in escrow by the Company pursuant to the terms of any Company Stock Plan or otherwise shall be released to the grantee of such Company Stock Award. At the Effective Time, each holder of a Company Stock Award shall be paid in full satisfaction of such Company Stock Award a cash payment in an amount in respect thereof equal to the product of
(i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Company Stock Award, less any income or employment tax withholding required under the Code or any provision of state or local law.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Parent and Merger Sub that:

  SECTION 3.01. Organization and Qualification; Subsidiaries. (a) Except as set forth in Section 3.01(a) of the Disclosure Schedule attached hereto, dated as of the date hereof and forming a part of this Agreement (the "Disclosure Schedule"), the Company and each subsidiary of the Company (the "Company Subsidiaries") has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each of the Company Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not materially delay consummation of the Merger and would not have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means any event, circumstances, change in or effect on the business of the Company and the Company Subsidiaries, taken as a whole, that, when taken together with all other events, circumstances, changes and effects occurring after the date hereof that do not individually have a Material Adverse Effect and all other circumstances that would, but for the fact that they do not individually have a Material Adverse Effect, constitute a breach of any representation or warranty made by the Company in this Agreement, is, or is reasonably likely to be, materially adverse to the business, financial condition, results of operations or prospects of the Company and the Company Subsidiaries taken as a whole.

  (b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in
Section 3.01(b) of the Disclosure Schedule. Except as disclosed in Section 3.01(b) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

  SECTION 3.02. Charter and Bylaws. The copies of the Company's charter and bylaws, each as amended and restated, that are set forth as exhibits to the Company's proxy statement dated March 15, 1996 and Form 10-Q for the quarter ended June 30, 1998 and the Form 10-K for the year ended December 31, 1999, respectively, are complete and correct copies thereof. Such charter and bylaws are in full force and effect. The Company is not in violation of any of the provisions of its charter or bylaws.

  SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of (a) 15,000,000 shares of Class A Common Stock, (b) 15,000,000 shares of Class B Common Stock and (c) 5,000,000 shares of preferred stock, no par value (the "Preferred Stock"), 4,818 shares of which are designated Series A Junior Participating Preferred Stock, no par value, and 5,254 of which are designated Series B Junior Participating Preferred Stock, no par value. At the close of business on February 29, 2000, (i) 4,817,394 shares of Class A Common Stock and 5,253,862 shares of Class B Common Stock, all of which were validly issued, fully paid and nonassessable and no shares of Preferred Stock were issued and outstanding, (ii) no shares of Class A Common Stock and Class B Common Stock were held in the treasury of the Company or by the Company Subsidiaries, (iii) 1,227,150 shares of Class B Common Stock were reserved for issuance in connection with the exercise of outstanding Company Options in the amounts and at the exercise prices set forth in Section 3.03 of the Disclosure Schedule, (iv) 4,818 shares of Series A Junior Participating Preferred Stock were reserved for issuance pursuant to the Rights Agreement and (v) 5,254 shares of Series B Junior Participating Preferred Stock were reserved for issuance pursuant to the Rights Agreement (defined below). Except as set forth in Section 3.03 of the Disclosure Schedule, all publicly traded shares of Common Stock are authorized for listing on the American Stock Exchange (the "AMEX"). From February 29, 2000 through the date hereof, the Company has not issued any additional shares of capital stock, except pursuant to the exercise of Company Options outstanding on February 29, 2000, nor has the Company granted any additional options, warrants or other rights or entered into any agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Except as issued pursuant to the Company Stock Plans, the Rights Agreement, pursuant to agreements or arrangements described in Section 3.03 of the Disclosure Schedule or as set forth in the Company SEC Reports (as defined herein), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company

Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 3.03 of the Disclosure Schedule, each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no material outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than obligations arising in the ordinary course of business, obligations disclosed in the Company SEC Reports and guarantees by the Company of any indebtedness of any Company Subsidiary.

  SECTION 3.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions (including, without limitation, the Merger) contemplated herein to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action, including the unanimous approval of the Company Board (with one director having recused himself), and the unanimous approval of the Company Independent Committee, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions (other than the adoption of this Agreement by the requisite affirmative vote of the stockholders of the Company as required by the MGCL). This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

  SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any provision of the charter or bylaws of the Company or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any United States or non-United States or supranational law, statute, ordinance, rule, regulation, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) except as set forth in Section 3.05(a)(iii) of the Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not reasonably be expected to (A) have a Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by the Company.

  (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States or supranational government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body ("Governmental Entity"), except (i) for applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), the AMEX, the pre-merger notification requirements (A) of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") or (B) as may be applicable pursuant to the antitrust laws of any state, (ii) for applicable requirements relating to the filing and recordation of appropriate merger documents pursuant to the MGCL and as set forth in Section 3.05(b) of the Disclosure Schedule and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to (A) prevent or materially delay consummation of the Merger or (B) have a Material Adverse Effect.

  SECTION 3.06. Permits; Compliance. Except as set forth in Section 3.06 of the Disclosure Schedule, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Permits"), except where the failure to have, or the suspension or cancellation of, any of the Permits would not reasonably be expected to (a) have a Material Adverse Effect or (b) prevent or materially delay the performance of this Agreement by the Company, and no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party to or by which the Company or any Company Subsidiary is bound by, except for any such conflicts, defaults or violations that would not reasonably be expected to (A) have a Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by the Company.

  SECTION 3.07. SEC Filings; Financial Statements. (a) The Company has timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since December 31, 1998 through the date of this Agreement (collectively, the "Company SEC Reports"). The Company SEC Reports and all forms, reports and documents to be filed by the Company after the date hereof and prior to the Closing (i) were or will be prepared in all material respects in accordance with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, (ii) did or will not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (iii) did not and will not omit any document required to be filed as an exhibit thereto. No Company Subsidiary is required to file any form, report or other document with the SEC.

  (b) Each of the financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports and each of the financial statements to be included in forms, reports and documents to be filed with the SEC after the date hereof and prior to the Closing, was or will be prepared in accordance with United States generally accepted accounting principles as promulgated by the American Institute of Certified Public Accountants and as interpreted from time to time by the staff of the SEC ("U.S. GAAP"), applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly or will present fairly, the consolidated financial position, results of operations and cash flow of the Company, and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in all material respects, except as otherwise noted therein in accordance with U.S. GAAP (subject, in the case of unaudited statements, to normal year-end adjustments which were not and are not expected to have a Material Adverse Effect).

  (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 1999, including the notes thereto, or in any of the Company SEC Reports filed subsequent to December 31, 1999 or in Section 3.07(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1999 that would not reasonably be expected to, individually or in the aggregate, (i) have a Material Adverse Effect or (ii) prevent or materially delay the performance of this Agreement by the Company.

  (d) The Company has heretofore furnished to Parent a complete and correct copy of any amendment or modification, that has not yet been filed with the SEC, to agreements, documents or other instruments that previously have been filed by the Company with the SEC pursuant to the Exchange Act.

  SECTION 3.08. Absence of Certain Changes or Events. Since December 31, 1999, except as contemplated by or as set forth in Section 3.08 of the Disclosure Schedule or as expressly contemplated by this Agreement or as specifically disclosed in the Company SEC Reports filed subsequent to December 31, 1999, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, (a) there has not been any change, condition, event or development that has had a Material Adverse Effect, (b) there has not been any event that could reasonably be expected to prevent or materially delay the performance of this Agreement by the Company and (c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in
Section 5.01.

  SECTION 3.09. Employee Benefit Plans; Labor Matters. (a) Section 3.09(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Company Subsidiary could incur liability under
Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Company Subsidiary and any employee of the Company or any Company Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any Company Subsidiary (collectively, the "Plans"). Each Plan is in writing and the Company has furnished or made available to Parent a true and complete copy of each material Plan and has delivered or made available to Parent a true and complete copy of each material document, if applicable, prepared in connection with each such Plan, including, without limitation, (A) a copy of each trust or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the most recently filed Internal Revenue Service ("IRS") Form 5500, (D) the most recently received IRS determination letter for each such Plan, and (E) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Company Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

  (b) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as set forth in Section 3.09(b) of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates or obligated the Company or any Company Subsidiary to pay, or segregate any funds to pay (into a trust or otherwise), separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or pursuant to the consummation of the transactions contemplated by the Agreement and Plan of Reorganization, dated December 8, 1998, as amended, among American Trading and Production Corporation, ATAPCO, Inc., American Trading Real Estate Company, Inc. and Gateway Gathering and Marketing Company (the "Reorganization Agreement"), or (iii) obligates or obligated the Company or any Company Subsidiary to make any payment, or segregate any funds to pay (into a trust or otherwise), or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Code solely or partially as a result of any transaction contemplated by this Agreement or the Reorganization Agreement. Except as set forth in Section 3.09(b) of the Disclosure Schedule, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

  (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Law including, without limitation, ERISA and the Code. The Company and the Company Subsidiaries have performed all obligations required to be performed by them under, are not in material default under or in violation of, and have no knowledge of any default or violations by any party to, any Plan. No action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course), and, to the Company's knowledge, no fact or event exists that could reasonably be expected to give rise to any such action.

  (d) Each Plan that is intended to be qualified under Section 401(a) or
Section 401(k) of the Code has heretofore been determined by the IRS so to qualify, and if submitted and assuming all amendments required by the IRS were made, the Company believes that such Plans would receive a favorable determination letter from the IRS with respect to the changes required by the Small Business Job Protection Act of 1996, the General Agreement on Tariffs and Trade, the Tax Reform Act of 1997, and the Uniformed Services Employment and Reemployment Rights Act of 1994, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

  (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which an exemption is not available with respect to any Plan. Neither the Company nor any Company Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or
(ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability.

  (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes to the extent permitted by applicable Law and no such deduction has been challenged or disallowed by any Governmental Entity and, to the Company's knowledge, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

  (g) Except as set forth in Section 3.09(g) of the Disclosure Schedule, all directors and officers of the Company and the Company Subsidiaries (other than those directors of the Company Subsidiaries organized in England, Vermont and the Netherland Antilles who are not employees of the Company or any Company Subsidiary) are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

  (h) The Company currently operates and for the last five years has operated each of the Company's Employee Savings Plan and Employee Supplemental Savings Plan in accordance with its terms, including, without limitation, the provision (A) permitting the participant to direct the trustee under such plan to vote the participant's Company Common Stock held in the participant's account in accordance with his or her instructions and (B) providing that any shares of the Company Common Stock in the accounts of a participant for which clear and timely instructions of the participant are not received shall be voted in the same proportion as such shares for which instructions are received.

  (i) Section 3.09(i) of the Disclosure Schedule sets forth a true and accurate list of all issued and outstanding SAR Units, including the amounts and exercise prices related thereto.

  (j) Except as set forth in Section 3.09(j) of the Disclosure Schedule or as disclosed in the Company SEC Reports, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees; (ii) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary. The consent of the labor unions which are a party to the collective bargaining agreements listed in
Section 3.09(j) of the Disclosure Schedule is not required to consummate the Merger.

  (k) Except as set forth in Section 3.09(k) of the Disclosure Schedule or as disclosed in the Company SEC Reports, the Company and the Company Subsidiaries are in material compliance with all applicable laws relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any Company Subsidiary and are not liable for any significant arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Company Subsidiaries have paid in full to all employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company's knowledge, threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company or any Company Subsidiary. Except as set forth in
Section 3.09(k) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as set forth in Section 3.09(k) of the Disclosure Schedule, there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the Company's knowledge, threatened with respect to the Company. Except as set forth in Section 3.09(k) of the Disclosure Schedule or as disclosed in the Company SEC Reports, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company or any Company Subsidiary have employed or employ any person.

  SECTION 3.10. Contracts; Debt Instruments. (a) Set forth in subsections (i) through (viii) of Section 3.10(a) of the Disclosure Schedule is a true and accurate list of all contracts and agreements of the types described in such subsections to which the Company or any Company Subsidiary is a party as of the date hereof (such contracts, agreements and arrangements as required to be set forth in Section 3.10(a) of the Disclosure Schedule, together with those listed in Section 3.09(a) of the Disclosure Schedule, and subject to the proviso at the end of paragraph (a) of this Section 3.10 being the "Material Contracts"):

    (i) as of the date of this Agreement, each contract and agreement which
  (A) is likely to involve consideration of more than $500,000, in the aggregate, during the calendar year ending December 31, 2000 or (B) is likely to involve consideration of more than $1,000,000, in the aggregate, over the remaining term of such contract, except for purchase orders for crude oil or intermediate feedstock arising in the usual and ordinary course of business and consistent with past practices (provided that in any case and without regard to the proviso at the end of paragraph (a) of this Section 3.10, the top 15 purchase orders are set forth in Section 3.10(a)(i) of the Disclosure Schedule) and which, in either case, cannot be canceled by the Company or any Company Subsidiary without penalty or further payment and without more than 90 days' notice;

    (ii) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party, in each case, not cancellable without penalty on not more than 90 days' notice;

    (iii) all material management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

    (iv) all material contracts and agreements evidencing indebtedness of the Company or any Company Subsidiary;

    (v) as of the date hereof, all material contracts and agreements with any Governmental Entity to which the Company or any Company Subsidiary is a party;

    (vi) all contracts and agreements that materially limit, or purport to materially limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

    (vii) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses; and

    (viii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and any Company Subsidiary or the conduct of its businesses, or the absence of which would prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect.

The foregoing provisions of this Section 3.10(a) are subject to the following proviso. With respect to Section 3.10(a)(i): (1) contracts for the purchase of crude oil and other feedstocks which in the aggregate do not exceed the requirements for the combined operation of the Company's two refineries at 105% of rated capacity for a period of sixty (60) days and do not have a term in excess of seventy-five (75) days shall be deemed to be in the usual and ordinary course of business and, as such, shall not be Material Contracts and shall not be included in the Disclosure Schedule; (2) contracts for the sale of finished petroleum products which in the aggregate combined with the Company's retail requirements do not exceed the combined rated capacities of the Company's two refineries when measured over a sixty (60) day period shall be deemed to be in the usual and ordinary course of business and, as such, shall not be Material Contracts and shall not be included in the Disclosure Schedule; and (3) contracts for the sale of intermediate feedstocks, sulfur, petroleum coke and other by products of the petroleum refining process shall, if produced by the Company and sold from inventory or from the anticipated production of the refineries within the next two months, shall be deemed to be in the usual and ordinary course of business and, as such, shall not be Material Contracts and shall not be included in the Disclosure Schedule. With respect to Sections 3.10(a)(i) through (v) and Section 3.10(a)(viii) (and without derogating from the immateriality of contracts in excess of the following threshold which are not otherwise material), all contracts involving consideration or the payment of less than $250,000 shall be deemed to be not material. Notwithstanding the foregoing, the types of contracts described in clauses (1), (2) and (3) of the first sentence of the foregoing proviso shall be deemed to be Material Contracts with respect to clauses (b) and (c) of this
Section 3.10.

  (b) Except as would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, and, to the Company's knowledge, none of the Material Contracts is in default by its terms or has been canceled by the other party; (ii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and the Company Subsidiaries are not in receipt of any claim of default under any Material Contract; and (iv) except as set forth in Section 3.10(b)(iv) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of any transaction contemplated hereby shall constitute a default, give rise to cancellation rights, or otherwise materially and adversely affect any of the Company's rights under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

  (c) Set forth in Section 3.10(c) of the Disclosure Schedule is a description of any material changes to the amount and material terms of the indebtedness of the Company and the Company Subsidiaries as described in the notes to the financial statements incorporated in, or otherwise disclosed in, the Company's Form 10-K for the year ended December 31, 1999.

  SECTION 3.11. Absence of Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule or as specifically disclosed in the Company SEC Reports, there is no litigation, suit, claim, action, proceeding, arbitration, review or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary before any Governmental Entity that is reasonably likely to have a Material Adverse Effect or seeks to materially delay or prevent the consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement. Except as set forth in Section 3.11 of the Disclosure Schedule or as disclosed in the Company SEC Reports, there has been no change since December 31, 1999 in the status of any litigation, suit, claim, action, proceeding or investigation relating to the Company or any Company Subsidiary that would be reasonably likely to have a Material Adverse Effect. Except as disclosed in the Company SEC Reports or as set forth in Section 3.11 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any outstanding Order (as defined below), writ, injunction or decree which, insofar as can be reasonably foreseen, would have a Material Adverse Effect.

  SECTION 3.12. Environmental Matters. (a) Except as disclosed in Section 3.12 of the Disclosure Schedule or as disclosed in the Company SEC Reports or as would not reasonably be expected to have a Material Adverse Effect:

    (i) The Company is in compliance with all applicable Environmental Laws and all Environmental Permits. All past noncompliance with Environmental Laws or Environmental Permits identified by the Company has been resolved without any pending, ongoing or future obligation, cost or liability, and, to the Company's actual knowledge, there is no requirement proposed as of the date hereof that is reasonably expected to be adopted or implemented and give rise to liability under any Environmental Law or Environmental Permit;

    (ii) Except as expressly authorized under any Environmental Law or Environmental Permit, there has been no Release of Hazardous Materials on any of the real property owned or leased by the Company or any Company Subsidiary (the "Real Property") or, during the Company's ownership or occupancy of such property, on any property formerly owned, leased, used or occupied by the Company;

    (iii) The Company is not conducting, and has not undertaken or completed, any Remedial Action relating to any Release or threatened Release on the Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Entity or the requirements of any Environmental Law or Environmental Permit;

    (iv) To the Company's knowledge, there is no asbestos or asbestos-containing material on any of the Real Property;

    (v) None of the Real Property is listed or proposed for listing, or, to the Company's knowledge, adjoins any other property that is listed or proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any analogous federal, state or local list;

    (vi) There are no Environmental Claims pending or, to the Company's knowledge, threatened against the Company or the Real Property, and, to the Company's knowledge, there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including, without limitation, with respect to any off-site disposal location presently or formerly used by the Company or any of its predecessors or with respect to any previously owned or operated facilities;

    (vii) Under current Law, the Company can maintain present production levels, or any planned expansion of production levels upon which financial projections provided to Parent have been based, in compliance with applicable Environmental Laws without a material increase in capital or operating expenditures and without modifying any Environmental Permits or obtaining any additional Environmental Permits;

    (viii) The Company has provided Parent or made available copies of (i) any environmental assessment or audit reports or other similar studies or analyses relating to the Real Property or the Company, and (ii) all insurance policies issued at in the past five years that may provide coverage to the Company for environmental matters; and

    (ix) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any Remedial Action or notice to or consent of Governmental Entities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

  (b) For purposes of this Agreement:

    "Environmental Claims" means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials.

    "Environmental Law" means any Law in effect and as amended as of the Effective Time, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

    "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

    "Hazardous Material" means (i) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (ii) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

    "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

    "Remedial Action" means all action to (i) clean up, remove, treat or handle in any other way Hazardous Materials in the environment; (ii) restore or reclaim the environment or natural resources; (iii) prevent the Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or the environment; or (iv) perform remedial investigations, feasibility studies, corrective actions, closures and postremedial or postclosure studies, investigations, operations, maintenance and monitoring on, about or in any Real Property.

  SECTION 3.13. Trademarks, Patents and Copyrights. Except to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) would not reasonably be expected to have a Material Adverse Effect, the Company and each of the Company Subsidiaries own or possess adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, mask works, know-how and other proprietary rights and information used or held for use in connection with the businesses of the Company and the Company Subsidiaries as currently conducted or as contemplated to be conducted, and, to the Company's knowledge, there is no assertion or claim challenging the validity of any of the foregoing. Neither the Company nor any of the Company Subsidiaries has infringed or is infringing in any way any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, mask work or copyright of any third party that would reasonably be expected to have a Material Adverse Effect. To the Company's knowledge, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Company Subsidiary that could reasonably be expected to have a Material Adverse Effect.

  SECTION 3.14. Taxes. Except as set forth in Section 3.14 of the Disclosure Schedule, (a) the Company and the Company Subsidiaries have timely filed or will timely file all material federal, state, local and foreign Tax Returns required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and the Company Subsidiaries, and all such Tax Returns are complete and correct in all material respects; (b) all Taxes that are shown as due on such Tax Returns have been or will be timely paid; (c) no deficiency for any material amount of Tax has been asserted or assessed in writing by a taxing authority against the Company or any of the Company Subsidiaries for which there are not adequate reserves; (d) the Company and the Company Subsidiaries have provided adequate reserves in accordance with U.S. GAAP in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns; (e) as of the date hereof, the Company and the Company Subsidiaries have neither extended nor waived any applicable statute of limitations with respect to Taxes and have not otherwise agreed to any extension of time with respect to Tax assessment or deficiency; (f) none of the Company and the Company Subsidiaries is a party to any Tax sharing agreement or arrangement other than with each other; (g) as of the date hereof, there are no pending or threatened in writing material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of the Company or any Company Subsidiary; (h) no liens for Taxes exist with respect to any of the assets or properties of the Company or the Company Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith for which there are adequate reserves; (i) all Taxes which the Company or any Company Subsidiary are required to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company; and (j) none of the Company or any Company Subsidiary has been a member of any group or corporation filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member. As used in this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees and customs duties, tariffs, and similar charges.

  "Tax Returns" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes filed with a taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

  SECTION 3.15. Property and Leases. (a) The Company and the Company Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as would not have a Material Adverse Effect.

  (b) No parcel of real property owned or leased by the Company or any Company Subsidiary is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed other than as could not reasonably be expected to have a Material Adverse Affect.

  (c) Except as set forth in Section 3.15(c) of the Disclosure Schedule, there are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Company Subsidiary for the purposes for which it is currently being used other than preclusions or restrictions which do not preclude or restrict or otherwise adversely affect the actual use which the Company or Company Subsidiary is making of the real property on the date of this Agreement but which may or would preclude or restrict any expansion or enhancement or change in such use. There are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Company Subsidiary other than those that would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

  SECTION 3.16. Rights Agreement. The copy of the Rights Agreement, dated as of February 1, 2000, between the Company and First Union National Bank, a national banking association, as rights agent (the "Rights Agreement"), including all amendments and exhibits thereto, that is set forth as an exhibit to the Company's Form 8-A filed with the SEC on February 3, 2000, is a complete and correct copy thereof. The Company Board has taken all necessary action to amend the Rights Agreement, a copy of which amendment has been provided to Parent and its Representatives (as defined herein), so that (a) neither the execution of this Agreement nor the consummation of the Merger will (i) cause the Rights (as such term is defined in the Rights Agreement) issued pursuant to the Rights Agreement to become exercisable, (ii) cause Parent or Merger Sub to become an Acquiring Person (as such term is defined in the Rights Agreement) or (iii) give rise to a Distribution Date (as such term is defined in the Rights Agreement) and (b) the Rights will expire pursuant to the terms of the Rights Agreement immediately prior to the Effective Time.

  SECTION 3.17. Insurance. The Company and the Company Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which, in respect of amounts, premiums, types and risks insured, constitutes reasonable coverage for the risks customarily insured against by companies engaged in the industries in which the Company and the Company Subsidiaries are engaged and comparable in size and operations to the Company and the Company Subsidiaries. The Company's current annual premiums for directors' and officers' liability insurance is approximately $400,000 per year, and, as of the date of this Agreement, the Company has no reason to believe that such insurance will not be renewable by it or the Surviving Corporation upon expiration in June 2001 on similar or more favorable terms.

  SECTION 3.18. Board Recommendation. On the unanimous recommendation of the Company Independent Committee, the Company Board (with one director having recused himself), including all of the members of the Company Independent Committee, at a meeting duly called and held, has by unanimous vote of the Company Board (with one director having recused himself) (i) approved and deemed it advisable that the Company and its stockholders consummate the Merger, upon the terms and subject to the conditions set forth in this Agreement, and (ii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated herein, including the Merger.

  SECTION 3.19. Opinion of Financial Advisor. Credit Suisse First Boston Corporation ("CSFB") has delivered to the Company its written opinion, dated the date hereof, accompanied by an authorization to include such opinion in the Proxy Statement and the Schedule 13E-3 (each as defined below) to the effect that, as of the date of this Agreement, the aggregate Merger Consideration to be received by the stockholders of the Company is fair, from a financial point of view, to the Company's stockholders (other than Parent and its affiliates). The Company has delivered a signed copy of such written opinion to Parent.

  SECTION 3.20. Brokers. No broker, finder or investment banker (other than CSFB) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has heretofore made available to Parent a complete and correct copy of all agreements between the Company and CSFB pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

  SECTION 3.21. Vote Required; State Takeover Statutes. (a) The only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger, this Agreement or the transactions contemplated by this Agreement is the affirmative vote by the Company's stockholders representing two-thirds of the outstanding shares of the Company's Class A Common Stock and Class B Common Stock voting together, with each outstanding share of Class A Common Stock representing one vote and each outstanding share of Class B Common Stock representing one-tenth of a vote.

  (b) Section 3-602 of the MGCL does not apply to Parent, Merger Sub or any of their affiliates in connection with the Merger or the transactions contemplated by this Agreement. The Company Board has validly amended the bylaws of the Company to exempt any acquisition of Company Common Stock by Parent or Merger Sub from Section 3-702 of the MGCL and has taken all other action necessary to ensure that the provisions of Title 3, Subtitles 6 and 7 of the MGCL or any other applicable state takeover statutes are not and will not be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. No other state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. No stockholder of the Company shall have any statutory appraisal rights under applicable Law as a result of the Merger, this Agreement or any of the transactions contemplated hereby or thereby.

  SECTION 3.22. Directors of the Surviving Corporation. (a) The Company Board has by the two-thirds vote required by the definition of "Change of Control" in Section 101 of the Indenture, nominated the persons identified in Section 3.22(a) of the Disclosure Schedule for election by the sole stockholder of the Surviving Corporation to the board of directors of the Surviving Corporation after the Effective Time.

  (b) Provided that (i) the Surviving Corporation and Holdings, as the sole stockholder of the Surviving Corporation after the Effective Time, take all necessary action pursuant to the MGCL after the Effective Time to elect as the board of directors of the Surviving Corporation the persons identified in
Section 3.22(a) of the Disclosure Schedule, and (ii) the charter and bylaws of the Merger Sub (which shall, pursuant to Section 1.04 of this Agreement, be the charter and bylaws of the Surviving Corporation) and all actions of the board of directors and stockholders of Merger Sub prior to the Merger are properly conformed to allow the implementation of the actions contemplated under the preceding portion of this sentence and the provisions of Section
6.05 (including without limitation the reduction in the size of the board of directors of the Surviving Corporation as of and with effect from the next succeeding election of directors of the Surviving Corporation occurring after the Effective Time and the election of the persons identified in Section 3.22(a) of the Disclosure Schedule as a new board of directors of the Surviving Corporation after the Merger), then the Merger, this Agreement and the transactions contemplated by this Agreement, including, without limitation, the election after the Effective Time by Holdings as the sole stockholder of the Surviving Corporation of the individuals identified in
Section 3.22(a) of the Disclosure Schedule as the directors of the Surviving Corporation, will not result in a "Change of Control" within the meaning of clause (ii) of the definition of "Change of Control" contained in Section 101 of the Indenture, dated as of January 24, 1995, as amended and as in effect as of the date of this Agreement, between the Company and The First National Bank of Boston as trustee (the "Indenture").

  SECTION 3.23. Waiver of Certain Obligations. The Company and, to the Company's knowledge, each of the individuals identified in Section 3.23 of the Disclosure Schedule has duly executed and delivered the respective agreement provided by Parent (collectively, the "Waivers"), true and complete copies of which have been furnished to Parent, and such Waivers are in full force and effect.

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

  Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, that:

  SECTION 4.01. Organization and Qualification. Each of Parent and Merger Sub has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by Parent and Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly authorized and validly executed and delivered by each of Parent and Merger Sub and constitutes (assuming due authorization, execution and delivery by the Company) a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

  SECTION 4.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the charter and bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.02(b) have been obtained and all filings and obligations described in Section 4.02(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not reasonably be expected to prevent or materially delay the performance of this Agreement by either Parent or Merger Sub.

  (b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements of the Exchange Act, the pre-merger notification requirements of the HSR Act and the filing and recordation of appropriate merger documents as required by the MGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or materially delay consummation of the Merger.

  SECTION 4.03. Absence of Litigation. Except as set forth in Section 3.07(c)(ii) of the Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the best knowledge of Parent, threatened against Parent or Merger Sub or any of their respective properties or assets before any court, arbitrator or Governmental Entity which seeks to delay or prevent or would result in the material delay of or would prevent the consummation of any of the transactions contemplated hereby. Neither Parent nor Merger Sub or any property or asset of Parent or Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity or any order, writ, judgment, injunction, decree, determination or award of any governmental or regulatory authority or any arbitrator which would prevent Parent or Merger Sub from performing their respective material obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated hereby.

  SECTION 4.04. Brokers. No broker, finder or investment banker other than Aegis Muse Associates LLC and its associates (collectively, "Aegis Muse") is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

  SECTION 4.05. No Activities. Merger Sub was formed solely for the purpose of engaging in the Merger. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub does not have any obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) and has not engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

  SECTION 4.06. Financing. At or prior to the Closing Date, Parent will cause Merger Sub to have, and Merger Sub will have, all of the financing required to consummate the transactions contemplated by this Agreement.

  SECTION 4.07. Ownership of Company Common Stock. As of the date hereof, the information relating to Holdings' ownership of Company Common Stock contained in the Statement of Beneficial Ownership on Schedule 13-D filed jointly by Parent and others with the SEC on January 12, 1999, as amended, is true and correct in all material respects.

                                   ARTICLE V

                                   COVENANTS

  SECTION 5.01. Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Parent shall consent in writing, which consent shall not be unreasonably withheld or delayed, (1) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (2) the Company shall use its reasonable best efforts to keep available the services of such of the current officers, significant employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with such of the customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 5.01 of the Disclosure Schedule or as contemplated by any other provision of this Agreement, the Company shall not, and shall neither cause nor permit any Company Subsidiaries or any of the Company's affiliates (over which it exercises control), or any of its or their officers, directors, employees and agents (in each case, in their capacities as such) to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

    (a) amend or otherwise change its charter or bylaws or equivalent organizational documents;

    (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of any shares of capital stock issuable pursuant to the exercise of any Company Options outstanding on the date of this Agreement); or (ii) any property or assets of the Company or any Company Subsidiary, except in all cases in the ordinary course of business and in a manner consistent with past practice; provided that the aggregate amount of any such sale or disposition (other than a sale or disposition of petroleum products or other inventory in the ordinary course of business consistent with past practice, as to which there shall be no restriction on the aggregate amount), or pledge, grant, transfer, lease, license, guarantee or encumbrance of such property or assets of the Company or any Company Subsidiary shall not exceed (x) $500,000 or (y) in the case of any sale or disposition of retail gasoline sites, $1,000,000, provided that not more than four retail gasoline sites may be disposed of under this subsection (y) between the date of this Agreement and the Effective Time;

    (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends paid by any of the wholly owned Company Subsidiaries to the Company in the ordinary course of business consistent with past practice;

    (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

    (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof or any assets, other than (x) acquisitions of any assets in the ordinary course of business consistent with past practice that are not, in the aggregate, in excess of $300,000 or (y) purchases (whether for cash or pursuant to an exchange) of crude oil or intermediate products for refining or refined petroleum products or other inventory for resale in the ordinary course of business and consistent with past practice; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice under the Loan and Security Agreement, effective as of December 10, 1998 and last amended effective as of March 16, 2000, between Congress Financial Corporation and First Union National Bank, as lenders, Congress Financial Corporation, as administrative agent, the Company and certain of the Company Subsidiaries, as borrowers, or incurred to refinance outstanding indebtedness for borrowed money existing on the date of this Agreement (which refinancing shall not increase the aggregate amount of indebtedness permitted to be outstanding thereunder and shall not include any covenants that shall be materially more burdensome to the Company in any material respect or increase costs to the Surviving Corporation after the Effective Time in any material respect), or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $1,000,000; (iii) terminate, cancel or request any material change in, or agree to any material change in any Material Contract or enter into any contract or agreement material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice; (iv) make or authorize any capital expenditure, other than as set forth in Section 5.01(e)(iv) of the Disclosure Schedule; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01(e);

    (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary who are not officers of the Company, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option (including, without limitation, the granting of stock options, stock appreciation rights, stock option appreciation unit awards, performance awards or performance restricted stock awards), stock purchase, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable Law or the terms of a collective bargaining agreement or a contractual obligation existing on the date hereof;

    (g) take any action with respect to modifying accounting policies or procedures, other than actions in the ordinary course of business, consistent with past practice or the requirements of U.S. GAAP and as advised by the Company's regular certified independent public accountants;

    (h) waive, release, assign, settle or compromise any material claims or litigation involving money damages in excess of $250,000, except for claims asserted by the Company or the applicable Company Subsidiary;

    (i) make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability;

    (j) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing;

    (k) amend or modify, or propose to amend or modify, the Rights Agreement, as amended as of the date hereof, except as contemplated in this Agreement;

    (l) take any action that will be likely to result in the representations and warranties set forth in Article III becoming false or inaccurate in any material respect (or, with respect to any representation and warranty already qualified by materiality, false or inaccurate in any respect);

    (m) enter into or carry out any other transaction other than in the ordinary and usual course of business or other than as permitted pursuant to the other clauses in this Section 5.01;

    (n) take any action or fail to take any action that could reasonably be expected to have or result in a Material Adverse Effect; or

    (o) permit or cause any Company Subsidiary to do any of the foregoing or agree or commit to do any of the foregoing.

  SECTION 5.02. Notices of Certain Events. Each of Parent and the Company shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened in writing against, relating to or involving or otherwise affecting Parent, the Company or their subsidiaries that relate to the consummation of the Merger or the transactions contemplated by this Agreement;
(iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any Material Contract; and (v) any change that is reasonably likely to result in a Material Adverse Effect or is likely to delay or impede the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

  SECTION 5.03. Contractual Consents. Except as set forth in Section 5.03 of the Disclosure Schedule, prior to or at the Effective Time each of the parties hereto shall use its reasonable best efforts to prevent the occurrence, as a result of the Merger, of the triggering of a change of control or similar clause or any event which constitutes a default (or an event which with notice or lapse of time or both would become a default) under any material contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it or any of its subsidiaries is a party.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

  SECTION 6.01. Proxy Statement; Schedule 13E-3. (a) As promptly as practicable after the execution of this Agreement, (i) the Company shall prepare (in consultation with Parent) and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the "Proxy Statement") relating to the meeting of the Company's stockholders (the "Company Stockholders' Meeting") to be held to consider approval of this Agreement and the Merger, and (ii) Parent, Merger Sub and the Company shall, if required by the Exchange Act, prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto, the "Schedule 13E-3") relating to the Merger and the other transactions contemplated by this Agreement. The Company shall furnish all information concerning the Company that Parent may reasonably request in connection with such actions and the preparation of the Proxy Statement and
Schedule 13E-3, if any.

  (b) Subject to the fiduciary duties of the Company Board, as described in the following proviso, the Proxy Statement shall include the unanimous recommendation of the Company Board to the stockholders of the Company to vote in favor of approving the Merger and this Agreement; provided, however, that the Company Board may, at any time prior to the date of the Company Stockholders' Meeting, withdraw, modify or change any such recommendation to the extent that the Company Board or the Company Independent Committee determines in good faith after consultation with independent legal counsel that the failure to so withdraw, modify or change their recommendation could cause the Company Board to breach its fiduciary duties to the Company's stockholders under applicable law.

  (c) No amendment or supplement to the Proxy Statement or the Schedule 13E-3, if any, will be made or filed with the SEC by Company or Parent, as the case may be, without the approval of the other party (which will not be unreasonably withheld). The Company and Parent each will advise the other, promptly after they receive notice thereof of any request by the SEC for amendment of the Proxy Statement or the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information.

  (d) The information supplied by Parent for inclusion in the Proxy Statement and the Schedule 13E-3 shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto), is first mailed to the stockholders of the Company and (ii) the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Company Stockholders' Meeting, any event or circumstance relating to Parent, or its officers or directors, is discovered by Parent that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3, Parent shall promptly inform the Company. The Schedule 13E-3 will comply as to form and substance in all material aspects with the applicable requirements of the Exchange Act.

  (e) The information supplied by the Company for inclusion in the Proxy Statement and the Schedule 13E-3 shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto), is first mailed to the stockholders of the Company and (ii) the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Company Stockholders' Meeting, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, is discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3, the Company shall promptly inform Parent. The Proxy Statement will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

  SECTION 6.02. Company Stockholders' Meeting. (a) The Company shall call and hold the Company Stockholders' Meeting as promptly as practicable for the purpose of voting upon the approval of this Agreement and the Merger.

  (b) The Company shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger, and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by the MGCL and the rules of the AMEX to obtain such approvals.

  (c) Rosemore shall cause Holdings to vote all shares of the Company Common Stock held by it in favor of the Merger and this Agreement.

  SECTION 6.03. Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of the Company Subsidiaries is a party or pursuant to applicable Law from the date of this Agreement to the Effective Time, the Company shall (and shall cause the Company Subsidiaries to): (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") reasonable access at reasonable times, upon prior notice to the Company, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof (including, without limitation, access to the Company's accountants, any correspondence between the Company and such accountants and work papers prepared with respect to the Company by such accountants), (ii) provide to Parent and its Representatives access to the Real Property for Parent to conduct any environmental site assessment that Parent deems appropriate, including, without limitation, access to enter upon and investigate and collect air, surface water, groundwater and soil samples, and (iii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or their respective Representatives may reasonably request. No investigation conducted pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

  (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement dated January 26, 2000 (the "Confidentiality Agreement") among Parent and the Company with respect to the information disclosed pursuant to this Section 6.03.

  SECTION 6.04. No Solicitation of Transactions. The Company agrees that, from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, neither it nor any Company Subsidiary shall, and that it shall cause its and each Company Subsidiary's Representatives not to, except as contemplated by this Agreement, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets of the Company (including the sale of either of the Company's refineries or any of its terminals) and the Company Subsidiaries, taken as a whole, or 15% or more of the equity securities of the Company (any such proposal or offer being hereinafter referred to as a "Competing Transaction"). The Company further agrees that neither it nor any Company Subsidiary shall, and that it shall cause its and each Company Subsidiary's Representatives not to, directly or indirectly, have any discussion with or provide any confidential information or data relating to the Company or any Company Subsidiary to any person relating to a Competing Transaction or engage in any negotiations concerning a Competing Transaction, or otherwise facilitate any effort or attempt to make or implement a Competing Transaction or accept a Competing Transaction; provided, however, that nothing contained in this Section 6.04 shall prevent the Company or the Company Board from (i) engaging in any discussions or negotiations with, or providing any information to, any person in response to an unsolicited written Competing Transaction by any such person; or (ii) recommending such an unsolicited written Competing Transaction to the holders of Company Common Stock if, in any such case as is referred to in clause (i) or (ii), (A) the Company Board concludes in good faith (after consultation with independent financial advisors) that such Competing Transaction would, if consummated, result in a transaction more favorable to holders of Company Common Stock than the transaction contemplated by this Agreement (any such more favorable Competing Transaction being referred to in this Agreement as a "Superior Proposal"), (B) either the Company Board or the Company Independent Committee determines in good faith after consultation with independent legal counsel that such action is necessary for the Company Board to act in a manner consistent with its fiduciary duties under applicable Law, (C) prior to providing any information or data regarding the Company to any person or any of such person's Representatives in connection with a Superior Proposal by such person, the Company receives from such person an executed confidentiality agreement on terms at least as restrictive on such person as those contained in the Confidentiality Agreement and (D) prior to providing any information or data to any person or any of such person's Representatives or entering into discussions or negotiations with any person or any of such person's Representatives in connection with a Superior Proposal by such person, the Company notifies Parent promptly of the receipt of such Superior Proposal indicating, in connection with such notice, the name of such person and attaching a copy of the proposal or offer or providing a complete written summary thereof. The Company agrees that it shall keep Parent informed, on a current basis, of the status and terms of any discussions or negotiations related to such Superior Proposal. The Company agrees that it will take the necessary steps to promptly inform each Company Subsidiary and each Representative of the Company or any Company Subsidiary of the obligations undertaken in this Section 6.04. Immediately following the execution of this Agreement, the Company shall terminate and cause the Company Subsidiaries to terminate any existing activities, discussions or negotiations with any third parties that may be ongoing with respect to any Competing Transaction and promptly after the public announcement of the execution of this Agreement shall use all reasonable efforts to request that all confidential information previously furnished to any such third parties be returned promptly. Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking or disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-(2)(a) promulgated under the Exchange Act.

  SECTION 6.05. Election of Directors. (a) Prior to the Effective Time, in accordance with the MGCL, the Company Board shall take all further action necessary to ensure that the directors identified in Section 3.22 of the Disclosure Schedule shall become directors of the Surviving Corporation, including, without limitation, the reduction in the size of the board of directors to the number of persons identified in Section 3.22(a) of the Disclosure Schedule as of and with effect from the next succeeding election of directors of the Surviving Corporation occurring after the Merger and by accommodating the election by the sole stockholder of the Surviving Corporation of a new board of directors of the Surviving Corporation after the Effective Time.

  (b) If requested by Parent after the date of this Agreement and prior to the mailing of the Proxy Statement, the Company Board shall take all further action necessary in accordance with Parent's request to change the size of the board of directors as with effect from the next succeeding election of directors of the Surviving Corporation occurring after the Merger and to modify its earlier nomination of individuals to be directors of the Surviving Corporation referred to in Section 3.22 of this Agreement.

  SECTION 6.06. Directors' and Officers' Indemnification and
Insurance. (a) The charter and bylaws of the Surviving Corporation shall contain the provisions regarding liability of directors and indemnification of directors and officers that are set forth, as of the date of this Agreement, in the charter and the bylaws, respectively, of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of the Company.

  (b) For a period of six years after the Effective Time, the Surviving Corporation shall use best efforts to cause to be maintained in effect policies of directors' and officers' liability insurance with coverage in amount and scope at least as favorable as the Company's existing policies with respect to claims arising from facts or events that occurred prior to the Effective Time.

  (c) This Section 6.06 is intended to be for the benefit of, and shall be enforceable by, the indemnified parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

  (d) From and after the Effective Time, the Surviving Corporation agrees that it shall indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), from and against any costs, judgments, fines, losses, obligations, claims, damages, liabilities, or expenses (including interest, penalties, reasonable out-of-pocket expenses and reasonable attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, resulting from, or pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted or required under Maryland laws and under the Company's charter documents (as in effect on the date hereof) to indemnify such Indemnified Parties (and the Surviving Corporation shall advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification); provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Maryland law and the Company's charter documents shall be made by independent counsel selected by the Surviving Corporation.

  (e) Any Indemnified Party wishing to claim indemnification under paragraph
(d) of this Section 6.06, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party, except to the extent that such failure materially prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof, with counsel selected by Parent and reasonably acceptable to the Indemnified Party, and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (f) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without the prior written consent of Parent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. The Surviving Corporation shall not, in the defense of any claim or litigation, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.

  (f) If the Surviving Corporation or any of its successors or assigns shall
(i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets or outstanding voting securities to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall expressly assume all of the obligations set forth in this Section 6.06.

  SECTION 6.07. Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, (iii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the Merger required under (A) the Exchange Act,
(B) the HSR Act, (C) the rules of the AMEX, (D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed. Without limiting the foregoing, each of the parties hereto shall, and shall cause each of its subsidiaries to, use its reasonable best efforts to obtain (and to cooperate and coordinate with the other parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity that is required to be obtained in connection with the Merger and to take all actions reasonably necessary to satisfy any applicable regulatory requirements relating thereto. Each of the parties shall promptly take, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transaction contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transaction contemplated hereby, any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the deadline specified in Section 8.01(b). Each of the parties agrees to consult in good faith and to use all commercially reasonable efforts to avoid or cure the occurrence of an Event of Default (as such term is defined in the Indenture).

  SECTION 6.08. The Company Rights Plan. Prior to the Effective Time, the Company shall take all further action necessary to (i) amend the Rights Agreement so as to accelerate the Final Expiration Date (as such term is used in the Rights Agreement) to a date that is immediately prior to the Effective Time, and (ii) ensure that after such acceleration of the Final Expiration Date (A) neither the Company, Parent nor Merger Sub shall have any obligations under the Rights or Rights Agreement and (B) none of the holders of the Rights shall have any rights under the Rights or Rights Agreement.

  SECTION 6.09. Public Announcements. After the issuance of the initial press release, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or any transaction contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of the AMEX, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

  SECTION 6.10. Amendment of Plans. At the request of Parent, the Company shall use its best efforts to amend its Plans containing a "change of control" or similar provision, to the satisfaction of Parent, to clarify that any reduction in the Company's refining capacity or number of retail units operated by the Company shall not constitute a "change of control" or similar event under such Plans.

                                  ARTICLE VII

                           CONDITIONS TO THE MERGER

  SECTION 7.01. Conditions to the Obligations of Each Party to Consummate the Merger. The obligations of Parent, the Company and Merger Sub to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following conditions:

    (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the MGCL;

    (b) no preliminary or permanent injunction, decree or other order (an "Order"), issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and no Law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby; and

    (c) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  SECTION 7.02. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver, prior to the Closing Date, of the following further conditions:

    (a) each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the

  Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date, and the Company shall have received a certificate of the Chief Financial Officer of Parent to that effect; and

    (b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

  SECTION 7.03. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following further conditions:

    (a) each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made at and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date (provided that any representation or warranty that is qualified by materiality (including, without limitation, qualification by reference to a Material Adverse Effect) shall be true in all respects as of the Effective Time or as of such particular date, as the case may be), and Parent shall have received a certificate of the Chief Financial Officer of the Company to that effect, it being understood that any representation and warranty of the Company which would otherwise not be true and correct in all material respects or in all respects, as the case may be, but was made by the Company (i) with the approval of Mr. Henry A. Rosenberg, Jr. despite his actual knowledge that such representation and warranty was false and
  (ii) without knowledge at the date of this Agreement by any of the other officers or directors of the Company that such representation and warranty was false shall not be deemed to not be true and correct in all material respects or to not be true and correct in all respects, as the case may be, for purposes of this Section 7.03(a);

    (b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate of the Chief Financial Officer of the Company to that effect;

    (c) all consents, approvals, waivers and authorizations required to be obtained to effect the Merger shall have been obtained from all Governmental Entities, except if the failure to obtain any such consents, approvals and authorizations would not result in a Material Adverse Effect;

    (d) all consents, approvals, waivers and authorizations (including, without limitation, waivers of termination rights) of third parties (other than Governmental Entities) the failure of which to obtain would result in a Material Adverse Effect shall have been obtained; and

    (e) no Event of Default (as such term is defined in the Indenture) shall have occurred under the Indenture and the consummation of the Merger will not result in the occurrence of an Event of Default under the Indenture.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

  SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

    (a) by mutual written consent duly authorized by each of the Company Board, the Company Independent Committee and the Board of Directors of Parent;

    (b) by either Parent or the Company, if the Effective Time shall not have occurred on or before August 31, 2000; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

    (c) by either Parent or the Company, if any Order or other legal restraint or prohibition preventing the consummation of the Merger shall have been entered by any Governmental Entity or any Law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of the Merger;

    (d) by Parent, if (i) the Company Board withdraws, modifies or changes its recommendation of this Agreement in a manner adverse to Parent, or shall have resolved to do so, (ii) after receiving a bona fide proposal or offer relating to a Competing Transaction, the Company Board shall have refused to affirm its recommendation of this Agreement as promptly as practicable (but in any case within ten business days) after receipt of any written request from Parent, (iii) the Company Board shall have recommended to the stockholders of the Company a Competing Transaction, or shall have resolved to do so, or (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including not taking a position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

    (e) by Parent or the Company, if this Agreement shall fail to receive the requisite vote for adoption at the Company Stockholders' Meeting or any adjournment or postponement thereof;

    (f) by Parent, upon a breach of, or failure to perform in any material respect (which breach or failure cannot be or has not been cured within 30 days after the giving of notice of such breach or failure), any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions set forth in clause
  (a) or (b) of Section 7.03 would not be satisfied; or

    (g) by the Company, upon a breach of, or failure to perform in any material respect (which breach or failure cannot be or has not been cured within 30 days after the giving of notice of such breach or failure), any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, such that the conditions set forth in Section 7.02 would not be satisfied.

  SECTION 8.02. Notice of Termination; Effect of Termination. In the event of termination of this Agreement by either Parent or the Company pursuant to
Section 8.01 hereof, the terminating party shall give prompt written notice thereof to the nonterminating party. Except as provided in Section 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, the Company or Merger Sub or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties set forth in
Section 8.05(b), (c) and (d); provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

  SECTION 8.03. Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective Boards of Directors (with respect to the Company, including approval of the Company Independent Committee) at any time prior to the Effective Time; provided, however, that after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger.

  SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any waiver of a condition set forth in Section 7.01 will be effective only if made in writing by each of the Company and Parent and, unless otherwise specified in such writing, shall thereafter operate as a waiver of such condition for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  SECTION 8.05. Expenses. (a) Except as otherwise set forth in this Section 8.05, all Expenses (as defined below) incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated. "Expenses," as used in this Agreement, shall consist of all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, (including, without limitation, any fees or expenses payable to Aegis Muse pursuant to the terms of the engagement letter from Aegis Muse to Parent dated January 26, 2000) experts and consultants to a party hereto and its affiliates) reasonably incurred by a party or on its behalf in connection with, or related to the authorization, preparation, negotiation, execution and performance of, this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the Merger.

  (b) The parties agree that if the Company or Parent shall terminate this Agreement pursuant to Section 8.01(e) due to the failure of the Company's stockholders to approve and adopt this Agreement and (i) at the time of such failure to so approve and adopt this Agreement there shall exist a Competing Transaction (which Competing Transaction shall have become the subject of a public announcement or any person shall have publicly announced an intention to make a proposal or offer relating thereto) with respect to the Company and
(ii) within 12 months of the termination of this Agreement, the Company enters into an agreement with any third party with respect to a Competing Transaction, which transaction is subsequently consummated, then the Company shall reimburse all reasonable and documented Expenses of Parent and Merger Sub simultaneously with the consummation of such transaction.

  (c) The parties agree that the payment of Expenses provided for in Section 8.05(b) shall be the sole and exclusive remedy of the parties upon a termination of this Agreement pursuant to Section 8.01(e), and such remedy shall be limited to the payments stipulated in Section 8.05(b); provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

  (d) Any payment of Expenses required to be made pursuant to Section 8.05(b) shall be made by wire transfer of immediately available funds to an account designated in writing by the party entitled to receive payment.

  (e) In the event that the Company shall fail to pay any Expenses of Parent in accordance with Section 8.05(b) when due, the amount of any such Expenses shall be increased to include the costs and expenses actually incurred or accrued by Parent, acting together (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.05.

                                  ARTICLE IX

                              GENERAL PROVISIONS

  SECTION 9.01. Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II, Section 6.06 and this Article IX shall survive the Effective Time and those set forth in Sections 6.03(b) and 8.05 and this Article IX shall survive termination. Each party agrees that, except for the representations and warranties contained in this Agreement and the Disclosure Schedule, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives with respect to the execution and delivery of this Agreement or the transactions contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

  SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy and facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

  if to Parent:

    Rosemore, Inc.

    One North Charles Street, Suite 2300
    Baltimore, Maryland 21201
    Attention: Edward L. Rosenberg
           President and Chief Executive Officer
    Telephone: (410) 347-7090
    Facsimile: (410) 347-7081

  with a copy (which shall not constitute notice to Parent) to:

    Shearman & Sterling
    599 Lexington Avenue
    New York, New York 10022-6069
    Attention: John A. Marzulli, Jr., Esquire
    Telephone: (212) 848-8590
    Facsimile: (212) 848-7179

  if to the Company:

    Crown Central Petroleum Corporation
    One North Charles Street
    Baltimore, Maryland 21201-3740
    Attention: Thomas L. Owsley, Esquire
    Telephone: (410) 659-4833
    Facsimile: (410) 659-4763

  If mailed to the Company:

    P.O. Box 1168
    Baltimore, Maryland 20208

  with copies (which shall not constitute notice to the Company) to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    1440 New York Avenue, NW
    Washington, D.C. 20005-2111
    Attention: Stephen W. Hamilton, Esquire
    Telephone: (202) 371-7000
    Facsimile: (202) 393-5670
  and

    McGuire, Woods, Battle & Boothe LLP
    1750 Tysons Boulevard, Suite 1800
    Tysons Corner, Virginia 22102-3915
    Attention: Clive R. G. O'Grady, Esquire
    Telephone: (703) 712-5017
    Facsimile: (703) 712-5248

  SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

    (a) "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person;

    (b) "beneficial owner" with respect to any shares of capital stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock;

    (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the State of Maryland;

    (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

    (e) "knowledge" means, with respect to any matter in question, that the executive officers of Parent or the Company, as the case may be, (i) have knowledge of such matter, or (ii) after reasonable due investigation, should have known of such matter;

    (f) "person" means an individual, corporation, company, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

    (g) "subsidiary" or "subsidiaries" of any person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

  SECTION 9.05. Assignment; Merger Sub; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Notwithstanding anything to the contrary contained in this Agreement, Parent may transfer the shares of Merger Sub to one of its subsidiaries prior to the consummation of the Merger. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 6.06 (the "Third Party Provision"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provision may be enforced by the beneficiaries thereof.

  SECTION 9.06. Incorporation of Exhibits. The Disclosure Schedule and any exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

  SECTION 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

  SECTION 9.08. Governing Law. Except to the extent that the Merger is mandatorily governed by, or pursuant to the terms of this Agreement is subject to, the MGCL, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State, without regard to any conflicts of laws principles otherwise applicable. No provision of this Agreement shall be construed to require any of the parties hereto or any of their respective subsidiaries, affiliates, directors, officers, employees or agents to take any action that would violate any applicable Law.

  SECTION 9.09. Submission to Jurisdiction; Venue. The parties hereto unconditionally and irrevocably agree and consent to the exclusive jurisdiction of, and service of process and venue in, the United States District Court for the District of Maryland and the courts of the State of Maryland and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; the parties further agree not to commence any such action, suit or proceeding except in any such court. Each party irrevocably waives any objections or immunities to jurisdiction to which it might otherwise be entitled or become entitled in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court.

  SECTION 9.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  SECTION 9.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which, taken together, shall constitute one and the same agreement.

  SECTION 9.12. Entire Agreement. This Agreement (including the exhibits attached hereto and the Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless it is made in writing and signed by all parties hereto.

  SECTION 9.13. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

  IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          ROSEMORE, INC.

                                          By : /s/ Edward L. Rosenberg
                                          -------------------------------------
                                          Name: Edward L. Rosenberg
                                          Title: President and Chief Executive
                                           Officer

                                          CROWN CENTRAL PETROLEUM
                                          CORPORATION

                                          By : /s/ John E. Wheeler, Jr.
                                          -------------------------------------
                                          Name: John E. Wheeler, Jr.
                                          Title: Executive Vice President and
                                              Chief Financial Officer

                                          ROSEMORE ACQUISITION
                                          CORPORATION

                                          By : /s/ Edward L. Rosenberg
                                          -------------------------------------
                                          Name: Edward L. Rosenberg
                                          Title: President

                                                                       EXHIBIT B
April 7, 2000

Board of Directors
Crown Central Petroleum Corporation
One North Charles Street
Baltimore, MD  21203

Members of the Board:

You have asked us to advise you with respect to the fairness from a financial point of view to the stockholders of Crown Central Petroleum Corporation (the "Company" or "you"), other than Rosemore, Inc. ("Rosemore") and its affiliates, of the aggregate consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger dated as of April 7, 2000 (the "Merger Agreement") among the Company, Rosemore and Rosemore Acquisition Corporation ("Merger Sub"). The Merger Agreement provides for the merger (the "Merger") of Merger Sub with and into the Company pursuant to which the Company will become an indirect wholly owned subsidiary of Rosemore and each outstanding share of Class A Common Stock and Class B Common Stock of the Company, par value $5.00 per share, other than shares owned by the Company, Rosemore or any of their direct or wholly owned subsidiaries, will be converted into the right to receive $9.50 per share in cash.

In arriving at our opinion, we have reviewed certain business and financial information relating to the Company, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with the Company's management to discuss the business and prospects of the Company.

We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for publicly held companies in businesses similar to the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. In connection with our engagement, we approached third parties to solicit indications of interest in acquiring all or significant assets of the Company and held preliminary discussions with certain of these parties prior to the date hereof.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

In the past, we have performed certain investment banking services unrelated to the Merger for the Company, and have received customary fees for such services.

In the ordinary course of our business, we and our affiliates may actively trade the equity and debt securities of the Company for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company (including members of the Independent Committee thereof) in connection with its consideration of the Merger, does not address the allocation of the aggregate consideration to be received by the stockholders of the Company between the Class A Common Stock and Class B Common Stock and does not constitute a recommendation as to how any stockholder should vote with respect to any matter relating to the Merger.

It is understood that any written advice or opinion of CSFB may be disclosed, to the extent required by applicable law, in any communication to your stockholders or in any filing with the Securities and Exchange Commission, or to the extent required to be disclosed pursuant to judicial or regulatory order, provided that, in each such instance, CSFB has been promptly advised by the Company as to such requirement and has been given reasonable opportunity to review the proposed disclosure and to comment upon any CSFB-related reference in any such communication, filing or disclosure.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the aggregate consideration to be received by the stockholders of the Company in the Merger is fair to such stockholders, other than Rosemore and its affiliates, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION



By: /s/ William C. Sharpstone
   --------------------------------
   William C. Sharpstone
   Managing Director

                                 [Crown Logo]

                                                                        APPENDIX













CCP52B                            DETACH HERE






                                     PROXY

                      CROWN CENTRAL PETROLEUM CORPORATION

                                 P.O. BOX 1168
                           BALTIMORE, MARYLAND 21203

PROXY FOR CLASS A COMMON STOCK AND CLASS B COMMON STOCK SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS -- ____________,
                                     2000


     Reserving the right of revocation, the undersigned hereby appoints Thomas
L. Owsley, Dolores B. Rawlings and John E. Wheeler, Jr., or any one or more of them, as proxies, each with full power of substitution, to represent and to vote all shares of Class A Common Stock and Class B Common Stock of Crown Central Petroleum Corporation ("Crown") which the undersigned would be entitled to vote at the Special Meeting of stockholders to be held on ____________, the __ day of ________, 2000, at _____ o' clock in the _________, Eastern Daylight Time, at Turf Valley Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland and any adjournment or postponement thereof.


When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR approval of the merger and the agreement and plan of merger referred to below and in accordance with the judgment of the person(s) voting the proxy upon such other matters properly coming before the meeting and any adjournment thereof. PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.


[SEE REVERSE]           CONTINUED AND TO BE SIGNED ON            [SEE REVERSE]
    SIDE                       REVERSE SIDE                          SIDE

[Crown Logo]



   Crown Central Petroleum Corporation
   Refiners/marketers of petroleum products & petrochemicals

   One North Charles Street  o  P.O. Box 1168  o  Baltimore, Maryland 21203


This proxy card is provided for completion both by holders of Class A common stock and by holders of Class B common stock.









                                  DETACH HERE




[X]  Please mark
     votes as in
     this example.


The Board of Directors recommends a vote FOR the merger and merger agreement.


Approval of the merger of Rosemore Acquisition Corporation, an indirect wholly owned subsidiary of Rosemore, Inc., with and into Crown with Crown continuing as the surviving corporation, pursuant to the Agreement and Plan of Merger, dated as of April 7, 2000, by and among Rosemore, Inc., Rosemore Acquisition Corporation and Crown.

                       [_]  FOR  [_] AGAINST  [_]ABSTAIN



                       [_] Mark here for address change
                           and note at left



PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

This proxy should be signed by the stockholder in person. If a joint account, all joint owners should sign.


Signature: ________________________________ Date: _____________

Signature: ________________________________ Date: _____________